UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Rule 14a-101)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
DYNAMEX INC.

(Name of Registrant as Specified In Its Charter)
Not Applicable

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.01 per share

(2)	Aggregate number of securities to which transaction applies:

9,725,426 shares of the Company’s common stock; 324,556 options to acquire shares of the Company’s common stock with an exercise price below $25.00; 30,386 restricted shares of the Company’s common stock (excluding the restricted stock granted by the board of directors of the Company on September 24, 2010); and performance units of the Company with respect to 64,848 shares of the Company’s common stock (excluding the performance units granted by the board of directors of the Company on September 24, 2010).

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purpose of calculating the registration fee, the underlying value of the transaction was calculated as the sum of (A) 9,725,426 shares of the Company’s common stock, multiplied by $25.00 per share; (B) 324,556 options to acquire common stock with an exercise price below $25.00 multiplied by approximately $7.49 per option (which is the difference between $25.00 and the $17.51 weighted average exercise price of such options); (C) 30,386 restricted shares of the Company’s common stock, multiplied by $25.00 per share; and (D) 64,848 shares of the Company’s common stock issuable in respect of the outstanding performance units, multiplied by $25.00 per share (the amounts listed under clause (C) and (D) exclude the restricted stock and performance units granted by the board of directors of the Company on September 24, 2010).

(4)	Proposed maximum aggregate value of transaction:

$247,948,710

(5)	Total fee paid:

$28,786.85

☐	Fee paid previously with preliminary materials.
☑	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount Previously Paid:

$14,971.80

(2)	Form, Schedule or Registration Statement No.:

Schedule 14A

(3)	Filing Party:

Dynamex Inc.

(4)	Date Filed:

October 29, 2010

[          ], 20[  ]

Dear Stockholder:

We cordially invite you to attend a special meeting of stockholders of Dynamex Inc., a Delaware corporation, which we refer to as the Company, to be held on [          ], 2011 at [  ] a.m. local time, at the offices of the Company, 5429 LBJ Freeway, Suite 900, Dallas, Texas.

On December 14, 2010, the Company entered into an Agreement and Plan of Merger, dated as of December 14, 2010 (which agreement, as it may be amended from time to time, being referred to herein as the merger agreement), providing for the acquisition of the Company by TransForce Inc. (which we refer to as TransForce or Parent). At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement. If the merger contemplated by the merger agreement is completed, you will be entitled to receive $25.00 in cash, without interest, less any applicable withholding taxes, for each share of the Company’s common stock owned by you (unless you have properly exercised your appraisal rights with respect to your shares).

On October 1, 2010, the Company entered into a merger agreement with affiliates of Greenbriar Equity Group LLC which was subsequently amended on November 30, 2010 (as amended, the Greenbriar merger agreement). Prior to entering into the merger agreement with TransForce, the Company terminated the Greenbriar merger agreement in accordance with its terms. The per share merger consideration offered pursuant to the merger agreement with TransForce represents a premium of approximately 63% to the closing price of the Company’s common stock on October 1, 2010, the last trading day prior to the public announcement of the Greenbriar merger agreement, a premium of approximately 17.6% over the consideration provided by the initial Greenbriar merger agreement and a premium of approximately 4.17% to the merger consideration provided by the amended Greenbriar merger agreement.

The board of directors of the Company, acting upon the unanimous recommendation of the special committee, which is comprised entirely of independent members of the board of directors of the Company, has unanimously determined that the merger referred to in the merger agreement is fair to, and in the best interests of, the Company and its stockholders and approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement. The board of directors of the Company made its determination after consultation with its independent legal and financial advisors and consideration of a number of factors. The board of directors of the Company recommends that you vote “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Your vote is very important. Approval of the proposal to adopt the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of the Company’s common stock entitled to vote thereon. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying pre-paid reply envelope, or submit your proxy by telephone or the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. The failure to vote will have the same effect as a vote against approval of the proposal to adopt the merger agreement.

If your shares of the Company’s common stock are held in “street name” by your bank, broker, trustee or other nominee, your bank, broker, trustee or other nominee will be unable to vote your shares of the Company’s common stock without instructions from you. You should instruct your bank, broker, trustee or other nominee to vote your shares of the Company’s common stock, following the procedures provided by your bank, broker, trustee or other nominee. The failure to instruct your bank, broker, trustee or other nominee to vote your shares of the Company’s common stock “FOR” approval of the proposal to adopt the merger agreement will have the same effect as voting against the proposal to adopt the merger agreement.

The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its annexes, including the merger agreement, carefully. You may also obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission.

If you have any questions or need assistance voting your shares of the Company’s common stock, please contact our proxy solicitor, D.F. King & Co., Inc., by telephone toll-free at 888-887-0082 (banks, brokers, trustees or other nominees can call collect at 212-269-5550) or by email at dynamex@dfking.com.

Thank you in advance for your cooperation and continued support.

Sincerely,

-s- James L. Welch
James L. Welch
President and Chief Executive Officer

The proxy statement is dated [          ], 20[  ], and is first being mailed to our stockholders on or about [          ], 2011.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

DYNAMEX INC.
5429 LBJ Freeway, Suite 1000
Dallas, Texas 75240

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON
[          ], 2011

DATE:	[ ], 2011

TIME:	[ ] a.m. local time

PLACE:	The offices of the Company, 5429 LBJ Freeway, Suite 900, Dallas, Texas

ITEMS OF BUSINESS:
1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of December 14, 2010 as it may be amended from time to time, which we refer to as the merger agreement, by and among the Company, TransForce Inc., a Canadian corporation, which we refer to as Parent or TransForce, and TransForce Acquisition Corp., a Delaware corporation and an indirect wholly-owned subsidiary of Parent, which we refer to as Merger Sub, pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and becoming an indirect wholly-owned subsidiary of Parent. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.

2. To consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

3. To transact any other business that may properly come before the special meeting, or any adjournment or postponement of the special meeting, by or at the direction of the board of directors of the Company.

RECORD DATE:	Only stockholders of record at the close of business on [ ], 20[ ] are entitled to notice of, and to vote at, the special meeting. All stockholders of record are cordially invited to attend the special meeting in person.

PROXY VOTING:	Your vote is very important, regardless of the number of shares of the Company’s common stock you own. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote thereon. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying pre-paid reply envelope or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares of the Company’s common stock will be represented at the special meeting if you are unable to attend. If you fail to return your proxy card and fail to submit your proxy by phone or the Internet, your shares of the Company’s common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will be counted as a vote “AGAINST” the proposal to adopt the merger agreement.

If you are a stockholder of record, voting by ballot at the special meeting will revoke any proxy previously submitted. If you hold your shares of the Company’s common stock through a bank, broker, trustee or other nominee, you should follow the procedures provided by your bank, broker, trustee or other nominee in order to vote.

RECOMMENDATION:	The board of directors of the Company, acting upon the unanimous recommendation of the special committee, which is comprised entirely of independent members of the board of directors of the Company, has unanimously determined that the merger is fair to, and in the best interests of, the Company and its stockholders and approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement. The Company’s board of directors made its determination after consultation with its independent legal and financial advisors and consideration of a number of factors. The board of directors of the Company recommends that you vote “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

ATTENDANCE:	You are entitled to attend the special meeting only if you were a holder of the Company’s common stock as of the close of business on [ ], 20[ ], which we refer to as the record date, or hold a valid proxy for the special meeting. Since seating is limited, admission to the special meeting will be on a first-come, first-served basis. You should be prepared to present photo identification for admittance. If you are not a stockholder of record but hold shares through a bank, broker, trustee or other nominee (i.e., in “street name”), you should provide proof of beneficial ownership as of the record date, such as your most recent account statement prior to the record date, a copy of the voting instruction card provided by your bank, broker, trustee or other nominee, or similar evidence of ownership.

APPRAISAL:	Stockholders of the Company who do not vote in favor of or submit a proxy in favor of the proposal to adopt the merger agreement will have the right to seek appraisal of the fair value of their shares of the Company’s common stock if they deliver a demand for appraisal before the vote is taken on the merger agreement and comply with all the requirements of Delaware law, which are summarized in the accompanying proxy statement and reproduced in their entirety in Annex C to the accompanying proxy statement, and the merger is consummated.

By Order of the Board of Directors,

-s- Richard K. McClelland

Richard K. McClelland
Chairman of the Board of Directors

Dated: [          ], 20[  ]
Dallas, Texas

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PRE-PAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU ARE A STOCKHOLDER OF RECORD AND ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

Annex A	Agreement and Plan of Merger, dated as of December 14, 2010, by and among TransForce Inc., TransForce Acquisition Corp. and Dynamex Inc.
Annex B	Opinion of Stephens Inc., dated December 14, 2010
Annex C	Section 262 of the General Corporation Law of the State of Delaware

i

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in or incorporated by reference into this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 80 of this proxy statement.

Parties to the Merger (Page 19)

Dynamex Inc., or the Company, we or us, is a Delaware corporation headquartered in Dallas, Texas. We are a leading provider of same-day delivery and logistic services in the United States and Canada. Unless the context otherwise requires, references to the Company, we or us in this proxy statement include the Company and our subsidiaries on a consolidated basis.

TransForce Inc., or Parent, is a Canadian corporation headquartered in Montréal, Québec, Canada. Parent is the leader in Canada’s transportation and logistics industry and its shares are listed on the Toronto Stock Exchange under the symbol “TFI”. Under the terms of the merger agreement, upon consummation of the proposed merger, the Company will be an indirect wholly-owned subsidiary of Parent.

TransForce Acquisition Corp., or Merger Sub, is a Delaware corporation that is an indirect wholly-owned subsidiary of Parent and was organized solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Under the terms of the merger agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation. Upon consummation of the proposed merger, Merger Sub will cease to exist.

In this proxy statement, we refer to the Agreement and Plan of Merger, dated as of December 14, 2010, as it may be further amended from time to time, by and among the Company, Parent and Merger Sub, as the merger agreement or the TransForce merger agreement, and the merger of Merger Sub with and into the Company as the merger.

The Special Meeting (Page 20)

Time, Place and Purpose (Page 20)

The special meeting will be held on [          ], 2011, starting at [          ] a.m. local time, at the offices of the Company, 5429 LBJ Freeway, Suite 900, Dallas, Texas.

At the special meeting, holders of the Company’s common stock, par value $0.01 per share, will be asked to approve the proposal to adopt the merger agreement and the proposal to approve any adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Record Date and Quorum (Page 20)

You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of the Company’s common stock at the close of business on [          ], 20[          ], which the Company has set as the record date for the special meeting and which we refer to as the record date. You will have one vote for each share of the Company’s common stock that you owned on the record date. As of the record date, there were [          ] shares of the Company’s common stock outstanding and entitled to vote at the special meeting. A majority of the shares of the Company’s common stock outstanding at the close of business on the record date and entitled to vote at the meeting, present in person or represented by proxy at the special meeting constitutes a quorum for the purposes of the special meeting.

Vote Required (Page 20)

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote thereon.

Assuming a quorum is present at the special meeting, approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the vote of a majority of the votes cast by stockholders present in person or represented by proxy and entitled to vote at the special meeting. If a quorum is not present at the special meeting, approval of a proposal to adjourn the special meeting will require the affirmative vote of the majority of shares present in person or represented by proxy at the special meeting and entitled to vote on the proposal.

Proxies and Revocation (Page 22)

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, or by returning the enclosed proxy card in the accompanying pre-paid reply envelope, or may vote in person at the special meeting. If your shares of the Company’s common stock are held in “street name” by your bank, broker, trustee or other nominee you should instruct your bank, broker, trustee or other nominee on how to vote your shares of the Company’s common stock using the instructions provided by your bank, broker, trustee or other nominee. If you fail to submit a proxy or vote in person at the special meeting, or abstain, or you do not provide your bank, broker, trustee or other nominee with instructions, as applicable, your shares of the Company’s common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be filed with the Corporate Secretary by the time the special meeting begins, or by voting by ballot at the special meeting. Attending the special meeting, by itself, is not enough to revoke a proxy. If you are a beneficial owner and wish to revoke your voting instructions you should follow the instructions provided by your bank, broker, trustee or other nominee.

The Merger (Page 25)

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business following the merger. As a result of the merger, the Company will cease to be a publicly-traded company. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation. Assuming timely satisfaction of necessary closing conditions, we anticipate that the merger will be completed in the first quarter of calendar 2011.

Merger Consideration (Page 25)

In the merger, each outstanding share of the Company’s common stock (except for certain shares held by the Company, Parent or Merger Sub and shares held by stockholders who have properly exercised appraisal rights) will be converted into the right to receive $25.00 in cash, without interest, which amount we refer to as the per share merger consideration, less any applicable withholding taxes.

Reasons for the Merger; Recommendation of the Board of Directors (Page 36)

After careful consideration of various factors described in the section entitled “The Merger — Reasons for the Merger; Recommendation of the Board of Directors,” and upon the unanimous recommendation of the special committee, the board of directors of the Company, which we refer to as the board of directors, unanimously (i) determined that the merger, the merger agreement and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, the Company and its stockholders, and declared it advisable to enter into the merger agreement, (ii) approved the execution and delivery of the merger agreement, the performance by the Company of its covenants and agreements contained in the merger agreement and the consummation of the transactions contemplated thereby, including the merger, upon the terms and subject to the conditions contained in the merger agreement and (iii) resolved to recommend that the stockholders adopt the merger agreement and directed that such matter be submitted for consideration of the stockholders of the Company at the special meeting.

In considering the recommendation of the board of directors with respect to the proposal to adopt the merger agreement, you should be aware that certain of our directors and executive officers have interests in the merger that are different from, or in addition to, your interests as a stockholder. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See the section entitled “The Merger — Interests of Certain Persons in the Merger” beginning on page 49.

The board of directors believes that the merger is fair to, and in the best interests of, the Company and its stockholders and recommends that the stockholders adopt the merger agreement. The board of directors recommends that you vote “FOR” the adoption of the merger agreement.

Opinion of Stephens Inc., Financial Advisor (Page 40)

The board of directors received a written opinion, dated December 14, 2010, from the Company’s financial advisor, Stephens Inc., which we refer to as Stephens, to the effect that, as of that date and based upon and subject to the assumptions, procedures, factors, limitations and qualifications stated in its written opinion, the $25.00 per share cash consideration to be received by the Company’s public stockholders was fair, from a financial point of view, to the public stockholders. The full text of Stephens’ written opinion, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion is attached as Annex B to this proxy statement.

Stephens provided the written opinion for the information and assistance of the board of directors in connection with its consideration of the approval of the merger agreement. Stephens did not recommend the amount or form of consideration payable pursuant to the merger agreement. Stephens’ opinion does not address the merits of the underlying decision by the Company to enter into the merger agreement, the merits of the merger as compared to other alternatives potentially available to the Company (including the Company’s previously proposed merger transactions with an affiliate of Greenbriar Equity Group LLC) or the relative effects of any alternative transaction in which the Company might engage, nor is it intended to be a recommendation to any person as to how to vote on the proposal to adopt the merger agreement.

Financing of the Merger (Page 48)

We anticipate that the total amount of funds necessary to complete the merger will be approximately $263 million, in the aggregate, comprised of:

•	approximately $248 million to pay our stockholders (and holders of options, restricted stock and performance units) the amounts due to them under the merger agreement; and

•	approximately $15 million to pay related fees and expenses in connection with the transactions contemplated by the merger agreement.

These payments are expected to be funded by Parent from its cash on hand and committed availability under its credit facilities.

Interests of Certain Persons in the Merger (Page 49)

In considering the recommendation of our board of directors that you vote to adopt the merger agreement, you should be aware that certain of our directors and executive officers have financial interests in the merger that are different from, or in addition to, those of our stockholders generally. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. These interests include the following:

•	the vesting and cash-out of all vested and unvested stock options held by certain of our executive officers and directors, which will result in an aggregate cash payment to such executive officers and directors of approximately $2,143,920, based on holdings as of December 28, 2010, and assuming that the merger is completed on March 1, 2011;

•	the lapsing of all restrictions and cash-out of all shares of restricted stock held by certain of our executive officers and directors (other than certain shares of restricted stock granted under existing plans on September 24, 2010), which will result in an aggregate cash payment to our executive officers and directors of approximately $739,400, based on holdings as of December 28, 2010, and assuming that the merger is completed on March 1, 2011;

•	the vesting and cash-out of all performance units held by certain of our executive officers (other than certain performance units granted under existing plans on September 24, 2010), which will result in an aggregate cash payment to our executive officers and directors of approximately $1,621,200, based on holdings as of December 28, 2010, and assuming that the merger is completed on March 1, 2011;

•	pursuant to the retention agreement with Ray E. Schmitz, and assuming the merger is completed on March 1, 2011 and he experiences a termination of employment without cause, or if he elects to terminate his employment under certain circumstances, after the date the merger is completed, Mr. Schmitz will be entitled to the payment of a lump sum severance amount and 18-month continuation of certain of his employee benefits, which will result in an aggregate cash payment to Mr. Schmitz of approximately $1,035,000 (exclusive of the estimated value of the continuation of certain of Mr. Schmitz’s employee benefits); and

•	the receipt by each of the members of the special committee of a fee in the amount of $10,000 per month (pro rated for partial months) from June 15, 2010 until such time as the special committee is dissolved (as determined by the board of directors) for such member’s services on the special committee, whether or not the merger occurs.

See the section entitled “The Merger — Interests of Certain Persons in the Merger” beginning on page 49.

Material U.S. Federal Income Tax Consequences of the Merger (Page 52)

The exchange of shares of the Company’s common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of the Company’s common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in such shares. Backup withholding of tax may apply to cash payments to which a non-corporate U.S. holder is entitled under the merger agreement, unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct, and otherwise complies with the backup withholding rules. You should read the section entitled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 52 for the definition of “U.S. holder” and a more detailed discussion of the U.S. federal income tax consequences of the merger. Because individual circumstances may differ, you should also consult your tax advisor regarding the particular effects of the merger on your federal, state, local and/or foreign taxes.

Regulatory Approvals (Page 53)

Completion of the merger is subject to clearance under (i) the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, or the HSR Act, (ii) the Competition Act (Canada), R.S.C. 1985, c. C-34 and regulations thereto, as amended, or the Competition Act, and (iii) the Canada Transportation Act, 1996, c.10 and regulations thereto, as amended, or the Transportation Act. Under the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission, or the FTC, the merger cannot be completed until each of the Company and Parent file a notification and report form with the FTC and the Antitrust Division of the Department of Justice, or the DOJ, under the HSR Act and the applicable waiting period has expired or been terminated. The Company and Parent filed such notification and report forms on December 21, 2010 and each requested early termination of the waiting period. Although no extension is anticipated in connection with the merger, the initial 30-day waiting period may be extended by the DOJ or FTC through the issuance of a request for additional information and documentary materials (so-called “Second Request”) which will toll the initial waiting period until Parent and the Company certify their substantial compliance with the Second Request. After Parent and the Company substantially comply with the Second Request, the merger will be subject to an additional 30-day waiting period and the merger cannot be completed until this waiting period has expired or been terminated.

Under the Competition Act, the merger cannot be completed until the parties receive from the Commissioner, in respect of the merger, an advance ruling certificate, or an ARC, pursuant to Section 102 of the Competition Act, or a “no action letter” indicating that the Commissioner has determined that she does not at that time intend to make an application for an order under Section 92 of the Competition Act. In the event that neither an ARC nor a “no action letter” is issued or received, the applicable waiting period under Section 123 of the Competition Act must expire and there must be no threatened or actual application by the Commissioner for an order under Sections 92 or 100 of the Competition Act. The Company and Parent filed the applicable notification forms on December 21, 2010.

Under the Transportation Act, the merger cannot be completed until a notice has been received from the Canadian Minister of Transport that the merger does not raise issues with respect to the public interest as it relates to national transportation. The Company and Parent filed the applicable notification forms on December 21, 2010.

Notwithstanding the regulatory filing requirements under the HSR Act, the Competition Act and the Transportation Act, Parent has agreed that it will sell or otherwise dispose of, hold separate, or divest itself of all or any portion of the business or assets of the Company or its subsidiaries to eliminate any impediment that may be asserted under any law governing competition, monopolies or restrictive trade practices.

Litigation Relating to the Merger (Page 55)

To the Company’s knowledge, there is no pending litigation against the merger. On October 19, 2010, a putative class action petition was filed in the District Court of Dallas County, Texas, challenging the proposed transaction announced on October 1, 2010, by which DashNow Acquisition Corp. and DashNow Holding Corp. would acquire the Company. We refer to this transaction as the prior proposed transaction. On November 10, 2010, an amended petition was filed. In this action challenging the prior proposed transaction, styled Kaner v. Welch et al., No. 10-13845 (298th Judicial District Court), the plaintiff purports to bring the action on behalf of the public stockholders of the Company and seeks, among other things, an order enjoining the consummation of the prior proposed transaction and awarding the plaintiff fees and costs. In the amended petition, the plaintiff alleges that our directors breached their fiduciary duties, by, among other things, allegedly failing to engage in an honest and fair sale process. The amended petition also alleges that the disclosures contained in the October 29, 2010 preliminary proxy are incomplete and/or materially misleading. The amended petition further alleges that the Company, DashNow Acquisition Corp. and DashNow Holding Corp. aided and abetted the directors’ purported breaches.

Our current deadline to respond to the amended petition is January 21, 2011. On November 9, 2010, the plaintiff filed a motion seeking expedited proceedings and discovery. That motion is currently set for hearing on January 6, 2011. The Company believes that the claims asserted in the Kaner action are without merit and intends to vigorously defend the action.

The Merger Agreement (Page 56)

Treatment of Common Stock, Options and Other Equity Awards (Page 58)

•	Common Stock. At the effective time of the merger, each share of the Company’s common stock issued and outstanding (except for shares of the Company’s common stock held by the Company, Parent or Merger Sub, and shares held by stockholders who have properly exercised appraisal rights) will convert into the right to receive the per share merger consideration of $25.00 in cash, without interest, less any applicable withholding taxes.

•	Options. At the effective time of the merger, each outstanding option will become fully vested and will be cancelled and terminated and converted into the right to receive cash equal to the excess of the per share merger consideration of $25.00 over the exercise price payable in respect of the Company’s common stock issuable under such option.

•	Restricted Stock. At the effective time of the merger, all restrictions on each share of outstanding restricted stock, other than restricted stock granted under existing plans on September 24, 2010, will immediately lapse as of the closing of the merger, and such shares will be converted into the right to receive the per share merger consideration of $25.00 in cash, less any applicable withholding taxes.

•	Performance Units. At the effective time of the merger, each outstanding performance unit, other than certain performance units granted under existing plans on September 24, 2010, will automatically vest in accordance with the terms of the applicable award agreement and plan document and be settled (i) in the Company’s common stock and converted into the right to receive the per share merger consideration of $25.00 in cash or (ii) to the extent permitted thereby, in cash by the surviving corporation on the date of the closing of the merger.

No Solicitation of Takeover Proposals (Page 62)

From and after December 14, 2010, we are not permitted to solicit, initiate or knowingly facilitate or encourage any inquiry or the making of any takeover proposals or engage in any negotiations or discussions with any person relating to a takeover proposal. Notwithstanding these restrictions, under certain circumstances, we may, from and after December 14, 2010, and prior to the time our stockholders adopt the merger agreement, respond to certain unsolicited bona fide takeover proposals or engage in discussions or negotiations with the person making such takeover proposal. If at any time before the merger agreement is adopted by our stockholders, our board of directors determines in good faith, after consultation with independent financial advisors and outside legal counsel, that (i) failure to enter into the takeover proposal would violate the directors’ fiduciary duties to our stockholders and (ii) the takeover proposal constitutes a superior proposal, we may terminate the merger agreement and enter into such takeover proposal, so long as we comply with certain terms of the merger agreement, including providing Parent four business days during which the Company would be required to negotiate with Parent to enable Parent to revise the terms of the merger agreement so that such takeover proposal would no longer constitute a superior proposal, and paying the termination fee to Parent.

See “The Merger Agreement — No Solicitation of Takeover Proposals” beginning on page 62 of this proxy statement and see “The Merger Agreement — Termination Fees” beginning on page 70 of this proxy statement.

Conditions to the Merger (Page 67)

The respective obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of certain customary conditions, including: (i) the adoption of the merger agreement by our stockholders, (ii) the receipt of required antitrust approvals and other approvals (or termination or expiration of applicable waiting periods), (iii) the accuracy of the representations and warranties of the parties, (iv) compliance by the parties with their respective obligations under the merger agreement and (v) stockholders holding no more than 15% of the shares of the Company’s common stock having exercised appraisal rights under the DGCL.

Termination (Page 68)

We and Parent may, by mutual written consent, terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by our stockholders.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger as follows:

•	by either the Company or Parent, if:

•	the merger has not been consummated on or before May 31, 2011 (but this right to terminate will not be available to a party if the failure to consummate the merger on or before May 31, 2011 was primarily due to the failure of such party to perform any of its obligations under the merger agreement);

•	a law, injunction, judgment or ruling, which we collectively refer to as a restraint, resulting in enjoining, restraining, preventing or prohibiting the consummation of the merger or making the consummation of the merger illegal has become final and nonappealable (but this right to terminate will not be available to a party if the issuance of a restraint was primarily due to the failure of a party to perform its obligations under the merger agreement); or

•	our stockholders’ meeting has been held and completed and our stockholders have not adopted the merger agreement at such meeting or any adjournment or postponement of such meeting.

•	by Parent, if:

•	we have materially breached or failed to perform any of our representations, warranties, covenants or other agreements in the merger agreement, which breach or failure to perform (i) would give rise to a failure of the condition to Parent’s and Merger Sub’s obligation to close the merger and (ii) cannot be cured by the Company by the earlier of (x) 20 days following receipt of written notice from Parent of such breach or failure or (y) May 31, 2011; or

•	(i) our board of directors (a) fails to recommend to our stockholders that the stockholders adopt the merger agreement, which we refer to as the Company recommendation, or fails to include the Company recommendation in this proxy statement; (b) changes, qualifies, withholds, withdraws or modifies (or publicly proposes to do so), in a manner adverse to Parent, the Company recommendation; (c) takes formal action or makes any recommendation or public statement in connection with a tender offer or exchange offer, other than a recommendation against such offer or other permitted communications; or (d) adopts, approves or recommends (or publicly proposes to do so) a takeover proposal; (ii) at any time prior to the adoption of the merger agreement by our stockholders, our board of directors has failed to recommend against any takeover proposal or failed to reaffirm the Company recommendation within five business days after the public announcement of any takeover proposal and the receipt of a request to do so from Parent; (iii) we enter into an agreement with respect to any takeover proposal; (iv) we fail to call our stockholders’ meeting or fail to prepare and mail the proxy statement in accordance with the merger agreement and such breach remains uncured for 10 business days after our receipt of written notice thereof from Parent; or (v) we or our board of directors has publicly announced an intention to do any of the foregoing.

•	by the Company, if:

•	Parent or Merger Sub have materially breached or failed to perform any of their representations, warranties, covenants or agreements in the merger agreement, which breach or failure to perform (i) would give rise to a failure of a condition to the Company’s obligation to close the merger and (ii) cannot be cured by Parent by the earlier of (x) 20 days following receipt of written notice from the Company of such breach or failure or (y) May 31, 2011; or

•	at any time prior to the adoption of the merger agreement by our stockholders, in order to concurrently enter into an agreement with respect to any takeover proposal that constitutes a superior proposal, if (i) the Company has complied in all material respects with our obligations described in the section entitled “The Merger Agreement — No Solicitation of Takeover Proposals” beginning on page 62 of this proxy statement and (ii) prior to or concurrently with such termination, we pay Parent the termination fee discussed in the section entitled “The Merger Agreement — Termination Fees” beginning on page 70 of this proxy statement.

Termination Fees (Page 70)

If the merger agreement is terminated in certain circumstances described under “The Merger Agreement — Termination” beginning on page 68 of this proxy statement, the Company may be obligated to pay a termination fee of approximately $7.7 million.

Remedies (Page 70)

The Company, Parent and Merger Sub are entitled to injunctions to prevent breaches of the merger agreement and to specifically enforce the terms and provisions of the merger agreement, in addition to any other remedy to which they are entitled at law or in equity.

In the event of a willful and material breach of the merger agreement by Parent or Merger Sub, the Company’s measure of damages may include the loss of the economic benefits of the merger to the Company’s stockholders and holders of options, whether or not the merger agreement was validly terminated.

Parent’s receipt of a termination fee will not relieve us of liability for losses or damages suffered or incurred by Parent or Merger Sub in connection with the merger agreement, the merger or any matter forming the basis for termination in the event of any willful and material breach by the Company of the merger agreement.

Appraisal Rights (Page 72)

You are entitled to appraisal rights under the Delaware General Corporation Law, or the DGCL, in connection with the merger, provided that you meet all of the conditions set forth in Section 262 of the DGCL. If you meet all conditions required to make a proper demand for appraisal rights, you are entitled to have the fair value of your shares of the Company’s common stock determined by the Delaware Court of Chancery and to receive cash payment based on that valuation instead of receiving the per share merger consideration provided under the merger agreement. The ultimate amount you receive in an appraisal proceeding may be less than, equal to, or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must, among other things, submit a written demand for appraisal to the Company before the vote is taken on the merger agreement and you must not submit a proxy or otherwise vote in favor of the proposal to adopt the merger agreement. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page 72 of this proxy statement and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex C to this proxy statement. If you hold your shares of the Company’s common stock through a bank, broker, trustee or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker, trustee or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the bank, broker, trustee or other nominee. In view of the complexity of the procedures specified under the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

Market Prices of the Company’s Common Stock and Dividend Information (Page 76)

The closing price of the Company’s common stock on the Nasdaq Global Select Market on October 1, 2010, the last trading day prior to the public announcement of the execution of the Greenbriar merger agreement, was $15.31 per share. On [          ], 2011, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for the Company’s common stock on the Nasdaq

Global Select Market was $[          ] per share. You are encouraged to obtain current market quotations for common stock in connection with voting your shares of the Company’s common stock. We have never declared or paid cash dividends on our common stock and the terms of the merger agreement provide that, from the date of the merger agreement until the effective time of the merger, we may not declare, set aside or pay any dividends on shares of our common stock.

Delisting and Deregistration of the Company’s Common Stock (Page 78)

If the merger is completed, you will no longer be a stockholder of our Company, and the Company’s common stock will be delisted from the Nasdaq Global Select Market and deregistered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. As such, we would no longer file periodic reports with the Securities and Exchange Commission, which we refer to as the SEC, on account of the Company’s common stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 80 of this proxy statement.

Q.	What is the proposed transaction and what effects will it have on the Company?

A.	The proposed transaction is the acquisition of the Company by Parent pursuant to the merger agreement. If the proposal to adopt the merger agreement is approved by our stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company being the surviving corporation. We refer to this transaction as the merger. As a result of the merger, the Company will become a subsidiary of Parent and will no longer be a publicly-traded corporation, the Company’s common stock will be delisted from the Nasdaq Global Select Market and deregistered under the Exchange Act, we will no longer file periodic reports with the SEC on account of the Company’s common stock, and you will no longer have any interest in our future earnings or growth.

Q.	What will I receive if the merger is completed?

A.	Upon completion of the merger, you will be entitled to receive the per share merger consideration of $25.00 in cash, without interest, less any applicable withholding taxes, for each share of the Company’s common stock that you own, unless you have properly exercised and not withdrawn your appraisal rights under the DGCL with respect to such shares. For example, if you own 100 shares of the Company’s common stock, you will receive $2,500 in cash in exchange for your shares of the Company’s common stock, less any applicable withholding taxes. You will not own any shares of the capital stock in the surviving corporation.

Q:	Will I own any shares of Company common stock or Parent common stock after the merger?

A:	No. You will be paid cash for your shares of the Company’s common stock. Our stockholders will not have the option to receive shares of Parent common stock in exchange for their shares instead of cash.

Q.	How does the per share merger consideration compare to the market price of the Company’s common stock prior to announcement of the merger?

A.	The per share merger consideration represents a premium of approximately 63% to the closing price of the Company’s common stock on October 1, 2010, the last trading day prior to the public announcement of the merger agreement with affiliates of Greenbriar, which we refer to as the Greenbriar merger agreement, a premium of approximately 86.3% to the average price for the 30 trading days prior to October 1, 2010, a premium of approximately 17.6% over the consideration provided by the initial Greenbriar merger agreement and a premium of approximately 4.17% over the consideration provided by the amended Greenbriar merger agreement.

Q.	What happened to the proposed merger agreement with affiliates of Greenbriar?

A.	As you are aware, the Company previously entered into the Greenbriar merger agreement with affiliates of Greenbriar. Our board of directors determined that the proposal received from Parent was superior to the proposed merger with affiliates of Greenbriar. Concurrently with the entry into the merger agreement with Parent and Merger Sub, the Company terminated the Greenbriar merger agreement in accordance with its terms and paid to Greenbriar the $7,729,106 termination fee as contemplated by the Greenbriar merger agreement.

Q.	How does the board of directors recommend that I vote?

A.	The board of directors unanimously recommends that you vote “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Q.	What was the role of the special committee?

A.	Following receipt of an unsolicited offer by Greenbriar Equity Group LLC, which we refer to as Greenbriar, to purchase all of the outstanding shares of the Company’s common stock, the board of directors determined that it was advisable and in the best interests of the Company and its stockholders to form a special committee, consisting solely of non-employee, independent directors, for the purpose of directing a full review of the offer and engaging in discussions with Greenbriar. The board of directors appointed each of Craig R. Lentzsch and Stephen P. Smiley as members of the special committee. The special committee was delegated full power and authority to (i) review and evaluate the terms and conditions, and determine the advisability, of a potential merger of the Company, (ii) participate, directly or through their or the Company’s advisors, in negotiations with potentially interested parties of the terms and conditions of a merger, and (iii) recommend to the full board of directors whether a merger should be approved or disapproved and any other action that should be taken by the Company in respect of a merger transaction. In connection with the approval of the Greenbriar merger agreement, the board of directors determined to preserve the special committee and maintain its previously delegated power and authority so that it could (i) review and evaluate the terms and conditions, and determine the advisability of, any alternative transaction to the Greenbriar merger agreement, including the merger, (ii) consider, evaluate and negotiate the terms and conditions of any alternative transaction and (iii) recommend, if appropriate, any alternative transaction to the board of directors as being in the best interests of the Company and our stockholders. See the section entitled “The Merger - Background of the Merger” beginning on page 25 of this proxy statement.

Q.	When do you expect the merger to be completed?

A.	We are working towards completing the merger as soon as possible. Assuming timely satisfaction of closing conditions, we anticipate that the merger will be completed in the first quarter of calendar 2011. If our stockholders vote to approve the proposal to adopt the merger agreement, the merger will become effective as promptly as practicable following the satisfaction or waiver of the other conditions to the merger. See the sections entitled “The Merger Agreement — Closing” and “The Merger Agreement — Effective Time” beginning on page 56 of this proxy statement.

Q.	What happens if the merger is not completed?

A.	If the merger agreement is not adopted by the stockholders of the Company or if the merger is not completed for any other reason, the stockholders of the Company will not receive any payment for their shares of the Company’s common stock in connection with the merger. Instead, the Company will remain an independent public company and the Company’s common stock will continue to be listed and traded on the Nasdaq Global Select Market. Under specified circumstances, the Company may be required to pay to or receive from Parent a fee with respect to the termination of the merger agreement, as described under “The Merger Agreement - Termination Fees” beginning on page 70 of this proxy statement.

Q.	Is the merger expected to be taxable to me?

A.	Yes. The exchange of shares of the Company’s common stock for cash pursuant to the merger generally will be a taxable transaction to U.S. holders (as defined in “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 52 of this proxy statement) for U.S. federal income tax purposes. If you are a U.S. holder and you exchange your shares of the Company’s common stock in the merger, you will generally recognize gain or loss in an amount equal to the difference, if any, between the cash payments made pursuant to the merger and your adjusted tax basis in your shares of the Company’s common stock. Backup withholding may also apply to the cash payments made pursuant to the merger unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. You should read “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 52 of this proxy statement for a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

Q:	Do any of the Company’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?

A.	Yes. In considering the recommendation of the board of directors with respect to the merger agreement, you should be aware that certain of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See “The Merger — Interests of Certain Persons in the Merger” beginning on page 49 of this proxy statement.

Q:	What happens to Company stock options in the merger?

A:	Upon the consummation of the merger, all outstanding options to acquire the Company’s common stock will accelerate and vest in full and will then be cancelled. In consideration for the cancellation of the options, the holder of any such option will receive an amount equal to the number of shares of the Company’s common stock underlying the option multiplied by the amount (if any) by which $25.00 exceeds the exercise price for each share of the Company’s common stock underlying the options, without interest and less any applicable withholding taxes. If the exercise price of the option is equal to or exceeds $25.00, the holder of such option will not be entitled to any payment in connection with the cancellation thereof. For discussion of tax-related implications, see “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 52.

Q:	What happens to the shares of restricted stock of the Company in the merger?

A:	Upon the consummation of the merger, all restrictions and conditions on the shares of restricted stock, other than certain shares of restricted stock granted under existing plans on September 24, 2010, which will be cancelled without payment, will immediately lapse and a holder of restricted stock will be entitled to receive the per share merger consideration of $25.00 in cash, without interest, less any applicable withholding taxes, for each share of the Company’s common stock that the holder owns.

Q:	What happens to Company performance units in the merger?

A:	Upon the consummation of the merger, all performance units of the Company, other than certain performance units granted under existing plans on September 24, 2010, which will be cancelled without payment, will automatically vest and will be settled in common stock of the Company in accordance with the applicable award agreement and plan documents, or to the extent permitted by the applicable award agreement and plan documents, in cash. In the event that the performance units are settled in common stock of the Company and upon completion of the merger, a holder will be entitled to receive the per share merger consideration of $25.00 in cash, without interest, less any applicable withholding taxes, for each share of the Company’s common stock that the holder owns.

Q.	Why am I receiving this proxy statement and proxy card or voting instruction form?

A.	You are receiving this proxy statement and proxy card or voting instruction form because you own shares of the Company’s common stock as of [ ], 20[ ], the record date for the special meeting. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of the Company’s common stock with respect to such matters.

Q.	When and where is the special meeting?

A.	The special meeting of stockholders of the Company will be held on [ ], 2011 at [ ] a.m. local time, at the offices of the Company, 5429 LBJ Freeway, Suite 900, Dallas, Texas.

Q.	What am I being asked to vote on at the special meeting?

A.	You are being asked to consider and vote on (i) a proposal to adopt the merger agreement that provides for the acquisition of the Company by Parent and (ii) a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Q.	What vote is required for the Company’s stockholders to approve the proposal to adopt the merger agreement?

A.	The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote thereon.

Because the affirmative vote required to approve the proposal to adopt the merger agreement is based upon the total number of outstanding shares of the Company’s common stock, if you fail to submit a proxy or vote in person at the special meeting, or you abstain, or you do not provide your bank, broker, trustee or other nominee with instructions, as applicable, this will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

Q.	What vote of our stockholders is required to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies?

A.	Assuming a quorum is present, approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the vote of a majority of the votes cast by stockholders present in person or represented by proxy and entitled to vote at the special meeting. If a quorum is not present at the special meeting, approval of a proposal to adjourn the special meeting will require the affirmative vote of the majority of shares present in person or represented by proxy at the special meeting and entitled to vote on the proposal.

Assuming a quorum is present, abstaining will not have an effect on the proposal to adjourn the special meeting. If a quorum is not present, abstaining will have the same effect as a vote “AGAINST” approval of the proposal to adjourn the special meeting.

If your shares of the Company’s common stock are held through a bank, broker, trustee or other nominee and you do not instruct your bank, broker, trustee or other nominee to vote your shares of the Company’s common stock, your shares of the Company’s common stock will not be voted, but this will not have an effect on the proposal to adjourn the special meeting, regardless of whether or not a quorum is present.

Q.	Who can vote at the special meeting?

A.	All of our holders of the Company’s common stock of record as of the close of business on [ ], 20[ ], the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. Each holder of the Company’s common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of the Company’s common stock that such holder owned as of the record date.

Q.	What is a quorum?

A.	A majority of the shares of the Company’s common stock outstanding at the close of business on the record date and entitled to vote at the meeting, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present. A quorum is necessary to transact business at the special meeting.

Q.	How do I vote?

A.	If you are a stockholder of record as of the record date, you may have your shares of the Company’s common stock voted on matters presented at the special meeting in any of the following ways:

•	in person — you may attend the special meeting and cast your vote there;

•	by proxy — stockholders of record can choose to vote by proxy by signing and dating the proxy card you receive and returning it in the accompanying pre-paid reply envelope;

•	over the Internet — the website for Internet voting is identified on your proxy card; or

•	by using a toll-free telephone number noted on your proxy card.

If you are a beneficial owner, please refer to the instructions provided by your bank, broker, trustee or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, broker, trustee or other nominee.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of the Company’s common stock, and to confirm that your voting instructions have been properly recorded, when voting over the Internet or by telephone. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Even if you plan to attend the special meeting, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying pre-paid reply envelope or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares of the Company’s common stock will be represented at the special meeting if you are unable to attend.

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A.	If your shares of the Company’s common stock are registered directly in your name with our transfer agent, Computershare Investor Services, you are considered, with respect to those shares of the Company’s common stock, the “stockholder of record.” This proxy statement and your proxy card have been sent directly to you by the Company.

If your shares of the Company’s common stock are held through a bank, broker, trustee or other nominee, you are considered the “beneficial owner” of shares of the Company’s common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker, trustee or other nominee who is considered, with respect to those shares of the Company’s common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker, trustee or other nominee how to vote your shares of the Company’s common stock by following their instructions for voting.

Q.	If my shares of the Company’s common stock are held in “street name” by my bank, broker, trustee or other nominee, will my bank, broker, trustee or other nominee vote my shares of the Company’s common stock for me?

A.	Your bank, broker, trustee or other nominee will only be permitted to vote your shares of the Company’s common stock if you instruct your bank, broker, trustee or other nominee how to vote. You should follow the procedures provided by your bank, broker, trustee or other nominee regarding the voting of your shares of the Company’s common stock. If you do not instruct your bank, broker, trustee or other nominee to vote your shares of the Company’s common stock, your shares of the Company’s common stock will not be voted and the effect will be the same as a vote “AGAINST” approval of the proposal to adopt the merger agreement, and your shares of the Company’s common stock will not have an effect on the proposal to adjourn the special meeting, regardless of whether or not a quorum is present.

Q.	How can I change or revoke my vote?

A.	You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be filed with the Corporate Secretary by the time the special meeting begins, or by voting by ballot at the special meeting. Attending the special meeting, by itself, is not enough to revoke a proxy. If you are a beneficial owner and wish to revoke your voting instructions, you should follow the instructions provided by your bank, broker, trustee or other nominee.

Q.	What is a proxy?

A.	A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of stock is called a “proxy card.” Our board of directors has designated James Welch and Wayne Kern, and each of them, with full power of substitution, as proxies for the special meeting.

Q.	If a stockholder gives a proxy, how are the shares of the Company’s common stock voted?

A.	Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares of the Company’s common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify that your shares of the Company’s common stock be voted for or against, or abstain from voting on, all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Q.	How are votes counted?

A.	For the proposal to adopt the merger agreement, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” Abstentions and broker non-votes will have the same effect as votes “AGAINST” approval of the proposal to adopt the merger agreement.

For the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” Assuming a quorum is present, abstaining will not have an effect on the proposal to adjourn the special meeting. If a quorum is not present, abstaining will have the same effect as a vote “AGAINST” approval of the proposal to adjourn the special meeting. Broker non-votes will not have an effect on the proposal, regardless of whether or not a quorum is present.

Q.	Who will count the votes?

A.	A representative of our transfer agent, Computershare Investor Services, will count the votes and act as an inspector of election.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you hold shares of the Company’s common stock in “street name” through a bank, broker, trustee or other nominee and also directly as a record holder or otherwise, you may receive more than one proxy and/or set of voting instructions relating to the special meeting.

These should each be voted and/or returned separately in accordance with the instructions provided in this proxy statement in order to ensure that all of your shares of the Company’s common stock are voted.

Q.	What happens if I sell my shares of the Company’s common stock before the special meeting?

A.	The record date for stockholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the merger. If you transfer your shares of the Company’s common stock after the record date but before the special meeting, you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares.

Q.	What happens if I have lost my stock certificate(s)?

A.	You will be sent a letter of transmittal promptly after completion of the merger describing the procedures that you must follow if you cannot locate your stock certificate(s). This will include an affidavit that you will need to sign attesting to the loss of your certificate. You may also be required to provide a bond in order to cover any potential loss.

Q.	Who will solicit and pay the cost of soliciting proxies?

A.	The Company has engaged D.F. King & Co., Inc., our proxy solicitor, to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay D.F. King & Co., Inc. a fee of approximately $10,000.00, plus $5.00 for each call made to or received from stockholders of the Company. The Company will reimburse D.F. King & Co., Inc. for reasonable out-of-pocket expenses and will indemnify D.F. King & Co., Inc. and its affiliates against certain claims, liabilities, losses, damages and expenses. The Company may also reimburse banks, brokers, trustees, nominees and other fiduciaries representing beneficial owners of shares of the Company’s common stock for their expenses in forwarding soliciting materials to beneficial owners of the Company’s common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	What do I need to do now?

A.	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, including the attached annexes, please vote promptly to ensure that your shares are represented at the special meeting. If you hold your shares of the Company’s common stock in your own name as the stockholder of record, please vote your shares of the Company’s common stock by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-paid reply envelope, using the telephone number printed on your proxy card, or using the Internet voting instructions printed on your proxy card. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, broker, trustee or other nominee to see which of the above choices are available to you.

Q.	Should I send in my stock certificates now?

A.	No. You will be sent a letter of transmittal promptly after the completion of the merger describing how you may exchange your shares of the Company’s common stock for the per share merger consideration. If your shares of the Company’s common stock are held in “street name” by your bank, broker, trustee or other nominee, you will receive instructions from your bank, broker, trustee or other nominee as to how to effect the surrender of your “street name” shares of the Company’s common stock in exchange for the per share merger consideration. Please do NOT return your stock certificate(s) with your proxy.

Q.	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the per share merger consideration for my shares of the Company’s common stock?

A.	Yes, provided that you comply with all applicable requirements and procedures. As a holder of shares of the Company’s common stock, you are entitled to appraisal rights under the DGCL in connection with the merger if you take certain actions and meet certain conditions. See the section entitled “Appraisal Rights”

beginning on page 72 of this proxy statement and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex C to this proxy statement.

Q.	Who can help answer my other questions?

A.	If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of the Company’s common stock, or need additional copies of the proxy statement or the enclosed proxy card, please contact D.F. King & Co., Inc., by telephone toll-free at 888-887-0082 (banks, brokers, trustees or other nominees can call collect at 212-269-5550) or by email at dynamex@dfking.com.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements that involve numerous risks and uncertainties. The statements contained in this proxy statement that are not purely historical are forward-looking statements within the meaning of Section 21E of the Exchange Act, including, without limitation, statements regarding the expected benefits and closing of the proposed transaction and the Company’s expectations, beliefs and intentions. All forward looking statements included in this proxy statement are based on information available to the Company on the date hereof. There are forward-looking statements throughout this proxy statement, including, without limitation, under the headings “Summary,” “Questions and Answers about the Special Meeting and the Merger,” “Proposal 1 — The Merger,” “Opinion of Stephens, Financial Advisor,” “Financing of the Merger,” “Regulatory Approvals,” and “Litigation Related to the Merger.” In some cases, you can identify forward-looking statements by terminology such as “may,” “can,” “will,” “could,” “expects,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” or variations of such words, similar expressions, or the negative of these terms or other comparable terminology. No assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on our results of operations or financial condition. Accordingly, actual results may differ materially and adversely from those expressed in any forward-looking statements. There are various important factors that could cause actual results to differ materially from those in any such forward-looking statements, many of which are beyond our control. In addition to other factors and matters contained or incorporated in this document, these statements are subject to risks, uncertainties, and other factors, including among others:

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions required for the consummation of the merger;

•	failure or delay in consummation of the transaction for other reasons;

•	that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

•	the effect of the announcement of the merger on our customer relationships, operating results and business generally;

•	the diversion of our management’s attention from our ongoing business concerns;

•	the outcome of any legal proceedings that have been or may be instituted against the Company and/or others relating to the merger agreement or the Greenbriar merger agreement;

•	limitations placed on our ability to operate the business by the merger agreement;

•	the amounts of the costs, fees, expenses and charges related to the merger;

•	changes in laws or regulations;

•	changes in the financial or credit markets or economic conditions generally;

and other risks as are mentioned in reports filed by the Company with the SEC from time to time, including our most recent filing on Form 10-K. See “Where You Can Find More Information” beginning on page 80 of this proxy statement. We do not undertake any obligation to publicly release any revision to any forward-looking statements contained in this proxy statement to reflect events, changes and circumstances occurring after the date of this proxy statement or to reflect the occurrence of unanticipated events. Caution should be taken that these factors could cause the actual results to differ from those stated or implied in this proxy statement.

PARTIES TO THE MERGER

The Company

Dynamex Inc..
5429 LBJ Freeway, Suite 1000
Dallas, Texas 75240
(214) 560-9000

Dynamex Inc., which we refer to as the Company, we or us, is a Delaware corporation headquartered in Dallas, Texas. We are a leading provider of same-day delivery and logistic services in the United States and Canada. References to the Company, we or us in this proxy statement include the Company and our subsidiaries on a consolidated basis. For more information about the Company, please visit our website at www.dynamex.com. Our website is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. See also “Where You Can Find More Information” beginning on page 80. The Company’s common stock is publicly traded on the Nasdaq Global Select Market under the symbol “DDMX”.

Parent

TransForce Inc.
8801 Trans-Canada Highway, Suite 500
Saint-Laurent (Quebec) H4S 1Z6
Canada
(514) 331-4200

TransForce Inc., which we refer to as Parent, is a Canadian corporation headquartered in Montréal, Québec, Canada. Parent is the leader in Canada’s transportation and logistics industry. Upon consummation of the proposed merger, the Company will be an indirect wholly-owned subsidiary of Parent. For more information about Parent, please visit their website at www.transforce.ca. Parent’s website is provided as an inactive textual reference only. The information provided on Parent’s website is not part of this proxy statement, and therefore is not incorporated by reference. Parent’s shares are listed on the Toronto Stock Exchange under the symbol “TFI”.

Merger Sub

TransForce Acquisition Corp.
c/o TransForce Inc.
8801 Trans-Canada Highway, Suite 500
Saint-Laurent (Quebec) H4S 1Z6
Canada
(514) 331-4200

TransForce Acquisition Corp., which we refer to as Merger Sub, is a Delaware corporation that is an indirect wholly-owned subsidiary of Parent and was organized solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Merger Sub has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. Under the terms of the merger agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation. Upon consummation of the proposed merger, Merger Sub will cease to exist.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the board of directors for use at the special meeting to be held on [          ], 2011 at [          ] a.m. local time, at the offices of the Company, 5429 LBJ Freeway, Suite 900, Dallas, Texas, or at any adjournment or postponement thereof. At the special meeting, holders of the Company’s common stock will be asked to approve the proposal to adopt the merger agreement and to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Our stockholders must approve the proposal to adopt the merger agreement in order for the merger to occur. If our stockholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully in its entirety.

Record Date and Quorum

We have fixed the close of business on [          ], 20[          ] as the record date for the special meeting, and only holders of record of the Company’s common stock on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of the Company’s common stock at the close of business on the record date. On the record date, there were [          ] shares of the Company’s common stock outstanding and entitled to vote. Each share of the Company’s common stock entitles its holder to one vote on all matters properly coming before the special meeting.

A majority of the shares of the Company’s common stock outstanding at the close of business on the record date and entitled to vote at the meeting, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Shares of the Company’s common stock represented at the special meeting but not voted, including shares of the Company’s common stock for which a stockholder directs an “abstention” from voting, as well as “broker non-votes” (as described below), will be counted for purposes of establishing a quorum. A quorum is necessary to transact business at the special meeting. Once a share of the Company’s common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed to solicit additional proxies.

Attendance

You are entitled to attend the special meeting only if you were a holder of the Company’s common stock as of the close of business on [          ], 20[          ], which we refer to as the record date, or hold a valid proxy for the special meeting. Since seating is limited, admission to the special meeting will be on a first-come, first-served basis. You should be prepared to present photo identification for admittance. If you are not a stockholder of record but hold shares through a bank, broker, trustee or other nominee (i.e., in “street name”), you should provide proof of beneficial ownership as of the record date, such as your most recent account statement prior to the record date, a copy of the voting instruction card provided by your bank, broker, trustee or other nominee, or similar evidence of ownership.

Vote Required

The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote thereon. For the proposal to adopt the merger agreement, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” Abstentions will not be counted as votes cast in favor of the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or vote in person at the special meeting, or if you abstain, or you do not provide your bank, broker, trustee or other nominee with instructions, as applicable, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

If your shares of the Company’s common stock are registered directly in your name with our transfer agent, Computershare Investor Services, you are considered, with respect to those shares of the Company’s common stock, the “stockholder of record.” This proxy statement and proxy card have been sent directly to you by the Company.

If your shares of the Company’s common stock are held through a through a bank, broker, trustee or other nominee, you are considered the “beneficial owner” of shares of the Company’s common stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, broker, trustee or other nominee who is considered, with respect to those shares of the Company’s common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker, trustee or other nominee how to vote your shares by following their instructions for voting.

Brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approving non-routine matters such as the proposal to adopt the merger agreement and, as a result, absent specific instructions from the beneficial owner of such shares of the Company’s common stock, brokers are not empowered to vote those shares of the Company’s common stock, which we refer to generally as broker non-votes. These broker non-votes will be counted for purposes of determining a quorum, but will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

Assuming a quorum is present at the special meeting, the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the vote of a majority of the votes cast by stockholders present in person or represented by proxy and entitled to vote at the special meeting. If a quorum is not present at the special meeting, approval of a proposal to adjourn the special meeting will require the affirmative vote of the majority of shares present in person or represented by proxy at the special meeting and entitled to vote on the proposal.

For the proposal to adjourn the special meeting, if necessary or appropriate, you may vote “FOR,” “AGAINST,” or “ABSTAIN.” Assuming a quorum is present, if your shares of the Company’s common stock are present at the special meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, or there are broker non-votes on the issue, the shares of the Company’s common stock not voted will not be counted in respect of and will not have an effect on, the proposal to adjourn the special meeting. Assuming a quorum is not present, if your shares of the Company’s common stock are present at the special meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted “AGAINST” the proposal; however, if there are broker non-votes on the issue this will not have an effect on, the proposal to adjourn the special meeting.

If you are a stockholder of record, you may have your shares of the Company’s common stock voted on matters presented at the special meeting in any of the following ways:

•	in person — you may attend the special meeting and cast your vote there;

•	by proxy — stockholders of record can choose to vote by proxy by signing and dating the proxy card you receive and returning it in the enclosed pre-paid reply envelope;

•	over the Internet — the website for Internet voting is identified on your proxy card; or

•	by using a toll-free telephone number noted on your proxy card.

If you are a beneficial owner, you will receive instructions from your bank, broker, trustee or other nominee that you must follow in order to have your shares of the Company’s common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted.

Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, broker, trustee or other nominee.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of the Company’s common stock, and to confirm that your voting instructions have been properly recorded, when voting over the Internet or by telephone. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for voting over the Internet or by telephone. If you choose to vote by mailing a proxy card, your proxy card must be received by the Corporate Secretary of the Company by the time the special meeting begins. Please do not send in your stock certificates with your proxy card. When and if the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the per share merger consideration in exchange for your stock certificates.

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, or your proxies, will vote your shares of the Company’s common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of the Company’s common stock should be voted for, against, or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign and submit your proxy card but do not mark the boxes showing how your shares of the Company’s common stock should be voted on a matter, the shares of the Company’s common stock represented by your properly signed proxy will be voted “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

If you have any questions or need assistance voting your shares, please contact our proxy solicitor, D.F. King & Co., Inc., by telephone toll-free at 888-887-0082 (banks, brokers, trustees or other nominees can call collect at 212-269-5550) or by email at dynamex@dfking.com.

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF THE COMPANY’S COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PRE-PAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES AND VOTE BY BALLOT AT THE SPECIAL MEETING.

Proxies and Revocation

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, or by returning the enclosed proxy card in the accompanying pre-paid reply envelope, or may vote in person at the special meeting. If your shares of the Company’s common stock are held in “street name” by your bank, broker, trustee or other nominee, you should instruct your bank, broker, trustee or other nominee on how to vote your shares of the Company’s common stock using the instructions provided by your bank, broker, trustee or other nominee. If you fail to submit a proxy or vote in person at the special meeting, or abstain, or you do not provide your bank, broker, trustee or other nominee with instructions, as applicable, your shares of the Company’s common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be received by the Corporate Secretary by the time the special meeting begins, or by voting by ballot at the special meeting. Attending the special meeting, by itself, is not enough to revoke a proxy. If you are a beneficial owner and wish to revoke your voting instructions, you should follow the instructions provided by your bank, broker, trustee or other nominee.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, any adjournment may be made without notice (if the adjournment is not for more than 30 days and a new record date has not been fixed). Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Anticipated Date of Completion of the Merger

We are working towards completing the merger as soon as possible. Assuming timely satisfaction or waiver of conditions to the merger, we anticipate that the merger will be completed in the first quarter of calendar 2011. If our stockholders vote to approve the proposal to adopt the merger agreement, the merger will become effective as promptly as practicable following the satisfaction or waiver of the other conditions to the merger. See the sections entitled “The Merger Agreement — Closing” and “The Merger Agreement — Effective Time” beginning on page 56 of this proxy statement.

Rights of Stockholders Who Seek Appraisal

Stockholders are entitled to appraisal rights under the DGCL in connection with the merger. This means that you are entitled to have the fair value of your shares of the Company’s common stock determined by the Delaware Court of Chancery and to receive cash payment based on that valuation instead of receiving the per share merger consideration. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the proposal to adopt the merger agreement and you must not vote in favor of the proposal to adopt the merger agreement. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. See the section entitled “Appraisal Rights” beginning on page 72 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex C to this proxy statement. If you hold your shares of the Company’s common stock through a bank, broker, trustee or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker, trustee or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee. In view of the complexity of the procedures specified under the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

Solicitation of Proxies; Payment of Solicitation Expenses

The Company has engaged D.F. King & Co., Inc. to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay D.F. King & Co., Inc. a fee of approximately $10,000.00, plus $5.00 per each call made to or received from stockholders of the Company. The Company will reimburse D.F. King & Co., Inc. for reasonable out-of-pocket expenses and will indemnify D.F. King & Co., Inc. and its affiliates against all losses, claims, damages, liabilities, disbursements and reasonable out-of-pocket expenses. The Company may also reimburse banks, brokers, trustees, nominees and other fiduciaries representing beneficial owners of shares of the Company’s common stock for their expenses in forwarding soliciting materials to beneficial owners of the Company’s common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact our proxy solicitor, D.F. King & Co., Inc., by telephone toll-free at 888-887-0082 (banks, brokers, trustees or other nominees can call collect at 212-269-5550) or by email at dynamex@dfking.com.

PROPOSAL 1 — THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business following the merger. As a result of the merger, the Company will cease to be a publicly-traded company. You will not own any shares of the capital stock of the surviving corporation.

Merger Consideration

In the merger, each outstanding share of the Company’s common stock (other than shares of the Company’s common stock held by Parent or Merger Sub or shares of the Company’s common stock held by stockholders who have properly demanded appraisal rights under the DGCL with respect to such shares, if any, and common stock owned by the Company, which we refer to collectively as the excluded shares) will be converted into the right to receive the per share merger consideration of $25.00 in cash, without interest, less any applicable withholding taxes.

Background of the Merger

As part of their ongoing activities, the Company’s board of directors and the Company’s senior management have regularly evaluated the Company’s continuing business operations and growth as an independent company, as well as long-term strategic alternatives, including prospects for mergers and acquisitions, each with a view towards maximizing stockholder value. These evaluations consider all aspects of the Company’s business and its financial performance and condition, including relations with the Company’s principal customers, its prospects for new business with existing customers and business with new customers, and the potential deployment of the Company’s available cash and borrowing capacity for potential acquisitions and working capital requirements for organic growth.

During the Fall of 2009, the Company considered an acquisition of another company within the Company’s industry, and in connection with that process explored a variety of options that might be available to finance the acquisition. Among the options considered was a potential investment in the Company. In exploring this option, the Company’s financial advisor, Stephens Inc., which we refer to as Stephens, contacted six private equity firms and the Company held discussions with four of those private equity firms, one of which was Greenbriar.

At a meeting of the Company’s board of directors, held on November 5, 2009, Stephens, which had been engaged by the Company pursuant to an engagement letter dated October 16, 2009 to act as financial advisor in connection with the proposed acquisition, provided the board of directors with an overview of indications of interest to provide equity financing that had been received from two private equity firms, one of which was Greenbriar. The board of directors concluded that the Company should continue discussions with Greenbriar, and the Company entered into a confidentiality agreement with Greenbriar on November 10, 2009.

From mid-November until mid-December 2009, Greenbriar participated in multiple discussions with the Company’s senior management regarding the Company’s business and financial strategy, those of the target and the prospects of the combined operations. Greenbriar, the Company’s senior management and Stephens jointly participated in a management presentation hosted by the target on November 12, 2009. The Company submitted a non-binding indication of interest on December 11, 2009, which included a source of financing provided, in part, by Greenbriar. The Company was informed on December 22, 2009 that the target was not willing to further consider the Company’s overtures in its sales process.

On February 10, 2010, Mr. James Welch, a director and the Company’s Chief Executive Officer, met with a representative of Greenbriar where Greenbriar expressed interest in continuing a relationship with the Company despite the discontinuance of the proposed acquisition of the target. Greenbriar also expressed interest in a potential investment in or acquisition of the Company. Mr. Welch advised Greenbriar that he would inform the board of directors of Greenbriar’s interest in the Company.

On March 2, 2010, at a meeting of the board of directors, Mr. Welch discussed his meeting with a representative from Greenbriar and described Greenbriar’s interest to continue a relationship with the Company and/or its interest in a possible investment in or acquisition of the Company. The board of directors advised senior management to (i) re-establish communications with Stephens to request that Stephens provide the board of directors an analysis of the value of the Company and (ii) arrange a meeting with Greenbriar.

On March 29, 2010, certain members of the board of directors and the Company’s senior management had a meeting with representatives from Stephens to discuss certain strategic alternatives of the Company, including potential acquisitions that could be pursued by the Company. On March 30, 2010, certain members of the board of directors and the Company’s senior management met with representatives of Greenbriar and Greenbriar expressed its interest in participating with the Company in potential acquisitions by the Company and in the possibility of Greenbriar acquiring the Company.

On April 5, 2010, a telephonic meeting of the board of directors was held with certain of the Company’s senior management and a representative of Weil, Gotshal & Manges LLP, the Company’s special legal counsel, in attendance. The representative from Weil provided an overview of the board of directors’ duties and responsibilities in respect of its consideration of any proposal received from a third party to acquire the Company. Certain members of the board of directors then provided a summary of their earlier meeting with Greenbriar and the board of directors determined to allow Greenbriar access for due diligence to determine the extent of its interest in the Company.

On April 7, 2010, the Company entered into a confidentiality agreement with Greenbriar in connection with discussions regarding one or more alternatives to enhance the Company’s stockholder value.

On April 8, 2010, a telephone conference was held between the Company’s senior management and Greenbriar for the purpose of outlining Greenbriar’s due diligence review. During the month of April 2010, eight site visits were made by Greenbriar and/or its consultants to Company locations, and between April 16, 2010 and June 2, 2010, the Company’s senior management provided additional financial and operational data, responded to inquiries made by Greenbriar and participated in various diligence meetings and telephone conferences with Greenbriar and their advisors.

On April 29, 2010, certain of the Company’s senior management met with representatives of Stephens to discuss a stand-alone acquisition strategy of the Company and on May 1, 2010, the board of directors convened a telephonic meeting to discuss the recent conversations with Greenbriar. At that meeting, the board of directors determined to instruct Stephens to complete a financial valuation of the Company, including identifying potential incremental acquisitions that might be available and otherwise would be consistent with the Company’s business strategy. At this meeting, the board of directors also evaluated Greenbriar’s request to meet with management of the Company. However, because the discussions were still in the preliminary stages, the board of directors determined to deny Greenbriar’s request, which Mr. Welch subsequently communicated to Greenbriar.

On June 2, 2010, the board of directors convened a telephonic meeting to discuss the status of the discussions with Greenbriar. At this meeting, Mr. Welch and Mr. Ray Schmitz, the Company’s Chief Financial Officer, led the board of directors through a discussion of the Company’s current financial performance, together with a summary of alternate growth strategies for the Company over the next three to five years, assuming varying levels of organic growth and acquisition opportunities, and the challenges that the Company would face in executing its strategy. Also at this meeting, Stephens led a discussion of the analysis that they had provided to the board of directors in advance of the meeting regarding their views on the Company’s potential organic growth and acquisition strategies and the potential market reaction under certain scenarios. Following Stephens’ presentation, and discussion among the members of the board of directors, the board of directors, in an executive session of the members of the board of directors in which Mr. Welch was not present, determined that the Company should not continue to pursue a potential transaction with Greenbriar at this time, and rather should focus management’s time and attention on aggressively pursuing its business strategy in the near term. Mr. Welch then communicated this determination to a representative of Greenbriar.

On June 9, 2010, Greenbriar submitted to Mr. Richard McClelland, the Company’s chairman of the board of directors, an unsolicited, non-binding proposal to acquire the Company for $20.00 per share of common stock, subject to the satisfactory results of its due diligence, the negotiation of a definitive merger agreement, and receipt by it of debt financing for the proposed transaction.

On June 10, 2010, the board of directors convened a telephonic meeting to discuss Greenbriar’s June 9 proposal. The board of directors discussed the Greenbriar proposal, as well as potential alternative courses of action for the Company in the event that it decided not to pursue the transaction proposed by Greenbriar. At the request of the board of directors, representatives from Weil then provided an overview of the board of directors’ duties and responsibilities in respect of its consideration of Greenbriar’s proposal to acquire the Company. The board of directors then went into executive session and, after discussion, determined to adjourn the meeting until June 15, 2010 to permit further consideration of the Greenbriar proposal by each director.

On June 15, 2010, the board of directors reconvened in executive session to discuss Greenbriar’s June 9, 2010 proposal. The board of directors discussed a draft response to Greenbriar’s proposal, but decided to defer further discussion on the topic until after Stephens could provide the board of directors with additional information with regard to the valuation of the Company. At this meeting the board of directors created a special committee, which we refer to as the special committee, comprised of Mr. Craig Lentzsch and Mr. Steve Smiley, to review and evaluate, and if applicable, participate in the negotiation of and make recommendations to the board of directors with respect to, a potential sale of the Company to Greenbriar. In appointing the special committee, the board of directors determined that neither Mr. Lentzsch nor Mr. Smiley had any relationships with either the Company or Greenbriar that would interfere with their consideration of a potential transaction.

By a letter dated June 17, 2010, the Company formally engaged Stephens to serve as financial advisor to the board of directors, and any of its committees as directed by the board of directors, in connection with a possible sale transaction.

On June 22, 2010, the special committee participated in a telephone conference with Greenbriar during which the special committee requested that Greenbriar provide an outline of any remaining due diligence that would be required in order for Greenbriar to be able to complete a possible transaction with the Company. The following day, Greenbriar submitted a letter to the special committee outlining such remaining diligence.

From June 22, 2010 to June 29, 2010, the special committee had several telephone conferences and meetings with Weil and Stephens to discuss the contents of Greenbriar’s diligence letter and to review an updated analysis of the Company’s valuation prepared by Stephens.

On June 29, 2010, the board of directors held a telephonic meeting for the purpose of further considering Greenbriar’s June 9 proposal, as well as a formal response to that proposal. The special committee updated the board of directors on their activities and communications since the June 15 meeting of the board of directors. At this meeting, representatives of Stephens led a discussion of the updated valuation materials that had been prepared for the board of directors at the request of the special committee. In addition, at the request of the board of directors, representatives from Weil led the board of directors through a discussion of the proposed due diligence process outlined in Greenbriar’s June 23 letter, as well as the contents of a potential response to Greenbriar’s proposal. Following Stephens’ and Weil’s presentations, and further discussion among the full board of directors, the special committee recommended that the board of directors authorize it to continue negotiations with Greenbriar with the goal of seeking a higher price per share. The board of directors unanimously authorized the special committee to continue negotiations as recommended.

On June 30, 2010, the special committee had a telephone conference with representatives of Greenbriar during which the special committee informed Greenbriar that its offer of $20.00 per share of common stock was inadequate, and that the Company would be willing to entertain discussions of a transaction at a price per share that was more reflective of the value of the Company. The special committee also denied Greenbriar’s request to permit Greenbriar’s potential lenders to attend meetings with the Company’s management and to extend exclusivity to Greenbriar until there was an agreement in principle with respect to price and other material terms. The special committee further agreed to facilitate meetings with management so that Greenbriar could further consider its valuation of the Company.

During the month of July 2010, Greenbriar submitted additional due diligence requests to which the Company responded, and the parties agreed upon a schedule for Greenbriar’s meeting with the Company’s senior management.

On July 14, 2010, representatives from Greenbriar met with members of the Company’s senior management, including Mr. Welch, Mr. Schmitz and Maynard Skarka, the Company’s Chief Operating Officer. Stephens, Mr. Smiley and Mr. Lentzsch attended the meeting as well. The meetings with the Company’s senior management included discussions on sales and marketing strategy, operations, the Company’s independent contractor model and the Company’s financials.

On July 16, 2010, Greenbriar requested a telephonic conference with the Company and Stephens to discuss its valuation of the Company and the additional factors to consider in determining whether to increase its proposed offer price.

On July 19, 2010, in advance of a call scheduled with Greenbriar and Jefferies & Company, Inc., Greenbriar’s financial advisor, which we refer to as Jefferies, for July 20, 2010, the special committee met by telephone with representatives from Weil and Stephens to discuss expectations with regard to Greenbriar’s response. At the request of the special committee, Stephens presented to the special committee updated valuation materials with respect to the Company, which materials were discussed on the call among the members of the special committee and Stephens.

On July 20, 2010, the special committee, Weil and Stephens participated in a telephone conference with Greenbriar and Jefferies to discuss Greenbriar’s and the Company’s views with regard to valuation, the parties’ respective considerations in arriving at these valuations, and expectations regarding process.

During the remainder of July 2010, certain members of the Company’s senior management, the special committee, Stephens, Greenbriar and Jefferies continued to have discussions regarding due diligence, including due diligence with respect to the Company’s customer relations.

On August 3, 2010, representatives from Greenbriar had a telephone conference with the special committee to discuss the terms of the non-binding proposal to acquire the Company that Greenbriar planned to submit to the Company later in the day. As discussed on the telephone conference with the special committee, later on the day of August 3, 2010, Greenbriar submitted a non-binding proposal to acquire the Company for $21.00 per share of common stock. The proposal from Greenbriar provided for (i) a 20 day “go-shop” period, (ii) a break-up fee payable by the Company in the amount of 2% of the transaction value (plus reimbursement of expenses) during the “go-shop” period and 4% (plus reimbursement of expenses) during the no-shop period and (iii) a reverse break-up fee payable by Greenbriar in the amount of 2.5% of the transaction value if Greenbriar failed to close as a result of its debt financing being unavailable at the closing. The proposal was subject to confirmatory due diligence and negotiation of a mutually satisfactory definitive merger agreement, in customary form for private equity sponsored acquisitions of public companies.

On August 5, 2010, the board of directors held a telephonic meeting to discuss Greenbriar’s August 3, 2010 proposal. At this meeting, the special committee briefed the board of directors with regard to its discussions with Greenbriar and Stephens regarding valuation. In addition, representatives from Weil provided the board of directors with an overview of (i) the terms of the potential transaction from a legal perspective, (ii) the process for moving forward with a transaction should the board of directors choose to do so and (iii) “go-shop” periods, break-up fees and reverse break-up fees for other comparable public transactions. Representatives from Stephens made a presentation to the board of directors regarding its view of Greenbriar’s modified proposal from a financial perspective. Following discussion, the board of directors unanimously instructed the special committee to continue to negotiate with Greenbriar for a higher price per share, which, after discussions with Weil and Stephens with regard to the other terms included in Greenbriar’s proposal, including the proposed break-up fee and reverse break-up fee amounts, the special committee communicated to Greenbriar on August 10, 2010. Greenbriar indicated that it would need to discuss the Company’s response internally and revert back.

On August 11, 2010, representatives from Stephens participated in a telephone conference with representatives of Jefferies to discuss valuation of the Company.

On August 12, 2010, Greenbriar and the special committee participated in a telephone conference on which Greenbriar indicated that its final and best offer for the Company would be $21.25 per share, subject to confirmatory due diligence. Greenbriar indicated on this call that, assuming the parties could agree on valuation, an agreement could be reached on the other principal terms and conditions that had been the subject of the parties discussions — namely, the length of the “go-shop” period, the amount of the break-up fees and reverse break-up fees, and the circumstances under which the reverse break-up fee would be payable. The special committee indicated that it would consider Greenbriar’s revised offer and revert to Greenbriar after discussing the proposal with the board of directors.

On August 17, 2010, in advance of a meeting of the board of directors scheduled for later that morning, the special committee met by telephone with representatives from Weil to further discuss the valuation of the Company and Greenbriar’s final offer.

On August 17, 2010, the board of directors met telephonically to discuss Greenbriar’s final proposal. The special committee summarized its discussions with Greenbriar concerning its $21.25 per share proposal. After discussion, the chairman of the board of directors solicited the opinion of each member of the board of directors and from the members of management present at the meeting as to the adequacy of Greenbriar’s proposal and the transaction generally. The board of directors then discussed the other material terms and conditions contained in Greenbriar’s proposal, and changes that would be required to those terms and conditions in the event agreement could be reached on valuation, including establishing a “go-shop” period of at least 40 days, reaching agreement on break-up fees payable by the Company in an amount not to exceed 2% of the transaction value during the “go-shop” period and 3% during the no-shop period (in each case without expense reimbursement), and reaching agreement on reverse break-up fees payable by Greenbriar in the amount of 3.75% of the transaction value in the event Greenbriar fails to close as a result of its debt financing not being available and 6% in the event Greenbriar fails to close and is in material breach of its obligations under the agreement (including in the event it fails to close notwithstanding that the debt financing is otherwise available). Following an executive session of the board of directors, during which the non-employee directors engaged in further discussion of the Greenbriar proposal, Mr. Welch re-joined the meeting and the board of directors unanimously resolved to authorize the special committee to negotiate an agreement for the acquisition of the Company by Greenbriar at a price of $21.25 per share of common stock, subject to the further review and approval of the board of directors.

On August 17, 2010, following the meeting of the board of directors, the special committee participated in a telephone conference with Greenbriar during which the special committee stated that they would be willing to engage in discussions with respect to a transaction with Greenbriar at price of $21.25 per share, contingent on the parties coming to agreement on the other terms, including agreement with regard to the scope of Greenbriar’s remaining due diligence prior to the execution of a merger agreement, the length of the “go-shop” period and the amount of the break-up fees and reverse break-up fees payable pursuant to the transaction.

During the remainder of August 2010, the special committee and Greenbriar held a series of telephone conferences during which the parties discussed the material terms of an agreement, and on August 24, 2010, the parties reached agreement in principle with respect to (i) a “go-shop” period of 40 days, (ii) a break-up fee payable by the Company of 2% of the transaction value (with no expense reimbursement) during the “go-shop” period and 3% (with no expense reimbursement) during the no-shop period and (iii) a two-tiered reverse break-up fee payable by Greenbriar of 3.75% of the transaction value for a failure to close as a result of Greenbriar’s debt financing not being available at closing and 6% in the event Greenbriar fails to close and is in material breach of its obligations under the agreement (including in the event it fails to close notwithstanding that the debt financing is otherwise available).

On August 25, 2010, the special committee convened a telephone conference with Weil and Stephens to discuss next steps for the transaction, including preparation and negotiation of the merger agreement and related disclosure schedules. The special committee also directed Stephens to establish an electronic dataroom and populate it with the due diligence materials that would be required by Greenbriar and any other potential bidder that may participate in the “go-shop” process.

On August 26, 2010, representatives from the Company, Stephens, Weil, Greenbriar and Hughes Hubbard & Reed LLP, counsel to Greenbriar, participated in a telephone conference on which Greenbriar requested that the Company grant to Greenbriar a 30-day period of exclusivity during which the Company would negotiate exclusively with Greenbriar, and late in the day on August 27, 2010, the Company entered into an exclusivity agreement with Greenbriar that provided for exclusive negotiations until September 27, 2010, subject to a fiduciary out for unsolicited bona fide transaction proposals received by the Company.

Commencing August 27, 2010 and continuing through October 1, 2010, the Company, with the assistance from representatives of Stephens and Weil, populated an electronic data room to provide due diligence information to Greenbriar and its representatives, and, on August 27, 2010, Greenbriar and its representatives were provided access to the data room.

On September 1, 2010, Weil distributed an initial draft of the merger agreement with affiliates of Greenbriar, or the Greenbriar merger agreement, to Hughes Hubbard. Also on September 1, 2010, representatives from Greenbriar met with members of the Company’s management and representatives of Stephens in Dallas, Texas to prepare for a meeting to be held the following day in the Dallas offices of Weil with potential lenders to Greenbriar.

On September 2, 2010, representatives from Greenbriar held a meeting for potential lenders to Greenbriar in respect of the proposed transaction at the Dallas offices of Weil. Members of the Company’s management attended and made presentations to the prospective lenders at the meeting. Representatives from Stephens and Weil were also in attendance and Mr. Smiley and Mr. McClelland participated by telephone conference. Following the lender presentation, certain of the lenders, representatives from Greenbriar and Stephens and members of the Company’s management visited one of the Company’s business centers in Dallas.

On September 6, 2010, Hughes Hubbard sent a revised draft of the Greenbriar merger agreement to Weil.

On September 7, 2010, members of the Company’s management participated in a due diligence meeting with representatives from Greenbriar, Ernst & Young, Greenbriar’s accountants, and Stephens at the offices of Stephens in Dallas, Texas. Members of the Company’s management also participated in a due diligence meeting relating to the Company’s information technology systems with Ernst & Young and representatives from Greenbriar. Additionally, on September 7, 2010, Weil distributed a draft of the limited guarantee, as referred to in the Greenbriar merger agreement, to Hughes Hubbard.

On September 8, 2010, members of the Company’s management participated in telephone conferences regarding (i) tax and employee benefits diligence with representatives from Ernst & Young and (ii) insurance diligence with representatives from Marsh & McLennan Companies, Greenbriar’s insurance advisors.

On September 9, 2010, members of the Company’s management and Mr. Lentzsch participated in a meeting with representatives from Scopelitis, Garvin, Light, Hanson & Feary, special legal counsel to Greenbriar, to discuss the Company’s independent contractor model. Representatives from Greenbriar were also present at the meeting. Additionally, during the afternoon of September 9, 2010, Weil had a telephone conference with Hughes Hubbard to discuss the draft Greenbriar merger agreement distributed by Hughes Hubbard on September 6, 2010. Immediately after the telephone conference, Weil updated the special committee on the results of the negotiations. During the evening of September 9, 2010, Weil distributed a revised draft of the Greenbriar merger agreement to Hughes Hubbard.

From September 9, 2010 until September 29, 2010, the Company participated in various follow-up due diligence meetings and telephone conferences with representatives of Greenbriar, Hughes Hubbard and other Greenbriar advisors.

On September 10, 2010, representatives from Greenbriar held a meeting for potential lenders to Greenbriar in respect of the transaction with the Company at the offices of Weil in Dallas, Texas. Members of the Company’s senior management attended and presented at the meeting. Mr. Lentzsch and representatives from Stephens and Weil were also in attendance, and Mr. Smiley participated by telephone conference. Following the lender presentation, certain of the lenders, representatives from Greenbriar and Stephens and members of the Company’s management visited one of the Company’s business centers in Dallas.

On September 15, 2010, representatives from Weil and Hughes Hubbard had a telephone conference to discuss outstanding issues on the Greenbriar merger agreement, the status of due diligence and the limited guarantee. From that day until the Greenbriar merger agreement and related transaction documents were executed on the afternoon of October 1, 2010, the parties and their respective representatives negotiated the terms of the definitive documents (including, without limitation, the Greenbriar merger agreement, disclosure schedules, limited guarantees and debt and equity commitment letters) and exchanged drafts of such definitive documents. Significant issues discussed included, but were not limited to, the conditions to closing of the Greenbriar merger agreement, the circumstances under which the termination fees would be payable, the definition of superior proposal, the definition of material adverse effect and restrictions on the Company’s ability to engage in certain activities between signing and closing. During the same period, representatives of Greenbriar continued their due diligence investigation of the Company.

On September 17, 2010, the special committee had a telephone conference with Weil and Stephens to discuss the material open issues of the Greenbriar merger agreement, which included, among other items, the termination provisions of the Greenbriar merger agreement, the definition of material adverse effect and superior proposal and the restrictions on the Company’s ability to engage in certain activities between signing and closing.

On September 21, 2010, Hughes Hubbard distributed a revised draft of the Greenbriar merger agreement and a list of open material issues to Weil.

On September 22, 2010, the special committee convened a meeting with representatives from Weil to discuss open issues in the Greenbriar merger agreement and regarding the proposed transaction generally.

On September 23, 2010, Mr. Welch met in New York with certain representatives from Greenbriar to discuss the business and opportunities of the Company.

On the morning of September 24, 2010, the special committee had a telephone conference with representatives from Greenbriar to discuss open issues remaining in the Greenbriar merger agreement. After discussion, the special committee and Greenbriar agreed to reconvene the meeting in the afternoon to revisit the remaining open issues. At 12:00 p.m. Central Time on September 24, 2010, the special committee held a telephone conference with representatives from Weil and Stephens to discuss the resolution of certain open issues on the Greenbriar merger agreement and to discuss the remaining open issues. At 4:00 p.m. Central Time on September 24, 2010, the special committee had another telephone conference with representatives from Greenbriar to discuss and resolve additional open issues in the Greenbriar merger agreement. Immediately after the meeting with Greenbriar concluded, the special committee held another telephone conference with representatives from Weil to discuss the resolution of open issues discussed with representatives from Greenbriar. Following the meeting, a draft of the Greenbriar merger agreement incorporating the discussions between the special committee and representatives from Greenbriar was delivered to Hughes Hubbard by Weil.

On September 24, 2010 and on September 25, 2010, Hughes Hubbard delivered drafts of the debt commitment letter and equity commitment letters to Weil.

All parties to the transaction worked through the weekend of September 25 and 26, 2010 to negotiate and finalize the Greenbriar merger agreement, the limited guarantees, the debt commitment letter, the equity commitment letters and related transaction documents, including several extended telephone conversations and negotiations during this period.

At 4:00 pm Central Time on September 26, 2010, representatives from Weil had a telephone conference with representatives from Hughes Hubbard to discuss the last remaining issues concerning the Greenbriar merger agreement and the disclosure schedules to the Greenbriar merger agreement. Immediately after the telephone conference, representatives from Weil updated the special committee on the outstanding issues, which primarily related to the closing conditions in the Greenbriar merger agreement. The special committee concluded that it would call a full meeting of the board of directors the following morning to determine its course of action regarding the remaining issues.

On September 27, 2010, the board of directors convened a telephonic meeting at which the special committee provided the board of directors with an update on the status of the transaction generally, and certain issues that had arisen in the Greenbriar merger agreement negotiations, the disclosure schedules, and the terms of the debt commitment letter and equity commitment letters. At this meeting, the board of directors, on recommendation of the special committee, authorized the special committee to provide Greenbriar until the end of the day on Friday, October 1, 2010, to finalize its due diligence and come to agreement on all remaining issues. The board of directors also determined not to formally extend Greenbriar’s 30-day exclusivity period, which was set to expire at 11:59 p.m. Eastern Time on September 27, 2010.

The special committee, Weil, Greenbriar and Hughes Hubbard negotiated and finalized the terms of the Greenbriar merger agreement, disclosure schedules, the debt commitment letter, the equity commitment letters, the limited guarantees and other transaction documents, and on October 1, 2010, the board of directors and its legal and financial advisors met to review the proposed Greenbriar merger agreement. The special committee discussed the process it had undertaken to negotiate a transaction with Greenbriar, including the Greenbriar merger agreement and other definitive documents. Representatives from Weil reviewed with the board of directors its fiduciary duties, the terms of the Greenbriar merger agreement, the terms of the debt commitment letter, the terms of the equity commitment letters and the terms of the limited guarantees. The board of directors asked questions of Weil throughout its presentation. Representatives from Stephens presented the board of directors with its financial analyses of the proposed transaction with Greenbriar. The board of directors asked questions throughout the presentation. Stephens then delivered the board of directors its opinion that, as of October 1, 2010, and based upon and subject to the factors and assumptions set forth in such opinion, the $21.25 per share in cash to be received by the holders of outstanding shares of the Company’s common stock pursuant to the Greenbriar merger agreement was fair from a financial point of view to the Company’s public stockholders. The members of the special committee unanimously recommended to the board of directors that it approve the Greenbriar merger agreement and the merger with an affiliate of Greenbriar. The board of directors then voted unanimously to approve the Greenbriar merger agreement and the merger with an affiliate of Greenbriar on the terms set forth therein.

Immediately after the conclusion of the board meeting on October 1, 2010, DashNow Holding Corp., DashNow Acquisition Corp. and the Company executed the Greenbriar merger agreement and the Company and Greenbriar issued a joint press release announcing the execution of the Greenbriar merger agreement.

The Greenbriar merger agreement provided that, until 12:01 p.m., New York City time, on November 10, 2010, the Company would be allowed to initiate, solicit and encourage takeover proposals from third parties and to provide non-public information and participate in discussions and negotiate with third parties with respect to takeover proposals. At the direction of the board of directors, Stephens conducted this “go-shop” process on behalf of the Company.

Beginning on October 1, 2010, pursuant to the “go-shop” provision of the Greenbriar merger agreement, representatives of Stephens began contacting potential buyers that were believed to be capable of, and might be interested in, consummating an acquisition of the Company at a price greater than $21.25 per share. Representatives of Stephens contacted 129 separate parties, including 38 potential strategic buyers, one of which was Parent, and 91 potential financial buyers. Of the 129 parties contacted, 7 parties (of which 1 was a potential strategic buyer and 6 were potential financial buyers), including Parent, entered into confidentiality agreements and were given access to confidential information regarding the Company.

During the “go-shop” period, the Company and its representatives continued to work to consummate the transactions contemplated by the Greenbriar merger agreement in light of the uncertain outcome of the “go-shop” process and as required by the Greenbriar merger agreement. Among the actions taken by the Company and its representatives in connection with the Greenbriar merger agreement, the Company filed for and received antitrust clearance under the HSR Act and prepared and filed a preliminary proxy statement with the SEC.

During the “go-shop” period, the special committee periodically met with representatives from Stephens and Weil for updates on the activities of the Company’s representatives related to the “go-shop” process.

On November 3, 2010 members of Parent’s management met with a member of the special committee and members of the Company’s senior management in Dallas, Texas and discussed various diligence matters. Representatives from Weil and Stephens were present at the meeting.

On November 9, 2010, prior to the end of the “go-shop” period, Parent submitted a written, non-binding indication of interest regarding a potential acquisition of the Company, which stated that Parent was prepared to acquire the Company at a price per share of $23.50 in cash. Later in the day on November 9, 2010, a telephonic meeting of the board of directors was held. Certain of the Company’s senior management and representatives of Weil and Stephens were in attendance. At the meeting, the board of directors resolved to designate Parent as an “excluded party” as such term is defined in the Greenbriar merger agreement.

On November 10, 2010, the Company sent a notice to Greenbriar notifying it that Parent had submitted a written “takeover proposal” as such term is defined in the merger agreement and that the board of directors had designated Parent as an “excluded party” and intended to continue to engage in discussions and negotiations with Parent with respect to the takeover proposal beyond the conclusion of the “go-shop” period. The notice included copies of all written materials provided by Parent (including a copy of the takeover proposal submitted by Parent) and a summary of the reasons for determining that Parent was an “excluded party”.

Commencing on November 10, 2010 and continuing until November 22, 2010, representatives from Parent continued their due diligence investigation of the Company and the special committee and the Company’s advisors participated in various diligence meetings and telephone conferences with Parent and its advisors.

On November 16, 2010, Morgan, Lewis & Bockius LLP, United States legal counsel to Parent, which we refer to as Parent’s U.S. legal counsel, sent Weil an initial draft of a merger agreement, which we refer to as the merger agreement, which was based on the Greenbriar merger agreement except that it revised or added certain provisions, including, among other things, (i) increasing the merger consideration to be received by the Company’s stockholders to $23.50 per share, (ii) eliminating the reverse break-up fee, (iii) providing the Company with the right of specific performance under certain circumstances and (iv) including language pursuant to which Parent agreed to dispose of, hold separate or divest itself of all or any portion of its business or assets in order to eliminate any impediment to closing the merger transaction with respect to laws relating to competition and restrictive trade practices.

On November 17, 2010, the Company sent the merger agreement to Greenbriar and Hughes Hubbard as required by the Greenbriar merger agreement.

On November 18, 2010, Weil had a telephone conference with the special committee regarding the draft merger agreement. Later that day, Weil sent a revised draft of the merger agreement to Parent’s U.S. legal counsel. The revised draft included a provision that the Company may seek damages from Parent that may include the loss of premium to the Company’s stockholders.

On November 22, 2010, Parent delivered a formal binding offer, which we refer to as the Formal Proposal, for the acquisition of all of the outstanding shares of the Company in a merger transaction in which the Company’s stockholders would receive $23.50 in cash per share of the Company’s common stock on the terms set forth in the draft merger agreement sent by Parent’s U.S. legal counsel on November 16, 2010 to Weil, which included substantially all of the changes set forth in the revised draft sent by Weil on November 18, 2010. The Formal Proposal included a copy of the merger agreement which was fully executed by all parties other than the Company and provided that it would remain open until 6:00 p.m. New York City time on December 1, 2010.

On November 23, 2010, a telephonic meeting of the board of directors was held at which the board of directors determined that the Formal Proposal constituted a “superior proposal” as such term is defined in the Greenbriar merger agreement. Also on November 23, 2010, the Company sent a notice to Greenbriar notifying it that the board of directors had determined that the Formal Proposal constituted a “superior proposal” and that the four business day period had commenced during which the Company would be required to negotiate with Greenbriar to enable Greenbriar to revise the terms of the Greenbriar merger agreement and related agreements such that the Formal Proposal would no longer constitute a “superior proposal.” Included with the notice was a copy of the Formal Proposal.

On November 26, 2010, Greenbriar delivered a proposed amendment to the Greenbriar merger agreement that, among other things, increased the merger consideration to be received by the Company’s stockholders to $23.50 per share. Greenbriar also submitted revised equity commitment letters, which included increased equity commitments from affiliates of Greenbriar, and revised limited guarantees.

Commencing on November 26, 2010 and continuing until November 28, 2010, the Company and Greenbriar and their respective representatives negotiated the terms of the amendment to the Greenbriar merger agreement, the revised equity commitment letters and the limited guarantees. During this time period, the members of the special committee and the Company’s advisors participated in numerous telephone conferences.

On the afternoon of November 29, 2010, Parent submitted a revised formal binding offer (including a copy of the merger agreement, which was fully executed by all parties other than the Company), which we refer to as the Revised Formal Proposal, for the acquisition of all of the outstanding shares of the Company in a merger transaction in which the Company’s stockholders would receive $24.00 in cash per share of the Company’s common stock. The Revised Formal Proposal indicated that it would remain open until 11:59 p.m. New York City time on December 6, 2010. Also on November 29, 2010, the Company sent a notice to Greenbriar notifying Greenbriar that the Company had received the Revised Formal Proposal and that a new four business day period had commenced during which the Company would be required to negotiate with Greenbriar to enable it to further revise the terms of the Greenbriar merger agreement (including the proposed amendment to the Greenbriar merger agreement) and related agreements such that the Revised Formal Proposal would no longer constitute a “superior proposal.” Included with the notice was a copy of the Revised Formal Proposal.

On November 30, 2010, Greenbriar submitted a revised amendment to the Greenbriar merger agreement that, among other things, increased the merger consideration to be received by the Company’s stockholders to $24.00 per share, increased the termination fee payable by the Company to $7.7 million, increased the reverse break-up fee payable by affiliates of Greenbriar if the merger fails to close because the debt financing is unavailable to $14.3 million, increased the reverse break-up fee payable by affiliates of Greenbriar if the Greenbriar merger agreement is terminated as the result of Greenbriar’s material breach to $21.4 million and provided the Company the right of specific performance under certain circumstances, which together with the Greenbriar merger agreement we refer to as the Revised Greenbriar Proposal. Greenbriar also submitted revised equity commitment letters, which included increased equity commitments up to $175 million from affiliates of Greenbriar, and amended and restated limited guarantees. Later in the morning on November 30, 2010, the board of directors and its legal and financial advisors held a telephonic meeting to review the Revised Greenbriar Proposal and the Revised Formal Proposal. Weil and the special committee discussed the process they had undertaken in respect of the two proposals, including the negotiations with Greenbriar with respect to the Revised Greenbriar Proposal. The board of directors considered whether, in light of the Revised Greenbriar Proposal, the Revised Formal Proposal continued to constitute a “superior proposal.” The board of directors considered the terms and conditions of the Revised Greenbriar Proposal and the Revised Formal Proposal as well as the relative risks associated with each and concluded that the Revised Formal Proposal no longer constituted a “superior proposal.” The factors considered by the board of directors included, among other things, the estimated time required to consummate each proposal and the relative certainty and timing of closing, taking into account requisite remaining regulatory approvals and the status of DashNow Holding Corp.’s debt financing. Representatives from Stephens then delivered to the board of directors its oral opinion that, based upon and subject to the factors and assumptions set forth in a written opinion to be delivered to the board of directors after the meeting, the $24.00 per share in cash to be received by the holders of outstanding shares of the Company’s common stock pursuant to the Revised Greenbriar Proposal was fair from a financial point of view to the Company’s public stockholders. The members of the special committee unanimously recommended to the board of directors that it approve the revised amendment to the Greenbriar merger agreement. The board of directors then voted unanimously to approve the revised amendment to the Greenbriar merger agreement on the terms set forth therein.

Later in the day on November 30, 2010, DashNow Holding Corp., DashNow Acquisition Corp. and the Company executed the revised amendment to the Greenbriar merger agreement (which, as amended, we continue to refer to as the Greenbriar merger agreement), and the Company issued a press release announcing the execution of the revised amendment to the Greenbriar merger agreement.

On December 6, 2010, Parent delivered a new formal binding offer, which we refer to as the Final Proposal, for the acquisition of all of the outstanding shares of the Company in a merger transaction in which the Company’s stockholders would receive $25.00 in cash per share of the Company’s common stock. The Final Proposal included a copy of the merger agreement which was fully executed by all parties other than the Company and provided that it would remain open until 11:59 p.m. New York City time on December 13, 2010.

On December 7, 2010, a telephonic meeting of the board of directors was held at which the board of directors determined that the Final Proposal constituted a “superior proposal” as such term is defined in the Greenbriar merger agreement. Immediately after the board meeting and at the request of the Company, Parent revised its Final Proposal to provide that it would remain open until 11:59 a.m. New York City time on December 14, 2010. Also on December 7, 2010, the Company sent a notice to Greenbriar notifying it that the board of directors had determined that the Final Proposal constituted a “superior proposal” and that the four business day period had commenced during which the Company would be required to negotiate with Greenbriar to enable Greenbriar to revise the terms of the Greenbriar merger agreement and related agreements such that the Final Proposal would no longer constitute a “superior proposal.” Included with the notice was a copy of the Final Proposal.

On December 13, 2010, Greenbriar informed the Company that it would not be increasing the merger consideration under the Greenbriar merger agreement or making any other changes to the Greenbriar merger agreement.

On the morning of December 14, 2010, the board of directors and its legal and financial advisors held a telephonic meeting to review the Final Proposal. The board of directors unanimously determined that the Final Proposal continued to constitute a “superior proposal” as compared to the terms of the Greenbriar merger agreement. Representatives from Stephens presented the board of directors with its financial analyses of the proposed transaction with Parent. Stephens then delivered the board of directors its opinion that, as of December 14, 2010, and, based upon and subject to the factors and assumptions set forth in such opinion, the $25.00 per share in cash to be received by the holders of outstanding shares of the Company’s common stock pursuant to the TransForce merger agreement was fair from a financial point of view to the Company’s public stockholders. The full text of the written opinion of Stephens, dated December 14, 2010, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. The members of the special committee unanimously recommended to the board of directors that it approve the merger with TransForce, the TransForce merger agreement and the termination of the Greenbriar merger agreement. The board of directors then voted unanimously to approve the merger and the TransForce merger agreement on the terms set forth therein and the termination of the Greenbriar merger agreement.

Later in the day on December 14, 2010, the Company sent notice to Greenbriar terminating the Greenbriar merger agreement and paid the termination fee to DashNow Holding Corp. in the amount of $7,729,106. Concurrently with the termination of the Greenbriar merger agreement, the Company executed the TransForce merger agreement, which had been executed by Parent and Merger Sub at the time of its delivery of the Final Proposal. Thereafter, the Company issued a press release announcing the merger, the execution of TransForce merger agreement and the termination of the Greenbriar merger agreement.

Reasons for the Merger; Recommendation of the Board of Directors

Special Committee

The special committee, consisting solely of non-employee independent directors and acting with the advice and assistance of the Company’s legal and financial advisors, evaluated and negotiated the acquisition proposal by Parent, including the terms and conditions of the merger agreement. The special committee determined that the TransForce merger agreement is superior to the Greenbriar merger agreement and the merger is fair to and in the best interests of the Company and its stockholders, approved and declared it advisable to enter into the merger agreement and unanimously recommended that the board of directors (i) approve the execution, delivery and performance of the merger agreement and the transactions contemplated by the merger agreement, including the merger, and (ii) resolve to recommend that the stockholders of the Company adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger.

In the course of reaching its determination, the special committee considered the following factors and potential benefits of the merger, each of which the members of the special committee believed supported its decision:

•	the current and historical market prices of the Company’s common stock and the fact that the price of $25.00 per share of the Company’s common stock represented a premium of approximately 63% to the closing price of the Company’s common stock on October 1, 2010, the last trading day prior to the public announcement of the Greenbriar merger agreement, a premium of approximately 86.3% to the average price for the 30 trading days prior to October 1, 2010, a premium of approximately 17.6% over the consideration provided by the initial Greenbriar merger agreement and a premium of approximately 4.17% over the consideration provided by the amended Greenbriar merger agreement;

•	at no time in the twenty-two months prior to the execution and announcement of the Greenbriar merger agreement had the market price for the Company’s common stock equaled or exceeded $25.00 per share;

•	the prospect that the following factors negatively affecting the Company’s stock price would continue to negatively affect the Company’s stock price in the future:

°	inconsistent earnings performance as compared to the Company’s and analysts projections;

°	the Company’s financial performance, including revenue growth and earnings per share, will likely remain consistent with the performance of the transportation sector in general, which will remain negatively impacted by sluggish economic growth;

°	coverage by only five industry analysts;

°	a low market capitalization relative to its publicly-traded peer group; and

°	given the Company’s size, the costs of being a public company outweighing the benefits of being a public company;

•	the special committee’s understanding of the business, operations, financial condition, earnings and prospects of the Company, including the prospects of the Company on a stand-alone basis including:

°	the execution of an organic growth strategy based on increasing the size of the sales force, improved training for the sales force and focus on key industries;

°	the possible execution of an acquisition strategy with its attendant execution and operational risks; and

°	unusual or non-recurring changes to historic operations that may not occur in future operations;

•	the possible alternatives to the sale of the Company, including continuing to operate the Company on a stand-alone basis, and the significant risks and uncertainties associated with such alternatives, including the risks associated with the Company’s ability to meet its projections for future results of operations, compared to the certainty of realizing in cash a fair value for the Company’s stockholders through the merger;

• the terms of the merger agreement and the related agreements, including:

°	the limited number and nature of the conditions to Parent’s obligation to consummate the merger;

°	the Company’s ability, under certain circumstances specified in the merger agreement, at any time prior to the time the Company stockholders adopt the merger agreement, to consider and respond to written takeover proposals or provide non-public information to or engage in discussions or negotiations with the person making such proposals if the board of directors, prior to taking any such actions, determines in good faith after consultation with financial advisors and legal counsel that (i) failure to take action would violate the directors’ fiduciary duties to the Company’s stockholders and (ii) the takeover proposal either constitutes a superior proposal or could reasonably be expected to result in a superior proposal;

°	the Company’s ability, under certain circumstances specified in the merger agreement, to terminate the merger agreement in order to accept a superior proposal, subject to paying Parent a termination fee of approximately $7.7 million;

°	the board of directors’ ability, under certain circumstances specified in the merger agreement, to withhold, withdraw, qualify or modify its recommendation that the Company’s stockholders vote to adopt the merger agreement, subject to Parent’s subsequent right to terminate the merger agreement and the Company’s subsequent obligation to pay a termination fee of approximately $7.7 million;

°	the fact that the merger agreement provides that the Company may seek specific performance to require Parent and Merger Sub to complete the merger and permits the Company to seek as damages the lost economic benefit of the transactions contemplated by the merger agreement to the Company’s stockholders and option holders rather than limiting damages to the amount of the termination fee;

°	the fact that the consummation of the merger is not conditioned on Parent’s ability to secure debt financing or equity financing in order to pay the merger consideration; and

°	the fact that the termination date of May 31, 2011 under the merger agreement allows for sufficient time to complete the merger;

•	the fact that the merger consideration is all cash, allowing the Company’s stockholders to immediately realize a fair value for their investment, while also providing the stockholders certainty of value for their shares of the Company’s common stock, while avoiding long-term business risk;

•	the financial presentation of Stephens, including its written opinion to the board of directors dated December 14, 2010, to the effect that, as of that date and based upon and subject to the factors and assumptions set forth in the opinion, the $25.00 per share in cash to be received by the holders of outstanding shares of the Company’s common stock pursuant to the merger agreement was fair from a financial point of view to the Company’s public stockholders (see the section entitled “Opinion of Stephens, Financial Advisor,” beginning on page 40);

•	the availability of appraisal rights to holders of the Company’s common stock who comply with all of the required procedures under the DGCL, which allows holders of the Company’s common stock to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery and to receive cash payment based on that valuation instead of receiving the per share merger consideration provided under the merger agreement;

•	the fact that, for six months following the closing of the merger, the surviving corporation will provide employees of the Company and its subsidiaries during their employment with the same level of base salary in effect on the date of the closing of the merger and employee benefit plans and arrangements, other than equity-based plans, that are no less favorable, in the aggregate, than similar employee benefit plans and arrangements provided by the Company and its subsidiaries prior to the closing;

•	the fact that, subsequent to the announcement of the transaction with affiliates of Greenbriar and prior to the execution of the merger agreement, at the direction of the board of directors and under the supervision of the special committee, Stephens contacted 129 parties that might be interested in acquiring the Company to solicit their interest in making a takeover proposal, and of the 129 parties, only Parent submitted either a non-binding or a binding proposal;

•	the fact that the negotiations of the transaction with Parent, including the merger agreement and the merger, were conducted under the oversight of the special committee, which:

°	is comprised solely of independent directors who are not employees of the Company and who have no material financial interest in the merger that is different from that of the Company’s stockholders;

°	retained and received advice and assistance from the Company’s financial and legal advisors in evaluating, negotiating and recommending the terms of the merger agreement;

°	was delegated the power and authority to review and evaluate, participate in the negotiations of, and make recommendations to the board of directors with respect to a transaction or any alternative thereto; and

°	the terms of the merger agreement were based on the terms of the Greenbriar merger agreement, which resulted from extensive negotiations between the special committee and its legal and financial advisors, on the one hand, and Greenbriar and its legal and financial advisors, on the other hand, with only limited modifications requested by Parent that were generally favorable to the Company and its stockholders;

°	the consideration for the merger represented a 4.17% premium to the merger consideration set forth in the Greenbriar merger agreement, as amended, which resulted from extensive negotiations between the special committee and its legal and financial advisors, on the one hand, and Greenbriar and its legal and financial advisors, on the other hand; and

•	the fact that the merger is subject to the approval of the Company’s stockholders.

The special committee also considered a variety of risks and other potentially negative factors concerning the merger agreement and the merger, including the following:

•	the current uncertain state of the economy and general uncertainty surrounding forecasted economic conditions in both the near-term and the long-term;

•	the risks that the regulatory approvals required by the merger may delay consummation of the transaction;

•	the risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on the Company’s business and its relationships with customers;

•	the risk of a material decline in the Company’s share price or damage to the Company’s relationship with its customers if the merger does not close;

•	the fact that the Company’s stockholders will not participate in any future earnings or growth of the Company and will not benefit from any appreciation in value of the Company, including any appreciation in value that could be realized as a result of acquisitions or improvements to the Company’s operations;

•	the requirement that the Company pay Parent a termination fee of approximately $7.7 million if the Company enters into a definitive agreement as the result of a superior proposal, which may discourage other potential bidders from making a competing bid to acquire us;

•	the cost of terminating the Greenbriar merger agreement, including the payment to certain affiliates of Greenbriar of a termination fee of approximately $7.7 million;

•	the restrictions on the conduct of the Company’s business prior to the completion of the merger, requiring the Company to conduct its business only in the ordinary course, subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the merger;

•	the fact that certain of the Company’s directors and executive officers have financial interests in the merger that are different from, or in addition to, those of the Company’s stockholders generally (see the section entitled “The Merger — Interests of Certain Persons in the Merger” beginning on page 49);

•	the fact that the closing of the merger is conditioned upon there being demands for appraisal from not more than 15% of the outstanding shares of the Company’s common stock;

•	the fact that, even if the merger is not completed, the Company will be required to pay its legal and accounting fees, a portion of the Company’s investment banking fees, and other miscellaneous fees;

•	the fact that, for U.S. federal income tax purposes, the transaction would be taxable to the Company’s stockholders that are U.S. holders; and

•	the fact that, while the Company expects that the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the merger agreement will be satisfied, and, as a result, the merger may not be consummated,

This discussion summarizes the material factors considered by the special committee in its consideration of the merger but is not meant to be an exhaustive list of the factors considered by the special committee. After considering these factors, the special committee concluded that the positive factors relating to the merger agreement and the merger significantly outweighed the potential negative factors. In view of the wide variety of factors considered by the special committee, and the complexity of these matters, the special committee did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the special committee may have assigned different weights to various factors. The special committee unanimously approved and recommended the merger agreement and the merger based upon the totality of the information presented to and considered by it. The special committee believes that the merger is fair to, and in the best interests of, the Company and its stockholders.

Board of Directors

The board of directors, acting upon the unanimous recommendation of the special committee, unanimously determined that merger agreement is superior to the Greenbriar merger agreement, that the Greenbriar merger agreement should be terminated, and that the required termination fee should be paid to DashNow Holding Corp. The board of directors, acting upon the unanimous recommendation of the special committee, also unanimously (i) determined that the merger, the merger agreement and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, the Company and its stockholders, and declared it advisable to enter into the merger agreement; (ii) approved the execution and delivery of the merger agreement, the performance by the Company of its covenants and agreements contained in the merger agreement and the consummation of the transactions contemplated thereby, including the merger, upon the terms and subject to the conditions contained in the merger agreement; and (iii) resolved to recommend that the stockholders adopt the merger agreement and directed that such matter be submitted for consideration of the stockholders of the Company at the special meeting.

In reaching these determinations, the board of directors considered (i) a variety of business, financial and market factors; (ii) the financial presentation of Stephens, including the written opinion of Stephens to the board of directors dated December 14, 2010 as to the fairness, from a financial point of view, to the Company’s public stockholders of the consideration to be received as a result of the merger; (iii) each of the positive and negative factors considered by the special committee in its unanimous recommendation, as described above; and (iv) the unanimous recommendation of the special committee.

The foregoing discussion summarizes the material factors considered by the board of directors in its consideration of the merger. In view of the wide variety of factors considered by the board of directors, and the complexity of these matters, the board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the board of directors may have assigned different weights to various factors. The board of directors unanimously approved and recommended the merger agreement and the merger based upon the totality of the information presented to and considered by it.

The board of directors believes that the merger is fair to, and in the best interests of, the Company and its stockholders and recommends that the stockholders adopt the merger agreement. The board of directors recommends that you vote “FOR” the adoption of the merger agreement.

Opinion of Stephens, Financial Advisor

Stephens was retained to assist the Company in analyzing potential strategic alternatives that may lead to a possible sale and, in such capacity, acted as the financial advisor to the Company. As part of its engagement, the Company requested the opinion of Stephens as to the fairness, from a financial point of view, to the Company’s public stockholders of the $25.00 per share cash consideration to be received by the Company’s public stockholders in the merger pursuant to the merger agreement. For the purposes of Stephens’ opinion, the “public stockholders” of the Company means the holders of outstanding shares of the Company’s common stock, other than Parent and its directors, officers and affiliates and the directors, officers, managers and affiliates of the Company. On December 14, 2010, Stephens delivered its oral opinion to the board of directors of the Company and subsequently confirmed in a written opinion, dated December 14, 2010, that, as of that date and based upon and subject to the assumptions, procedures, factors, limitations and qualifications stated in its written opinion, the $25.00 per share cash consideration to be received by the Company’s public stockholders was fair, from a financial point of view, to the public stockholders.

Stephens provided the opinion described above for the information and assistance of the board of directors in connection with its consideration of the approval of the merger agreement. The terms of the merger agreement, including the amount and form of the consideration payable pursuant to the merger agreement to the Company’s public stockholders, were determined through negotiations between the Company and TransForce, and were approved by the board of directors. Stephens did not recommend the amount or form of consideration payable pursuant to the merger agreement. Stephens has consented to the inclusion within the proxy statement of its opinion and the description of its opinion appearing under this subheading “Opinion of Stephens, Financial Advisor.” The full text of the written opinion of Stephens, dated December 14, 2010, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion is attached as Annex B to this proxy statement.

Stephens’ opinion does not address the merits of the underlying decision by the Company to enter into the merger agreement, the merits of the merger as compared to other alternatives potentially available to the Company or the relative effects of any alternative transaction in which the Company might engage, nor is it intended to be a recommendation to any person as to how to vote on the proposal to adopt the merger agreement. In addition, except as explicitly set forth in Stephens’ opinion, Stephens was not asked to address, and Stephens’ opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company other than the public stockholders. Stephens was not asked to express any opinion, and does not express any opinion, as to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or to any group of such officers, directors or employees, relative to the compensation to other shareholders of the Company. Stephens’ fairness opinion committee has approved Stephens’ opinion.

In connection with its opinion, Stephens has:

•	analyzed certain publicly available financial statements and reports regarding the Company;

•	analyzed certain internal financial statements and other financial and operating data (including the financial forecast for fiscal years 2011 — 2015) concerning the Company prepared by the management of the Company;

•	reviewed the reported prices and trading activity for the Company’s common stock;

•	compared the financial performance of the Company and the prices and trading activity of the Company’s common stock with that of certain other comparable publicly-traded companies and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

•	reviewed the forecasted potential future cash flows of the Company;

•	reviewed the most recent draft provided to Stephens of the merger agreement and related documents;

•	discussed with management of the Company the operations of and future business prospects for the Company;

•	assisted in the board of directors’ deliberations regarding the material terms of the merger agreement and in the Company’s negotiations with TransForce; and

•	performed such other analyses and provided such other services as Stephens has deemed appropriate.

As described within the proxy statement under “The Merger — Background of the Merger,” subsequent to rendering its opinion and following the public announcement of the initial merger agreement with Greenbriar on October 1, 2010 (“initial Greenbriar merger agreement”), at the direction of the board of directors, Stephens aggressively solicited the interest of other third parties with respect to a possible business combination transaction with the Company in accordance with the terms of the merger agreement.

In rendering its opinion, Stephens relied on the accuracy and completeness of the information and financial data provided to it by the Company and of the other information reviewed by it in connection with the preparation of its opinion, and Stephens’ opinion is based upon such information. Stephens has not assumed any responsibility for independent verification of the accuracy or completeness of any of such information or financial data. The management of the Company has assured Stephens that they are not aware of any relevant information that has been omitted or remains undisclosed to Stephens. Stephens has not assumed any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of the Company or Parent, and it has not been furnished with any such evaluations or appraisals; nor has it evaluated the solvency or fair value of the Company or Parent under any laws relating to bankruptcy, insolvency or similar matters. Stephens has not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecasts for fiscal 2011-2015 prepared by the management of the Company, Stephens has assumed they have been reasonably prepared and reflected the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. Stephens’ opinion is necessarily based upon market, economic, and other conditions as they existed and could be evaluated, and on the information made available to them, as of the date of its opinion. Stephens has also assumed that the representations and warranties contained in the merger agreement and all related documents are true, correct and complete in all material respects.

The following is a summary of the material financial analyses performed and material factors considered by Stephens in connection with its opinion. Stephens performed certain procedures, including each of the financial analyses described below, and reviewed with the board of directors the assumptions upon which the analyses were based, as well as other factors. Although the summary does not purport to describe all of the analyses performed or factors considered by Stephens within this regard, it does set forth those considered by Stephens to be material in arriving at its opinion. The order of the summaries of analyses described does not represent the relative importance or weight given to those analyses by Stephens. It should be noted that in arriving at its opinion, Stephens did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Stephens believes that its analysis must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

Premium Analysis.  Stephens analyzed the consideration to be received by holders of the Company’s common stock pursuant to the merger agreement in relation to the consideration to be received pursuant to the initial Greenbriar merger agreement, the amended Greenbriar merger agreement, the closing price of the Company’s common stock on September 28, 2010 (prior to announcement of the initial Greenbriar merger agreement), and the average closing prices of the Company’s common stock for the 7-day, 30-day and year-to-date (“YTD”) periods ended September 28, 2010. This analysis indicated that the price per share to be paid to the holders of shares of the Company’s common stock pursuant to the merger agreement represented a premium of:

•	17.6% based on the consideration to be received in the initial Greenbriar merger agreement of $21.25 per share

•	4.17% based on the consideration to be received in the amended Greenbriar merger agreement of $24.00 per share

•	62.5% based on the closing stock price on September 28, 2010 of $15.38 per share

•	65.2% based on the 7-day average closing price of $15.13 per share

•	85.8% based on the 30-day average closing price of $13.46 per share

•	63.8% based on the YTD average closing price of $15.26 per share

•	27.2% based on the 52 week high closing stock price of $19.66 per share (10/22/09)

•	105.8% based on the 52 week low closing stock price of $12.15 per share (6/29/10)

Implied Transaction Multiples.  Stephens calculated select implied transaction multiples for the Company based upon the merger and financial information provided by Company management. Stephens calculated an implied equity value by multiplying $25.00 by the aggregate number of shares of the Company’s common stock on a fully diluted basis (including restricted stock, performance units and stock options on a net exercise basis). Stephens then calculated an implied enterprise value based on the implied equity value plus (i) indebtedness, minus (ii) cash, cash equivalents and marketable securities, which we refer to as Enterprise Value. As used within the description of Stephens’ financial analyses, “EBITDA” means earnings before interest, taxes, depreciation and amortization, “EBIT” means earnings before interest and taxes, “EPS” means earnings per share, “LTM” means last twelve months, and “CY” means calendar year; provided that EBITDA, EBIT and EPS have been adjusted to reflect non-recurring expenses. Unless otherwise noted, for the purposes of this section, “The Merger — Opinion of Stephens, Financial Advisor,” EBITDA, EBIT and EPS of the Company have been adjusted to reflect $4.4 million and $3.8 million of non-recurring expenses identified by the management of the Company for the LTM and CY periods, respectively.

The results of these analyses are summarized in the table below:

Company Multiple
(Based on $25.00 Offer Price)

Enterprise Value to:
LTM EBITDA	9.6x
CY2010 EBITDA Estimate	9.3x
Offer Price to:
LTM EPS	19.6x
CY2010 EPS Estimate	18.9x

Comparable Companies Analysis.  Stephens analyzed the public market statistics of certain comparable companies to the Company and examined various trading statistics and information relating to those companies. Stephens selected the companies below because their businesses and operating profiles are reasonably similar to the Company. No selected company identified below is identical to the Company. A complete analysis involves complex considerations and qualitative judgments concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading values of those selected companies. Mathematical analysis (such as determining the mean or the median) is not in itself a meaningful method of using selected company data.

In choosing similar companies to analyze, Stephens selected the following companies:

•	C. H. Robinson Worldwide, Inc.

•	Expeditors International of Washington, Inc.

•	Forward Air Corp.

•	Hub Group Inc.

•	J.B. Hunt Transport Services Inc.

•	Landstar System Inc.

•	Universal Truckload Services Inc.

•	UTi Worldwide Inc.

Stephens examined the historical market trading multiples of the selected companies to the Company, including the average market trading multiples of Enterprise Value to LTM EBITDA and of price to LTM EPS for the 2-year and 5-year periods ending September 28, 2010. Stephens noted the historical disparity between the market trading multiples of the selected companies and the Company.

The results of these analyses are summarized in the table below:

					Percent Discount of
					Company to
	Selected Companies				Selected
	Mean		Company		Companies Mean

Enterprise Value to:
LTM EBITDA Multiple — 2 Year Average	11.2	x	6.5	x	(42.2)%
LTM EBITDA Multiple — 5 Year Average	12.8	x	8.9	x	(30.7)%
Price to:
LTM EPS — 2 Year Average	25.1	x	13.4	x	(46.6)%
LTM EPS — 5 Year Average	25.6	x	17.1	x	(33.5)%

In addition, Stephens examined the market trading multiples for each company based on the September 28, 2010 closing price and information publicly available at that time, including the multiple of Enterprise Value to LTM and estimated CY 2010 EBITDA and of price to LTM and estimated CY 2010 EPS. For the purposes of the September 28, 2010 trading multiples for the Company presented below, EBITDA and EPS of the Company have been adjusted to reflect $2.6 million and $1.8 million of non-recurring expenses for the LTM and CY periods, respectively. Stephens noted the disparity between the market trading multiples of the selected companies and the Company. Additionally, Stephens noted the market trading multiples of the selected companies based on December 10, 2010 closing prices.

The results of these analyses are summarized in the table below:

			Based on 9/28/10 Closing Price
	Selected Companies						Percent Discount
	Mean		Selected				of Company to
	(Based on 12/10/10		Companies				Selected
	Closing Price)		Mean		Company		Companies Mean

Enterprise Value to:
LTM EBITDA	14.5	x	14.2	x	5.3	x	(62.7)%
CY2010 EBITDA Estimate	12.9	x	12.1	x	5.3	x	(56.2)%
Price to:
LTM EPS	32.2	x	29.2	x	12.2	x	(58.2)%
CY2010 EPS Estimate	26.9	x	25.1	x	12.3	x	(51.0)%

Based on this data and its understanding of the relative operating, financial and trading characteristics of the selected comparable companies and of the Company, Stephens derived a range for the implied value per share of the Company’s common stock of $18.31–$26.79. Stephens noted that the merger consideration of $25.00 per share for the Company’s common stock was within the range.

Comparable Transactions Analysis.  Stephens reviewed the financial terms of selected logistics services acquisition transactions announced since January 1, 2002. The following transactions were reviewed by Stephens (in each case, the first named company was the acquiror and the second named company was the acquired company and the transaction date is noted parenthetically):

•	GENCO Distribution System, Inc. / ATC Technology Corporation (7/19/10)

•	Harbour Group / Fleetgistics (3/23/10)

•	CPP Investment Board and Sterling Partners / Livingston International Income Fund (10/8/09)

•	Global Logistics Acquisition Corporation / The Clark Group (5/21/07)

•	TransForce Income Fund / Century II Holdings Inc. (8/29/07)

•	Oak Hill Capital Partners / Jacobson Companies (6/4/07)

•	Investcorp and Hicks Holdings LLC / Greatwide Logistics Services (12/19/06)

•	Velocity Express Corporation / CD&L, Inc. (7/5/06)

•	UTi Worldwide Inc. / Market Industries (3/7/06)

•	Charterhouse Group Inc. / Towne Holdings Inc. (11/30/05)

•	Welsh, Carson, Anderson & Stowe / Ozburn-Hessey Logistics (6/27/05)

•	Fenway Partners Inc. / Panther II Transportation, Inc. (6/13/05)

•	SUPERVALU / Total Logistics, Inc. (2/7/05)

•	Arsenal Capital Partners / Priority Air Express, Ltd. (8/24/04)

•	Exel plc / Tibbett & Britten Group plc (8/4/04)

•	PBB Global Logistics Income Fund / Clarke Inc. — Logistics Division (7/5/04)

•	American Capital Strategies / Roadrunner (7/30/03)

•	UTi Worldwide Inc. / Standard Corp. (10/11/02)

Stephens considered these selected logistics services acquisition transactions to be reasonably similar, but not identical, to the merger. A complete analysis involves complex considerations and qualitative judgments concerning differences in the selected transactions and other factors that could affect the transaction values in those selected transactions to which the merger is being compared. Mathematical analysis (such as determining the mean or the median) is not in itself a meaningful method of using selected transaction data.

For the selected transactions listed above, Stephens used publicly available financial information to determine the multiple of Enterprise Value to LTM EBITDA and of Enterprise Value to LTM EBIT.

	Company	Median Selected
	(Based on $25.00 Offer Price)	Transactions

Enterprise Value to:
LTM EBITDA	9.6x	8.4x
LTM EBIT	11.7x	10.0x

Based on this data, its understanding of the relative operating and financial characteristics of the target company and of the Company, and its understanding of the market, economic and other conditions as they existed as of the date of the selected transactions and of its opinion, Stephens derived an implied value range of approximately $19.06–$23.66 per share of the Company’s common stock. Stephens noted that the merger consideration of $25.00 per share for the Company’s common stock was above the range.

Discounted Cash Flow Analysis.  Stephens performed a discounted cash flow analysis on the Company using projections developed by management for fiscal years 2011–2015. The projections included assumptions, among others, of revenue increasing at a compound annual growth rate of 7.3% from fiscal year 2010 to 2015 and EBITDA margins expanding from 5.7% in fiscal year 2010 to 8.3% in 2015. Utilizing these projections, Stephens calculated a range of implied price per share based upon the discounted net present value of the sum of the projected stream of unlevered free cash flows for the nine months ending July 31, 2011 and years ending July 31, 2012 to July 31, 2015 and a projected terminal value at July 31, 2015. Stephens considered discount rates ranging from 18.0% to 20.0% (based on a weighted average cost of capital analysis) and EBITDA exit multiples ranging from 7.0–9.0x. The weighted average cost of capital was determined by the sum of (a) the market value of equity as a percentage of the total market value of the Company’s capital multiplied by the Company’s estimated cost of equity, and (b) the market value of debt as a percentage of the total market value of the Company’s capital multiplied by the Company’s estimated after-tax market cost of debt. The Company’s estimated cost of equity was calculated using the Capital Asset Pricing Model which took into account the risk free rate, the Company’s beta, betas of comparable companies, and applicable risk premia. Utilizing the ranges of discount rates and exit multiples, Stephens derived an implied valuation range of $22.44–$28.19. Stephens noted that the merger consideration of $25.00 per share for the Company’s common stock was within the range.

Leveraged Buyout Analysis.  Stephens performed a leveraged buyout analysis on the Company using projections developed by management for fiscal years 2011–2015, adjusted for annual public company expenses of approximately $1.0 million. This analysis calculates current values for the Company based on the value that a hypothetical new equity investor would be willing to pay for the Company in order to generate acceptable internal rates of return. Based on a range of target internal rates of return of 25.0% to 35.0% for the hypothetical equity investor, a range of leverage of 3.0–4.0x LTM EBITDA and a five-year EBITDA exit multiple of 8.0x, the analysis yielded values for the Company’s common stock of $18.15–$23.55. Stephens noted that the merger consideration of $25.00 per share for the Company’s common stock was above the range.

Premiums Paid Analysis.  Stephens performed a premiums paid analysis based upon the premiums paid in 75 precedent public merger and acquisition transactions. The transactions utilized within the analysis were completed or announced between December 10, 2008 and December 10, 2010 and involved U.S. targets with pre-deal market capitalization greater than $50 million, transaction value between $100 million and $1 billion, and LTM EBITDA greater than $0. The analysis excluded targets in the oil, gas and consumable fuels, banking and real estate industries. In the premiums paid analysis, Stephens analyzed the premiums paid based on (i) the closing stock price of the target one day prior to announcement of the transaction; (ii) the average of the closing stock prices of the target for the seven days prior to announcement of the transaction; and (iii) the average of the closing stock prices of the target for the thirty days prior to announcement of the transaction. The means for the one day, seven day average and thirty day average premiums were 38.0%, 36.7% and 40.3%, respectively.

In addition, Stephens calculated the percentage of the examined transactions completed where the premium paid was between 0 and 100% in 10% increments. The results of this analysis are set forth below:

	Percent of Transactions
Premium	1 Day	7 Day Avg.	30 Day Avg.

> 100%	2.7%	1.3%	2.7%
90.0% – 100.0%	2.7%	1.3%	1.3%
80.0% – 90.0%	0.0%	2.7%	4.0%
70.0% – 80.0%	4.0%	6.7%	4.0%
60.0% – 70.0%	6.7%	4.0%	4.0%
50.0% – 60.0%	6.7%	5.3%	9.3%
40.0% – 50.0%	16.0%	13.3%	14.7%
30.0% – 40.0%	26.6%	22.7%	25.3%
20.0% – 30.0%	17.2%	18.7%	14.7%
10.0% – 20.0%	6.7%	13.3%	12.0%
0.0% – 10.0%	10.7%	10.7%	8.0%
	100.0%	100.0%	100.0%

Stephens noted that the merger consideration of $25.00 per share represented a premium of 62.5% over the closing share price of the Company on September 28, 2010, a premium of 65.2% over the average of the closing share prices of the 7 days prior to September 28, 2010 and a premium of 85.8% over the average of the closing share prices of the 30 days ended September 28, 2010.

Historical Trading Analysis.  Stephens analyzed the historical daily closing prices per share of the Company’s common stock for the one-year period ending September 28, 2010. Stephens noted that during this period, the 52-week low (reached on June 29, 2010) and 52-week high (reached on October 22, 2009) closing prices per share of the Company’s common stock were $12.15 and $19.66, respectively. Stephens further noted that the merger consideration of $25.00 per share for the Company’s common stock was above the upper end of the 52-week range for the closing prices per share of the Company’s common stock for the one-year period ended September 28, 2010.

As part of Stephens’ investment banking business, Stephens regularly issues fairness opinions and is continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. Stephens is familiar with the Company and regularly provides investment banking services to the Company and issues research reports regarding the Company. During the two years preceding September 28, 2010, Stephens provided investment banking services to the Company, but did not receive investment banking revenues from the Company. Stephens expects to pursue future investment banking services assignments from participants in the merger. In the ordinary course of business, Stephens and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt or equity securities or options on securities of the Company or of any other participant in the merger.

Fee Arrangements

The Company retained Stephens based on its qualifications and expertise and its reputation as a nationally recognized investment banking firm. Pursuant to a letter agreement dated June 17, 2010, Stephens received a fee of $600,000 for the delivery of its opinion on October 1, 2010, a fee in the amount of $50,000 for the delivery of its opinion on November 30, 2010 and a fee of $600,000 for its opinion delivered on December 14, 2010. Under the terms of the June 17, 2010 letter agreement, Stephens will be entitled to receive an additional fee of approximately $2.4 million upon consummation of the merger. The Company has also agreed to reimburse Stephens for certain of its out-of-pocket expenses (including fees and expenses of its counsel)

reasonably incurred by it in connection with its services and will indemnify Stephens against potential liabilities arising out of its engagement, including certain liabilities under the U.S. federal securities laws.

Certain Company Forecasts

While the Company provides public guidance in September or October of each year for its financial performance for the subsequent fiscal year, and periodically updates such guidance during the course of the subsequent fiscal year, it does not, as a matter of course, publicly disclose financial projections as to future financial performance, earnings or other results for longer than one year. The Company is especially cautious of making financial projections for periods longer than one fiscal year due to unpredictability of the underlying assumptions and estimates. However, in connection with the evaluation of a possible transaction involving the Company, the Company’s senior management prepared and provided to Parent, the board of directors, the special committee and Stephens certain non-public financial projections covering multiple years that were not prepared with a view toward public disclosure. The financial projections were utilized by Stephens, at the direction of the Company, for purposes of the financial analyses it rendered to the special committee and the board of directors during the process of evaluating the merger and its analyses in connection with its opinion. See “The Merger — Opinion of Stephens, Financial Advisor” beginning on page 40.

A summary of these financial projections is not being included in this proxy statement to influence your decision whether to vote for or against the proposal to adopt the merger agreement, but because these financial projections were made available to Parent, the board of directors, the special committee and Stephens. The inclusion of these projections or any other projections provided in connection with the transaction should not be regarded as a representation by the Company, Merger Sub, the board of directors, the special committee, Parent, Stephens or any other person that it considered, or now considers, the projections to be necessarily representative of actual future results.

The Company believes that the assumptions its senior management used as a basis for the projections were reasonable at the time the projections were prepared, given information the Company’s senior management had at the time. However, except to the extent required by applicable federal securities laws, the Company does not intend, and expressly disclaims any responsibility, to update or otherwise revise the projections to reflect circumstances existing after the date when prepared or to reflect the occurrence of future events even in the event that any of the assumptions underlying the projections are shown to be in error. The assumptions upon which these projections were based are subjective in many respects and are subject to various interpretations.

Although the projections are presented with numerical specificity, the projections reflect numerous assumptions with respect to industry performance, general business, economic, market, regulatory and financial conditions and other matters, all of which are difficult to predict and many of which are beyond the Company’s control. The projections are also subject to significant uncertainties in connection with changes to the Company’s business and its financial condition and results of operations, and include numerous estimates and assumptions related to the Company’s business that are inherently subject to significant economic, political and competitive uncertainties, including those factors described under “Risk Factors” incorporated herein by reference from the Company’s 10-K, filed on September 22, 2010, all of which are difficult to predict and many of which are beyond the Company’s control. As a result, although the projections set forth below were prepared in good faith based upon assumptions believed to be reasonable at the time the projections were prepared, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the projections below cover multiple years, such information by its nature becomes less reliable with each successive year. For the foregoing reasons, the inclusion of projections in this proxy statement should not be regarded as an indication that such projections will be necessarily predictive of actual future events, and they should not be relied on as such.

The projections were not prepared with a view to compliance with published guidelines of the SEC regarding projections, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or GAAP. Furthermore, the Company’s independent auditor has not examined, compiled or otherwise applied procedures to the projections and, accordingly, assumes no responsibility for, and expresses no opinion on, them. The Company has made no representation to Parent, Merger Sub or any other person in the merger agreement or otherwise concerning these financial projections.

The financial projections are forward-looking statements. For information on factors that may cause the Company’s future financial results to materially vary, see “Cautionary Statements Concerning Forward-Looking Information” beginning on page 18 of this proxy statement.

The following is a summary of the financial projections prepared by the Company’s senior management and provided to Parent, the board of directors, the special committee and Stephens:

	Fiscal Year Ending July 31,
	2011E	2012E	2013E	2014E	2015E
	($ in thousands, other than EBITDA Margin and Earning Per Share)

Revenue(1)	$438,481	$469,829	$503,439	$539,473	$578,106
EBITDA(2)	$25,132	$30,115	$35,603	$41,594	$48,127
EBITDA Margin	5.7%	6.4%	7.1%	7.7%	8.3%
Earnings Per Share(3)	$1.33	$1.64	$1.99	$2.44	$2.88
Net Cash Provided by Operating Activities	$20,490	$21,330	$24,276	$26,625	$30,471
Net Cash Used in Investing Activities	$2,285	$2,294	$2,409	$2,530	$2,656

Note: The financial projections were developed as of July 8, 2010, and:

• exclude the impact from any future acquisitions;

• include certain non-recurring charges of approximately $0.3 million in fiscal year 2011;

• include estimated annual public company expenses of approximately $1.3 million; and

•	include stock option expense of approximately $1.4 million in fiscal year 2011 and 10% annual growth in the expense thereafter.

(1) Annual revenue growth, net of estimated customer churn, is assumed to be approximately 7.9% in fiscal year 2011 and approximately 7.2% in the years thereafter.

(2) EBITDA is defined as income excluding interest, taxes, depreciation and amortization. EBITDA is presented because management believes that it is a widely accepted and useful financial indicator regarding our results of operations. Management believes EBITDA assists in analyzing and benchmarking the performance and value of our business. Although our management uses EBITDA as a financial measure to assess the performance of our business compared to that of others in our industry, the use of EBITDA is limited because it does not include certain costs that are material in amount, such as interest, taxes, depreciation and amortization, which are necessary to operate our business. EBITDA is not a recognized term under generally accepted accounting principles and, when analyzing our operating performance, investors should use EBITDA in addition to, not as an alternative for, operating income, net income and cash flows from operating activities.

(3) Earnings per share for all periods are based on diluted shares outstanding as of July 31, 2010.

Readers of this proxy statement are cautioned not to place undue reliance on the summary of the financial projections set forth above. No one has made or makes any representation to you regarding the information included in these projections or the future financial results of the Company.

Financing of the Merger

We anticipate that the total amount of funds necessary to complete the merger will be approximately $263 million, in the aggregate, comprised of:

•	approximately $248 million to pay our stockholders (and holders of options, restricted stock and performance units) the amounts due to them under the merger agreement; and

•	approximately $15 million to pay related fees and expenses in connection with the transactions contemplated by the merger agreement.

These payments are expected to be funded by Parent from its cash on hand and committed funding under its credit facilities.

Interests of Certain Persons in the Merger

In considering the recommendation of our board of directors that you vote to adopt the merger agreement, you should be aware that certain of our directors and executive officers have financial interests in the merger that are different from, or in addition to, those of our stockholders generally. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. For the purposes of all of the agreements and plans described below, the completion of the transactions contemplated by the merger agreement will constitute a change in control.

Equity Compensation and Incentive Awards

At the effective time of the merger, (i) each outstanding option to purchase shares of the Company’s common stock that is outstanding and unexercised as of immediately prior to the effective time of the merger, whether vested or unvested, will automatically vest and be converted into the right to receive a cash payment equal to the number of shares of the Company’s common stock subject to such option multiplied by the amount (if any) by which $25.00 exceeds the exercise price per share of such option, less any applicable withholding taxes, (ii) the restrictions on each share of restricted stock (other than the shares of restricted stock granted under existing plans on September 24, 2010, which will be cancelled without payment) will lapse and be converted into the right to receive a cash payment equal to $25.00, less any applicable withholding taxes and (iii) each outstanding performance unit (other than performance units granted under existing plans on September 24, 2010, which will be cancelled without payment) will vest and each share of the Company’s common stock issued in respect of the performance units will be converted into the right to receive a cash payment equal to $25.00, less any applicable withholding taxes.

The following table sets forth, as of December 28, 2010, the equity compensation award holdings of the Company’s directors and executive officers and the gross value of such holdings assuming the merger is completed:

	Number of
	Outstanding	Value of			Number of
	Shares	Company	Number of		Outstanding	Value of
	of Company	Restricted	Outstanding	Value of	Company	Company
	Restricted	Common	Company	Company	Performance	Performance
Name	Stock*	Stock	Stock Options	Stock Options	Units**	Units

Brian Hughes	-0-	—	15,000	$70,980	-0-	—
Gilbert Jones	-0-	—	10,079	$19,957	3,149	$78,725
Wayne Kern	-0-	—	20,000	$120,330	-0-	—
Craig Lentzsch	-0-	—	9,000	$50,130	-0-	—
Richard McClelland	6,537	$163,425	114,558	$479,590	13,939	$348,475
Bruce Ranck	-0-	—	25,000	$230,005	-0-	—
Ray Schmitz	3,039	$75,975	112,684	$839,979	13,770	$344,250
Stephen Smiley	-0-	—	20,000	$120,330	-0-	—
James Welch	20,000	$500,000	54,993	$212,620	33,990	$849,750

Total	29,576	$739,400	381,314	$2,143,920	64,848	$1,621,200

*	Excludes Company restricted stock granted on September 24, 2010, which will be automatically cancelled without payment (and without becoming vested and/or exercisable) upon a change in control with Parent.

**	Excludes Company performance units granted on September 24, 2010, which will be automatically cancelled without payment (and without becoming vested and/or exercisable) upon a change in control with Parent.

Retention Agreements

We previously entered into retention agreements with Ray E. Schmitz, our Chief Financial Officer, and several other non-executive employees of the business. Mr. Schmitz’s retention agreement provides for the payment of certain severance amounts if Mr. Schmitz’s employment is terminated without “cause” after a change in control. Under Mr. Schmitz’s agreement, any (i) material diminution of the scope of his duties and responsibilities for the Company, (ii) reduction in his base salary and employee benefits or (iii) required relocation of more than 30 miles, gives Mr. Schmitz the right to terminate his employment with the Company and such termination is deemed to be a termination by the Company without “cause”.

In the event of a qualifying termination during the term of Mr. Schmitz’s retention agreement, Mr. Schmitz is entitled to receive: (i) a lump sum payment equal to two times the sum of (a) his annualized base salary as of the date of such termination and (b) an amount equal to the greater of: (x) his target bonus during either of the two years preceding the change in control or (y) his target bonus for the year in which he was terminated; (ii) continued participation in all life, health and disability benefits and programs in which he was a participant immediately prior to such termination of employment, for a period terminating on the earlier of (a) 18 months after the date of such termination and (b) his obtaining full-time employment with a new employer; and (iv) a gross-up payment for the excise taxes imposed under Section 4999 of the Internal Revenue Code, if any, plus any federal, state or local income tax or excise tax amount upon the gross up payment.

Based on Mr. Schmitz’s compensation level as of December 28, 2010, and assuming that the merger is completed on March 1, 2011, and Mr. Schmitz experiences a qualifying termination thereafter, the amount of the cash severance payment (including the applicable target bonus payment) that would be payable to Mr. Schmitz is approximately $1,035,000, and the estimated value of the life, health and disability benefits and programs he would continue to receive is $19,482.

Arrangements with the Surviving Corporation

As of the date of this proxy statement, we have been advised that no members of our current management team have entered into any agreement, arrangement or understanding with Parent, Merger Sub or their affiliates regarding employment with, or the right to convert into or reinvest or participate in the equity of, the surviving corporation or Parent or any of its subsidiaries.

Certain members of our current management team may continue to be employed by the Company following the merger and some of these members may enter into new arrangements with Parent or its affiliates, regarding future employment. Parent and its affiliates have not entered into, or negotiated the terms of, any such arrangements with any members of our management, and Parent’s and Merger Sub’s obligations to consummate the merger are not conditioned upon entry into any such arrangements with members of our management team.

Except as disclosed in this proxy statement, there is no present or proposed material agreement, arrangement, understanding or relationship between Parent, Merger Sub, or any of their respective executive officers, directors, controlling persons or subsidiaries, on the one hand, and the Company or any of its executive officers, directors, controlling persons or subsidiaries, on the other hand.

Indemnification and Insurance

Parent has agreed to, and has agreed to cause the Company and the surviving corporation to, (i) until six years after the effective time of the merger or, if longer, until all claims for indemnification in respect of any claims made prior to the end of such six year period have been finally resolved, (a) indemnify and hold harmless our present and former directors and officers against all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and reasonable expenses (including reasonable fees and expenses of legal counsel) in connection with any claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of the fact that such director or officer was a director or officer of the Company or our subsidiaries (or acts or omissions by such director or officer in his capacity as a director, officer, employee or agent of the Company or such subsidiary or taken at the request of the Company or such subsidiary) at or prior to the effective time of the merger (including in connection with the merger agreement or the transactions contemplated by the merger agreement) to the fullest extent permitted by law and (b) advance to such present and former directors and officers all such expenses that are incurred to the fullest extent permitted by law, and (ii) assume all obligations of the Company and our subsidiaries to our present and former directors and officers in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger as provided in our governing documents and our indemnification agreements with our present or former directors and officers. From and after the effective time of the merger until six years after the effective time of the merger or, if longer, until all claims for indemnification in respect of any claims made prior to the end of such six year period have been finally resolved, Parent will cause the certificate of incorporation and by-laws of the surviving corporation to contain provisions no less favorable to our present and former directors and officers with respect to limitation of liability and indemnification of directors and officers than those set forth in the merger agreement and our governing documents as of the date of the merger agreement, which provisions will not be amended, repealed or otherwise modified in a manner that would adversely affect the rights of our present and former officers and directors.

The merger agreement provides that at our election, (i) we may obtain, prior to the effective time of the merger, a “tail” insurance policy with a claims period of at least six years from the effective time of the merger with respect to the directors’ and officers’ liability insurance in amount and scope no less favorable than our existing policy for claims arising from facts or events that occurred on or prior to the effective time of the merger at a cost that does not exceed 250% of the annual premium currently paid by the Company for directors’ and officers’ insurance or (ii) Parent will provide or cause the surviving corporation to provide, for at least six years after the effective time of the merger, our present and former directors and officers who are insured under our current directors’ and officer’s insurance and indemnification policy with an insurance and indemnification policy that provides coverage for events occurring at or prior to the effective time of the merger that is no less favorable than our existing policy. However, Parent and the surviving corporation are not required to pay an aggregate amount in excess of 250% of the annual premium currently paid by the Company for such insurance and if the annual premiums of such insurance coverage exceed 250% of the annual premium currently paid, Parent or the surviving corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

Continued Salary and Benefits

For a period of six months following the effective time of the merger, Parent has agreed to cause the surviving corporation and its subsidiaries to:

• provide employees of the Company and its subsidiaries during their employment:

°	the same level of base salary as in effect on the closing of the merger; and

°	employee benefit plans, programs, contracts and arrangements, other than equity-based plans, that are no less favorable, in the aggregate, than similar employee benefit plans, programs, contracts and arrangements provided by the Company and its subsidiaries to Company employees prior to the Closing Date; and

•	recognize the service of Company employees with the Company prior to the closing of the merger as service with Parent and its affiliates in connection with any tax-qualified pension plan, 401(k) savings plan, welfare benefit plans and policies (including vacations and holiday policies) maintained by Parent or one of its affiliates which is made available following the closing of the merger by Parent or one of its affiliates for purposes of any waiting period, vesting, eligibility and benefit entitlement (but excluding benefit accruals other than in the case of severance pay and vacation entitlement), except to the extent such credit would result in a duplication of benefits or is prohibited under law.

Special Committee Fees

In accordance with the resolutions of the board of directors, each member of the special committee is entitled to receive as compensation a fee in the amount of $10,000 per month (pro rated for partial months) from June 15, 2010 until such time as the special committee is dissolved (as determined by the board of directors), whether or not the merger occurs.

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) whose shares of the Company’s common stock are converted into the right to receive cash in the merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of the Company’s common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•	a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. A partner of a partnership holding common stock should consult the partner’s tax advisor regarding the U.S. federal income tax consequences of the merger to such partner.

This discussion is based upon the Internal Revenue Code of 1986, as amended, which we refer to in this proxy statement as the Code, and Treasury regulations, Internal Revenue Service rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. The discussion applies only to beneficial owners who hold shares of the Company’s common stock as capital assets within the meaning of Section 1221 of the Code, and does not apply to shares of the Company’s common stock received in connection with the exercise of employee stock options or otherwise as compensation, stockholders who hold an equity interest, actually or constructively, in Parent or the surviving corporation after the merger, stockholders who validly exercise their rights under the DGCL to object to the merger or to certain types of beneficial owners who may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, stockholders subject to the alternative minimum tax, stockholders that have a functional currency other than the U.S. dollar or stockholders who hold common stock as part of a hedge, straddle, constructive sale or conversion transaction). This discussion also does not address the U.S. tax consequences to any stockholder who, for U.S. federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address the receipt of cash in connection with the cancellation of options to purchase shares of the Company’s common stock or any other matters relating to equity compensation or benefit plans. This discussion does not address any aspect of state, local, foreign, estate or gift tax laws.

Exchange of Shares of the Company’s Common Stock for Cash Pursuant to the Merger Agreement

The exchange of shares of the Company’s common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of the Company’s common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of shares of the Company’s common stock (i.e., shares of the Company’s common stock acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss provided that the U.S. holder’s holding period for such shares of the Company’s common stock is more than 12 months at the time of the completion of the merger. Long-term capital gains of non-corporate U.S. holders recognized in taxable years before January 1, 2013 are eligible for a maximum tax rate equal to 15%. There are limitations on the deductibility of capital losses.

Backup Withholding and Information Reporting

Backup withholding of tax may apply to cash payments to which a non-corporate U.S. holder is entitled under the merger agreement, unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct, and otherwise complies with the backup withholding rules. Each of our U.S. holders should complete and sign, under penalty of perjury, the Substitute Form W-9 included as part of the letter of transmittal that will be sent promptly after the completion of the merger (but in no event more than five business days thereafter) and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. Any amounts withheld from cash payments to a U.S. holder pursuant to the merger under the backup withholding rules will be allowable as a refund or a credit against such U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Cash payments made pursuant to the merger will also be subject to information reporting unless an exemption applies.

The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the merger in light of such stockholder’s particular circumstances, the application of federal, state, local and foreign tax laws, and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of options, restricted stock and/or performance units, including the transactions described in this proxy statement relating to our other equity compensation and benefit plans.

Regulatory Approvals

Under the terms of the merger agreement, the merger cannot be completed until the waiting period (and any extension thereof) applicable to the merger under the HSR Act and any other applicable foreign competition, merger control, antitrust or similar law has been terminated or has expired.

Completion of the merger is subject to clearance under (i) the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, or the HSR Act, (ii) the Competition Act (Canada), R.S.C. 1985, c. C-34 and regulations thereto, as amended, or the Competition Act, and (iii) the Canada Transportation Act, 1996, c.10 and regulations thereto, as amended, or the Transportation Act.

Under the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission, or the FTC, the merger cannot be completed until each of the Company and Parent file a notification and report form with the FTC and the Antitrust Division of the Department of Justice, or the DOJ, under the HSR Act and the applicable 30-day waiting period has expired or been terminated. The Company and Parent filed such notification and report forms on December 21, 2010 and each requested early termination of the waiting period. Although no extension is anticipated in connection with the merger, the initial 30-day waiting period may be extended by the DOJ or FTC through the issuance of a request for additional information and documentary materials (so-called “Second Request”) which will toll the initial waiting period until Parent and the Company certify their substantial compliance with the Second Request. After Parent and the Company substantially comply with the Second Request, the merger will be subject to an additional 30-day waiting period and the merger cannot be completed until this waiting period has expired or been terminated.

Under the Competition Act, the merger cannot be completed until the parties receive from the Commissioner, in respect of the merger, an advance ruling certificate, or an ARC, pursuant to Section 102 of the Competition Act, or a “no action letter” indicating that the Commissioner has determined that she does not at that time intend to make an application for an order under Section 92 of the Competition Act. In the event that neither an ARC nor a “no action letter” is issued or received, the 30-day waiting period under Section 123 of the Competition Act must expire without the issuance of a supplementary information request, in which case the Company and Parent would be in a legal position to close under the Competition Act, despite the non-issuance of an ARC or “no-action letter.” Where a supplementary information request is issued, the waiting period is extended until 30 days after both parties comply with it, unless an ARC or a “no-action letter” is issued before such time. The Company and Parent filed the applicable pre-merger notification forms on December 21, 2010. Parent filed a request for an ARC on December 17, 2010.

Under the Transportation Act, the merger cannot be completed until a notice has been received from the Canadian Minister of Transport that the merger does not raise issues with respect to the public interest as it relates to national transportation, which notice may be issued within an initial 42 day review period. Further review periods apply where such a notice is not issued within the initial 42 day review period. The Company and Parent filed the applicable materials under the Transportation Act on December 21, 2010.

Notwithstanding the regulatory filing requirements under the HSR Act, the Competition Act and the Transportation Act, Parent has agreed that it will sell or otherwise dispose of, hold separate, or divest itself of all or any portion of the business or assets of the Company or its subsidiaries to eliminate any impediment that may be asserted under any law governing competition, monopolies or restrictive trade practices.

At any time before or after consummation of the merger, notwithstanding the termination or expiration of the waiting period under the HSR Act, the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the Company or Parent. At any time before or after the completion of the merger, and notwithstanding the termination or expiration of the waiting period under the HSR Act, any state could take such action under antitrust laws as it deems necessary or desirable in the public interest as it relates to national transportation. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the Company or Parent. Private parties may also seek to take legal action under antitrust laws under certain circumstances.

At any time before or within one year of the consummation of the merger, notwithstanding the waiver or expiration of the waiting period under the Competition Act, the Commissioner of Competition could take such action under the Competition Act as she deems necessary or desirable to avoid a prevention or lessening, or likely prevention or lessening, of competition substantially in any relevant market, including seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the Company or Parent. At any time before the consummation of the merger, the Minister of Transport, Infrastructure and Communities could take such action under the Canada Transportation Act as he deems necessary or desirable in the public interest. Such action could include enjoining the completion of the merger or seeking revisions to the merger to address any public interest concerns.

There can be no assurance as to the absence of any litigation challenging the regulatory approvals described above. There can also be no assurance that the DOJ, the FTC, or any other governmental entity or any private party will not attempt to challenge the merger on antitrust grounds, and, if such a challenge is made, there can be no assurance as to its result.

Litigation Relating to the Merger

To the Company’s knowledge, there is no pending litigation against the merger. On October 19, 2010, a putative class action petition was filed in the District Court of Dallas County, Texas, challenging the proposed transaction announced on October 1, 2010, by which DashNow Acquisition Corp. and DashNow Holding Corp. would acquire the Company. We refer to this transaction as the prior proposed transaction. On November 10, 2010, an amended petition was filed. In this action challenging the prior proposed transaction, styled Kaner v. Welch et al., No. 10-13845 (298th Judicial District Court), the plaintiff purports to bring the action on behalf of the public stockholders of the Company and seeks, among other things, an order enjoining the consummation of the prior proposed transaction and awarding the plaintiff fees and costs. In the amended petition, the plaintiff alleges that our directors breached their fiduciary duties, by, among other things, allegedly failing to engage in an honest and fair sale process. The amended petition also alleges that the disclosures contained in the October 29, 2010 preliminary proxy are incomplete and/or materially misleading. The amended petition further alleges that the Company, DashNow Acquisition Corp. and DashNow Holding Corp. aided and abetted the directors’ purported breaches.

Our current deadline to respond to the amended petition is January 21, 2011. On November 9, 2010, the plaintiff filed a motion seeking expedited proceedings and discovery. That motion is currently set for hearing on January 6, 2011. The Company believes that the claims asserted in the Kaner action are without merit and intends to vigorously defend the action.

THE MERGER AGREEMENT

The following summary describes the material terms of the merger agreement but does not purport to describe all of the terms of the merger agreement. This summary of the merger agreement is qualified by reference to the full text of the merger agreement, a copy of which is attached as Annex A, and is incorporated by reference into, this proxy statement. The merger agreement has been included to provide you with information regarding its terms. We encourage you to read the merger agreement carefully and in its entirety because it is the legal document that governs the merger. It is not intended to provide you with any factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled, “Where You Can Find More Information,” beginning on page 80 of this proxy statement.

The Merger

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in the merger agreement. As the surviving corporation, the Company will continue to exist following the merger.

Closing

The closing of the merger will take place no later than the fourth business day following the date on which the conditions to the closing of the merger (described in the section entitled “The Merger Agreement — Conditions to the Merger” beginning on page 67 of this proxy statement) have been satisfied or waived (other than the conditions that by their nature are to be satisfied at the closing of the merger, but subject to the fulfillment or waiver of those conditions), unless another date is agreed to in writing by Parent and the Company.

Effective Time

The effective time of the merger will occur upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later date as we and Parent may agree and specify in the certificate of merger).

Directors and Officers of Surviving Corporation

The board of directors of the surviving corporation will, from and after the effective time of the merger, consist of the directors of Merger Sub until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal. The officers of the Company at the effective time of the merger will, from and after the effective time of the merger, be the officers of the surviving corporation until their successors have been duly appointed and qualified or until their earlier death, resignation or removal.

Organizational Documents of Surviving Corporation

The certificate of incorporation of the surviving corporation will be in the form of the certificate of incorporation of Merger Sub (except with respect to the name of the Company), until amended in accordance with its terms or by applicable law. The bylaws of the surviving corporation will be in the form of the bylaws of Merger Sub (except with respect to the name of the Company) until amended in accordance with the merger agreement or by applicable law.

Effect of the Merger on the Capital Stock of the Parties

At the effective time of the merger,

•	each issued and outstanding share of capital stock of Merger Sub will become one share of the Company’s common stock of the surviving corporation;

•	any shares of the Company’s common stock that are owned by us as treasury stock or by Parent or Merger Sub will be canceled and no consideration will be delivered in exchange for those shares; and

•	each issued and outstanding share of the Company’s common stock (other than those canceled as above and shares of the Company’s common stock of stockholders who have properly exercised appraisal rights) will be converted into the right to receive $25.00 in cash, without interest and less any applicable withholding taxes, which we refer to as the “per share merger consideration.”

Shares of the Company’s common stock owned by stockholders who have perfected and not withdrawn a demand for, or lost the right to, appraisal rights under the DGCL will be cancelled without payment of the per share merger consideration. Such stockholders will instead be entitled to the appraisal rights provided under the DGCL as described in the section entitled “Appraisal Rights” beginning on page 72 of this proxy statement.

Exchange and Payment Procedures

As soon as practicable following the effective time of the merger, Parent will deposit, or will cause to be deposited, with the paying agent a cash amount necessary for the paying agent to make payment of the aggregate per share merger consideration to the holders of shares of the Company’s common stock.

Not later than five business days after the effective time of the merger, each record holder of shares of the Company’s common stock will be sent a letter of transmittal and instructions describing how the stockholder may exchange his, her or its shares of the Company’s common stock for the per share merger consideration promptly after the completion of the merger.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the per share merger consideration until you deliver a duly completed and validly executed letter of transmittal to the paying agent. If your shares are certificated, you must also surrender your stock certificate or certificates to the paying agent along with your letter of transmittal.

No interest will be paid or accrued on the cash payable as the per share merger consideration. Parent, the surviving corporation and the paying agent will be entitled to deduct and withhold any applicable taxes from the per share merger consideration. Any amount that is withheld and paid over to the appropriate taxing authority will be deemed to have been paid to the person with regard to whom it is withheld.

From and after the effective time of the merger, there will be no transfers on our stock transfer books of shares of the Company’s common stock that were outstanding immediately prior to the effective time of the merger. If, after the effective time of the merger, any person presents to the surviving corporation any certificates for any reason, such certificates must be cancelled and exchanged for the per share merger consideration as provided above to the extent that the per share merger consideration has not already been paid in respect of the shares of the Company’s common stock represented by such certificates.

Any portion of the per share merger consideration deposited with the paying agent that remains unclaimed by former record holders of the Company’s common stock nine months after the effective time of the merger will be delivered to the surviving corporation. Record holders of the Company’s common stock who have not complied with the above-described exchange and payment procedures will thereafter only look to Parent and the surviving corporation for payment of the per share merger consideration. None of the surviving corporation, Parent or the paying agent will be liable to any person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or other similar laws.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the per share merger consideration, you must make an affidavit of the loss, theft or destruction, and if required by Parent, post a bond in an amount sufficient to provide a full indemnity against any claim that may be made against it with respect to such certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Company Stock Options; Other Equity Awards

Options

At the effective time of the merger, each outstanding option will be cancelled and terminated and converted into the right to receive cash equal to the excess, if any, of the per share merger consideration over the exercise price payable in respect of the Company’s common stock issuable under such option.

Restricted Stock

At the effective time of the merger, all restrictions and conditions on each outstanding share of restricted stock granted under our Amended and Restated 1996 Stock Option Plan and our 2008 Equity Compensation Plan, other than restricted stock granted under existing plans on September 24, 2010, will immediately lapse as of, and conditioned upon, the closing of the merger, and the restricted stock will be converted into the right to receive the per share merger consideration.

Performance Units

At the effective time of the merger, each outstanding performance unit granted under our Amended and Restated 1996 Stock Option Plan and our 2008 Equity Compensation Plan, other than certain performance units granted under existing plans on September 24, 2010, will automatically vest in accordance with the terms of the applicable award agreement and plan document and be settled (i) in the Company’s common stock, which will be converted into the right to receive the per share merger consideration, or (ii) to the extent permitted by the applicable award agreement or plan document, in cash by the surviving corporation on the date of the closing of the merger.

Representations and Warranties

We made customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement, in the disclosure schedules to the merger agreement or, subject to certain exception, in certain documents filed with the SEC. These representations and warranties relate to, among other things:

•	corporate matters, including our due organization, existence, good standing and requisite corporate power;

•	our capitalization;

•	our corporate power and authority to execute, and consummate the transactions under, the merger agreement, and the enforceability of the merger agreement against us;

•	the approval and declaration of the advisability of the merger agreement and the merger by our board of directors, the determination that the merger agreement and the merger are fair to, and in the best interests of, us and our stockholders and the resolution to recommend that our stockholders adopt the merger agreement;

•	the absence of violations of, or conflicts with, our governing documents, applicable law and certain agreements as a result of our entering into and performing our obligations under the merger agreement;

•	the vote of our stockholders required to adopt the merger agreement and approve the transactions contemplated by the merger agreement;

•	required governmental consents, approvals and filings;

•	the timely filing of required reports and other filings with the SEC since July 31, 2007, material compliance of our filings with securities laws and our financial statements with accounting standards, and maintenance of internal controls;

•	the absence of (i) claims regarding our accounting practices and securities laws and (ii) employee reports of violations of laws;

•	the absence of certain undisclosed liabilities;

•	the conduct of our business in the ordinary course of business consistent with past practice and the absence of a Company material adverse effect (defined below) since July 31, 2010;

•	the absence of any pending or threatened investigation, legal or administrative proceeding or action that would reasonably be expected to have a material adverse effect on the Company;

•	compliance with applicable laws and possession of required licenses and permits;

•	the absence of untrue statements of material fact or omissions of material fact in information contained in certain filings;

•	tax matters;

•	employee benefits and labor matters;

•	environmental matters;

•	intellectual property;

•	material contracts and the absence of any default under any material contract;

•	real property, including title to, or leasehold interests in, real property;

•	insurance;

•	the absence of certain unlawful payments;

•	the receipt of an opinion from Stephens;

•	the absence of any undisclosed broker’s or advisor fees;

•	the absence of the applicability of antitakeover statutes to the merger;

•	the compliance of our contracts with independent contractors with certain applicable laws; and

•	the absence of any confidentiality agreement which would prohibit us from providing certain information to Parent.

Many of our representations and warranties made in the merger agreement are qualified by a material adverse effect standard. For purposes of the merger agreement, “material adverse effect” means any change, event, occurrence or effect which has had or would reasonably be expected to have a material adverse effect on the results of operations, condition (financial or otherwise), business, assets or liabilities of the Company and our subsidiaries, taken as a whole; provided, however, that none of the following will constitute a material adverse effect:

•	changes, events, occurrences or effects generally affecting:

°	the industry of the Company and our subsidiaries (provided that such changes, events, occurrences or effects do not disproportionately affect us and our subsidiaries); or

°	the economy, or financial or capital markets, including changes in interest or exchange rates; or

•	changes, events, occurrences or effects arising out of, resulting from or attributable to:

°	changes in law, GAAP or in accounting standards, or changes in general legal, regulatory or political conditions;

°	acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of December 14, 2010;

°	earthquakes, hurricanes, tornadoes or other natural disasters;

°	the negotiation, execution, announcement or performance of the merger agreement or the consummation of the merger, including the impact thereof on our relationships with customers, suppliers,

distributors, partners or employees, or any litigation arising from allegations of breach of fiduciary duty or violation of laws relating to the merger agreement or the merger;

°	any action taken by the Company or our subsidiaries as contemplated by the merger agreement or with Parent’s consent, or any failure by the Company to take any action as a result of restrictions contained in the merger agreement; or

°	any decline in the market price, or change in trading volume, of the capital stock of the Company or any failure to meet publicly announced revenue or earnings projections (except that the facts and circumstances giving rise to such change in market price or trading volume or failure to meet projections that are not otherwise excluded from the definition of “material adverse effect” may be taken into account in determining whether there has been a material adverse effect);

provided, that the exceptions provided in the first three sub-bullet points immediately above do not disproportionately affect the Company and our subsidiaries.

“Material adverse effect” also means any change, event, occurrence or effect which would reasonably be expected to materially impair the ability of the Company to perform our obligations under the merger agreement or prevent or materially delay the consummation of the merger.

The merger agreement also contains customary representations and warranties made by Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. The representations and warranties of Parent and Merger Sub relate to, among other things:

•	corporate matters, including their due organization, existence and good standing;

•	their corporate power and authority to execute, and consummate the transactions under, the merger agreement, and the enforceability of the merger agreement against them;

•	the absence of violations of, or conflicts with, their governing documents, applicable law and certain agreements as a result of entering into and performing their obligations under the merger agreement;

•	required governmental consents, approvals and filings;

•	the absence of untrue statements of material fact or omissions of material fact in information provided for certain filings;

•	the ownership and operations of Merger Sub;

•	sufficiency of funds to consummate the merger;

•	solvency of the surviving corporation immediately following consummation of the merger;

•	the absence of certain agreements between Parent and Merger Sub, on the one hand, and any member of our management or directors, on the other hand;

•	the absence of pending or threatened legal proceedings against Parent and Merger Sub; and

•	the absence of any undisclosed broker’s or advisor’s fees.

The representations and warranties in the merger agreement of each of the Company, Parent and Merger Sub will terminate upon the consummation of the merger or the termination of the merger agreement pursuant to its terms, except that any provision in the merger agreement which contemplates performance after the effective time of the merger will survive indefinitely, including certain provisions regarding exchange of stock certificates, indemnification and insurance, fees and expenses and employee matters.

Stockholders’ Meeting

We agreed to establish a record date for, call, give notice of, convene and hold a meeting of our stockholders for the purpose of obtaining stockholder approval of the merger agreement. Subject to the provisions of the merger agreement described in the section entitled “The Merger Agreement — No Solicitation of Takeover Proposals” beginning on page 62 of this proxy statement, the board of directors will recommend that our stockholders vote to adopt the merger agreement. We may adjourn or postpone the stockholders’ meeting to the extent necessary to ensure that any required supplement or amendment to this proxy statement is provided to our stockholders or, if as of the time for which the stockholders’ meeting is originally scheduled there are insufficient shares of the Company’s common stock represented to constitute a quorum necessary to conduct business at such meeting.

Conduct of Our Business Pending the Merger

Under the merger agreement, we have agreed that, subject to certain exceptions in the merger agreement or as required by applicable law or as contemplated by the disclosure schedules to the merger agreement, between December 14, 2010 and the effective time of the merger, unless Parent gives its consent (which, in certain cases, will not be unreasonably withheld or delayed), we and our subsidiaries will conduct our business in all material respects in the ordinary course of business consistent with past practice, comply in all material respects with applicable laws and the Company’s material contracts, and use our commercially reasonable efforts to preserve intact our business organization and the goodwill of those having business relationships with us and retain the services of our present officers and key employees, so that our goodwill and ongoing business will be unimpaired at the effective time of the merger.

Subject to certain exceptions set forth in the merger agreement and the disclosure schedules to the merger agreement, between December 14, 2010 and the effective time of the merger we will not, and we will not permit our subsidiaries to:

•	subject to certain exceptions, (i) issue, sell or grant any shares of our capital stock (or securities convertible into, exchangeable or exercisable for, capital stock, or any rights, warrants or options to purchase shares of capital stock), (ii) redeem, purchase or otherwise acquire any shares of our outstanding capital stock, (iii) declare, set aside payment for or pay any dividend or (iv) split, combine, subdivide or reclassify any share of our capital stock;

•	subject to certain exceptions, incur or assume any indebtedness;

•	subject to certain exceptions, sell, transfer, lease, mortgage or encumber any of our properties or assets that are material to us and our subsidiaries taken as a whole;

•	make capital expenditures except as budgeted in our current capital expenditure plan;

•	make acquisitions of the capital stock or assets of any other entity for consideration in excess of $2,000,000;

•	subject to certain exceptions, make any investment in, or loan or advance to, any person or entity other than a direct subsidiary of the Company in the ordinary course of business consistent with past practice;

•	terminate or amend any of the Company’s material contracts or enter into any contract that would be material to the Company or that would be breached by, or require the consent of any third party in order to continue in full force following, the merger, other than in the ordinary course of business consistent with past practice;

•	subject to certain exceptions, increase the compensation of any director, officer, or employee or enter into, amend or terminate any employment agreement or benefit plan with any current or former stockholder, director, officer, other employee or affiliate;

•	make elections or certain changes relating to taxes or tax returns;

•	make changes in financial accounting methods, principles or practices, except as required by GAAP or applicable law;

•	amend our or our subsidiary’s governing documents;

•	adopt a plan or agreement of liquidation, restructuring, merger or other reorganization, other than transactions exclusively between our wholly-owned subsidiaries;

•	pay or settle any liabilities, other than those reflected in our most recent financial statements included in documents filed with the SEC or incurred since the date of those financial statements in the ordinary course of business or that do not require the payment by us or our subsidiaries of $100,000 for any such payment or settlement or $500,000 for all such payments and settlements;

•	issue any broadly distributed communication to employees or customers without the prior approval of Parent, except for those in the ordinary course of business consistent with past practice not relating to the merger;

•	subject to certain exceptions, settle any legal action or investigation;

•	amend the terms of any contract with an independent contractor to increase the amounts payable under such contract, other than in the ordinary course of business consistent with past practice; or

•	agree to take any of the foregoing actions.

No Solicitation of Takeover Proposals

From and after the date of the merger agreement, we and our subsidiaries and representatives agreed to cease any solicitation, encouragement, discussions or negotiations with any persons that were ongoing with respect to any takeover proposal and with any persons who made or indicated an intention to make a takeover proposal and request that such persons promptly return or destroy all confidential information concerning the Company and our subsidiaries. From and after date of the merger agreement until the effective time of the merger or, if earlier, the termination of the merger agreement, we, our subsidiaries and our representatives may not, directly or indirectly:

•	solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiry regarding or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a takeover proposal;

•	engage in, continue or otherwise participate in discussions or negotiations regarding, or furnish to any other party information in connection with or for the purpose of encouraging or facilitating any takeover proposal;

•	approve, endorse or recommend any takeover proposal;

•	enter into any letter of intent, agreement or agreement in principal or other contract with respect to any takeover proposal; or

•	propose to do any of the foregoing.

Notwithstanding the foregoing, at any time on or after date of the merger agreement and prior to the time our stockholders adopt the merger agreement, if the Company receives a bona fide written unsolicited takeover proposal from any person that did not result from a breach of the merger agreement, and if our board of directors, prior to taking any action described below, determines in good faith after consultation with independent financial advisors and outside legal counsel that (i) failure to take action would violate the directors’ fiduciary duties to our stockholders and (ii) the takeover proposal either constitutes a superior proposal or is reasonably likely to result in a superior proposal, we may:

•	furnish to such third party requested information pursuant to a confidentiality agreement (provided that, within 24 hours, we provide to Parent any material non-public information provided orally and any non-public information provided in writing to any person given such information which was not previously provided to Parent or its representatives); and

•	engage in and otherwise participate in discussions or negotiations with the person (provided that, within 24 hours, we notify Parent of the identity of the party that submitted the takeover proposal).

Following the date of the merger agreement, we must keep Parent reasonably informed of material developments, discussions or negotiations regarding any takeover proposal on a current basis and provide to

Parent within 24 hours (i) a written summary of the terms of any takeover proposal not made in writing and (ii) copies of any written materials provided by any person making a takeover proposal.

Except as permitted by the merger agreement, our board of directors may not (i) fail to recommend the merger to our stockholders or fail to include the recommendation in the proxy statement, (ii) change, qualify, withhold, withdraw or modify (or publicly propose to do so), in a manner adverse to Parent, its recommendation to our stockholders that the stockholders adopt the merger agreement, (iii) take any action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a temporary “stop, look and listen” communication by the board of directors, (iv) adopt, approve or recommend to our stockholders a takeover proposal, (v) authorize the Company to enter into any agreement with respect to a takeover proposal or (vi) terminate the merger agreement in order to enter into an agreement with respect to a takeover proposal. However, prior to the time our stockholders adopt the merger agreement, our board of directors may effect a change of recommendation or terminate the merger agreement in order to enter into an agreement with respect to a takeover proposal if, prior to taking such action, our board of directors determines in good faith, after consultation with independent financial advisors and outside legal counsel, that (i) failure to do so would violate the directors’ fiduciary duties to our stockholders and (ii) the takeover proposal constitutes a superior proposal. In the case of any change of recommendation that is the result of a superior proposal or termination of the merger agreement by us to enter into an agreement with respect to a superior proposal:

•	we must provide at least four business days’ prior written notice to Parent of our intention to effect a change of recommendation or terminate the merger agreement to enter into an agreement with respect to a superior proposal specifying the material terms and conditions of any such superior proposal, including the identity of the person making such superior proposal;

•	we must provide a copy to Parent of the relevant proposed transaction agreements with the party making such proposal;

•	prior to taking any such action, we must negotiate during the four business day notice period with Parent in good faith (to the extent Parent desires to negotiate) to enable Parent to revise the terms of the merger agreement such that it would cause such superior proposal not to constitute a superior proposal;

•	our board of directors must have considered in good faith any changes to the merger agreement proposed in writing by Parent and must have determined that the superior proposal would still constitute a superior proposal if such changes were given effect; and

•	we must deliver to Parent any change to the terms of a superior proposal other than changes that are, individually or in the aggregate, inconsequential and, in such case, provide Parent an additional four business days’ prior written notice and comply with the provisions above.

Except to the extent provided in certain provisions of the merger agreement, nothing in the provisions of the merger agreement relating to takeover proposals prevents us from complying with our disclosure obligations under U.S. federal or state law with regard to a takeover proposal, including taking and disclosing to our stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A under the Exchange Act.

For purposes of the merger agreement, “takeover proposal” means any inquiry, proposal or offer from any person or group with respect to any (i) acquisition of assets of the Company and our subsidiaries equal to more than 20% of the Company’s consolidated assets or to which more than 20% of the Company’s revenues or earnings on a consolidated basis are attributable, (ii) acquisition of more than 20% of the Company’s outstanding common stock, (iii) tender offer or exchange offer that if consummated would result in any person beneficially owning more than 20% of the Company’s outstanding common stock, (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or (v) any combination of the foregoing if the sum of the percentage of consolidated assets, consolidated revenues or earnings and the Company’s common stock involved is more than 20%, in each case, other than the transactions contemplated by the merger agreement.

“Superior proposal” means any bona fide written takeover proposal (i) that includes consideration per share of the Company’s common stock that is greater than the per share merger consideration and that the board of directors has determined in its good faith judgment (after consultation with independent financial advisors and outside legal counsel) is reasonably likely to be consummated in accordance with its terms without unreasonable delay, taking into account all legal, regulatory and financial aspects of the proposal (including certainty of financing) and the person making the proposal, and if consummated, would result in a transaction more favorable to our stockholders from a financial point of view than the transaction contemplated by the merger agreement (including any changes to the terms of the merger agreement proposed by Parent in response to such proposal or otherwise) and (ii) accompanied by executed customary financing commitments from recognized financing sources not subject to any due diligence conditions and that, together with available cash, are sufficient to fund the cash portion of such takeover proposal; provided that for purposes of the definition of “superior proposal,” the references to 20% in the definition of takeover proposal will be deemed references to 50%.

Agreement to Use Commercially Reasonable Efforts

We and Parent will cooperate and use our respective commercially reasonable efforts to promptly take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable to cause the conditions to closing to be satisfied and to consummate the merger and the other transactions contemplated by the merger agreement in the most expeditious manner practicable and to prepare and file promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including effecting the regulatory filings under applicable antitrust laws) and obtain all approvals, consents, expirations of waiting periods, registrations, permits, authorizations and other confirmations from any governmental authority or third party necessary, proper and advisable to consummate the transactions contemplated by the merger agreement.

We and Parent agreed to make a filing pursuant to the HSR Act and all applicable foreign antitrust laws with respect to the transactions contemplated by the merger agreement within five business days of the date of the merger agreement and use commercially reasonable efforts to supply as promptly as practicable any additional information that may be requested necessary to cause the expiration or termination of the waiting periods under the HSR Act and all applicable foreign antitrust laws.

We and Parent also agreed, subject to certain exceptions, to use commercially reasonable efforts to:

•	take all action necessary to ensure that no state takeover statute applies to the merger;

•	if any state takeover statute becomes applicable to the merger, ensure that the merger may be consummated as promptly as practicable on the terms contemplated by the merger agreement;

•	cooperate in all respects with each other in connection with any filing or submission with a governmental authority in connection with the transactions contemplated by the merger agreement and in any investigation or other inquiry by a governmental authority (including any legal action initiated by a private party) and to contest or resist any legal action by or before any government authority (including any securityholder litigation arising as a result of the transactions contemplated by the merger agreement) and to have vacated, lifted, reversed or overturned any order that is in effect and that prohibits, prevents or restricts the consummation of the transactions contemplated by the merger agreement; and

•	keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the FTC, the DOJ, the Canadian Competition Bureau or any other governmental authority and of any material communication received or given in connection with any proceeding by a private party, regarding the transactions contemplated by the merger agreement.

Parent and its affiliates are also obligated to sell or otherwise dispose of, hold separate (through the establishment of a trust or otherwise), or divest itself of all or any portion of the business or assets of the

Company or our subsidiaries to eliminate any impediment that may be asserted under any law governing competition, monopolies or restrictive trade practices.

Parent will pay all fees associated with the filings made by Parent, Merger Sub and the Company in accordance with this covenant.

Termination of the Company’s Credit Facility

The Company has agreed to use commercially reasonable efforts to obtain such consents, approvals, authorizations and instruments which may be reasonably requested by Parent or Merger Sub in connection with the termination of its credit facility at the effective time of the merger, including customary payoff letters, lien releases and instruments of termination or discharge.

Other Covenants and Agreements

Public Announcements

The parties agreed that the initial press release with respect to the execution of the merger agreement would be a joint press release to be agreed upon by Parent and the Company. We and Parent agreed not to issue any further public announcement with respect to the merger without the prior consent of the other party, except as required by law or agreement with the Nasdaq Stock Market LLC or the Toronto Stock Exchange as determined in the good faith judgment of the party proposing to make such public announcement.

Access to Information; Confidentiality

We agreed to give Parent and its representatives reasonable access during normal business hours to our properties, books, contracts, commitments, records, correspondence, officers, employees, accountants, counsel, financial advisors and other representatives. We also agreed to furnish to Parent a copy of each report filed pursuant to securities laws, communications received from the SEC and all other information concerning our business, properties and personnel as Parent reasonably requests. Neither the Company nor our subsidiaries are obligated to provide any such access or information to the extent that it would (x) require disclosure by the Company or such subsidiary of information subject to attorney-client privilege, (y) conflict with confidentiality obligations to which the Company or such subsidiary is bound, or (z) violate any applicable laws (including antitrust laws); provided that this does not limit the obligation of the Company to promptly (and in any event within 24 hours) provide to Parent any material non-public information provided orally and any non-public information provided in writing, in each case concerning the Company or our subsidiaries that is provided to any person pursuant to the merger agreement which was not previously provided to Parent or its representatives. Parent and its representatives will hold information received from us pursuant to this covenant in confidence.

Notification of Certain Matters

We and Parent agreed to give prompt notice to the other of (i) notices or communications received from governmental authorities in connection with the merger or from any person or entity alleging that its consent is required for the merger, (ii) proceedings commenced or threatened relating to the merger, (iii) the discovery of facts or circumstances that would make any representation or warranty that is qualified as to materiality or material adverse effect to be untrue and that is not so qualified to be untrue in any material respect and (iv) any material failure of that party to comply with a covenant under the merger agreement. However, the parties agreed that the delivery of any notice pursuant to this covenant will not cure a breach of other provisions of the merger agreement or limit the remedies available to the party receiving notice.

Indemnification; Directors’ and Officers’ Insurance

From and after the effective time of the merger, (i) until six years after the effective time of the merger or, if longer, until all claims for indemnification in respect of any claims made prior to the end of such six year period have been finally resolved, Parent and the surviving corporation will (a) indemnify and hold harmless our present and former directors and officers against all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and reasonable expenses (including reasonable fees and expenses of legal counsel) in connection with any claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of the fact that a director or officer was a director or officer of the Company or our subsidiaries (or acts or omissions by a director or officer in his capacity as a director, officer, employee or agent of the Company or such subsidiary or taken at the request of the Company or such subsidiary) at or prior to the effective time of the merger (including in connection with the merger agreement or the transactions contemplated by the merger agreement) to the fullest extent permitted by law and (b) advance to such present and former directors and officers all such expenses that are incurred to the fullest extent permitted by law, and (ii) Parent will assume all obligations of the Company and our subsidiaries to our present and former directors and officers in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger as provided in our governing documents and our indemnification agreements with our present or former directors and officers. From and after the effective time of the merger until six years after the effective time of the merger or, if longer, until all claims for indemnification in respect of any claims made prior to the end of such six year period have been finally resolved, Parent will cause the certificate of incorporation and by-laws of the surviving corporation to contain provisions no less favorable to our present and former directors and officers with respect to limitation of liability and indemnification than those set forth in the merger agreement and our governing documents as of the date of the merger agreement, which provisions will not be amended, repealed or otherwise modified in a manner that would adversely affect the rights of our present and former officers and directors.

At our election, (i) we may obtain prior to the effective time of the merger a “tail” insurance policy with a claims period of at least six years from the effective time of the merger with respect to the directors’ and officers’ liability insurance in amount and scope no less favorable than our existing policy for claims arising from facts or events that occurred on or prior to the effective time of the merger at a cost that does not exceed 250% of the annual premium currently paid by the Company for directors’ and officers’ insurance or (ii) Parent will provide or cause the surviving corporation to provide, for at least six years after the effective time of the merger, our present and former directors and officers who are insured under our current directors’ and officer’s liability insurance with an insurance and indemnification policy that provides coverage for events occurring at or prior to the effective time of the merger that is no less favorable than our existing policy. However, Parent and the surviving corporation are not required to pay in excess of 250% of the annual premium currently paid by the Company for such insurance and if the annual premiums of such insurance coverage exceed 250% of the annual premium currently paid, Parent or the surviving corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

The present and former directors and officers of the Company will have the right to enforce the provisions of the merger agreement relating to their indemnification. If Parent or the surviving corporation assigns, transfer or conveys all of its properties and assets to any person, then proper provision must be made so that the successors and assigns of Parent and the surviving corporation assume all of the above indemnity obligations. If any action is made against any of our former directors or officers on or prior to the sixth anniversary of the effective time of the merger, the above indemnity provisions will continue in effect until the final disposition of the action.

Securityholder Litigation

We agreed to give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against us and/or our directors relating to the merger and not to settle that securityholder litigation without Parent’s consent.

Fees and Expenses

Except as otherwise specified in the merger agreement, all fees and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring the fees or expenses, whether or not the merger and the other transactions contemplated by the merger agreement are consummated.

Section 16 Matters

We agreed to take all steps reasonably requested by any party to the merger agreement to cause dispositions of our equity securities pursuant to the merger by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act to the extent permitted by law.

Employee Benefit Matters

Parent agreed to, for a period of six months immediately following the closing of the merger, cause the surviving corporation and its subsidiaries to provide employees of the Company and our subsidiaries during their employment with the same level of base salary in effect on the date of the closing of the merger and employee benefit plans, programs, contracts and arrangements, other than equity-based plans, that are no less favorable, in the aggregate, than similar employee benefit plans, programs, contracts and arrangements provided by the Company and our subsidiaries prior to the closing of the merger. Parent will recognize the service of our employees prior to the date of the closing of the merger as service with Parent in connection with any tax-qualified pension plan, 401(k) savings plan, welfare benefits plans and policies maintained by Parent which is made available following the closing of the merger for purposes of vesting or eligibility.

Parent agreed to (i) waive, or cause its insurance carriers to waive, all limitations as to pre-existing and at-work conditions, if any, with respect to participation and coverage requirements applicable to our employees under any welfare benefit plan made available to our employees following the closing to the same extent as under any similar type of plan applicable to our employees prior the closing and (ii) provide credit to our employees for any co-payments, deductibles and out-of-pocket expenses paid by such employees under the employee benefit plans, programs and arrangements during the portion of the relevant plan year including the date of the closing of the merger.

Conditions to the Merger

The respective obligations of the Company, Parent and Merger Sub to effect the merger are subject to the satisfaction (or waiver, if permissible under applicable law) of the following conditions:

•	the approval of the adoption of the merger agreement by holders of a majority of the outstanding shares of the Company’s common stock;

•	the termination or expiration of the waiting period applicable to the merger under the HSR Act and any other applicable antitrust law, and the receipt of the approvals and consents required under foreign antitrust laws (including the Transportation Act and the Competition Act); and

•	no law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority is in effect enjoining, restraining, preventing or prohibiting the consummation of the merger or making the consummation of the merger illegal.

The obligations of Parent and Merger Sub to effect the merger are also subject to the satisfaction (or waiver, if permissible under applicable law) of the following additional conditions:

•	our representations and warranties regarding (i) our authority to enter into the merger agreement, the approval of the merger agreement by our board of directors, the vote of our stockholders necessary to approve the merger agreement, the fair presentation of our financial position and results of operations in our financial statements, the absence of certain undisclosed liabilities, the absence of a material adverse effect on the Company, the opinion of Stephens, broker’s and advisor’s fees and antitakeover statutes must be true and correct as of the date of the closing of the merger as if made on and as of such date (or, with respect to the opinion of Stephens, at and as of December 14, 2010); (ii) our capitalization must be true and correct in all but de minimis respects as of the date of the closing of the merger as if made on and as of such date (or, if given as of a specific date, at and as of such date); and (iii) our other representations and warranties set forth in the merger agreement, disregarding all qualifications and exceptions relating to materiality or material adverse effect, must be true and correct as of the date of the closing of the merger as if made on and as of such date (or, if given as of a specific date, at and as of such date), except where the failure to be true and correct, individually or in the aggregate, would not constitute a material adverse effect;

•	the Company has performed in all material respects its obligations under the merger agreement at or prior to the date of the closing of the merger;

•	the Company has delivered to Parent a certificate signed by the chief executive officer or the chief financial officer of the Company certifying that the two conditions above have been satisfied;

•	Parent has received resignation letters from each of the members of the boards of directors of the Company and our subsidiaries, effective as of the effective time of the merger; and

•	our stockholders have not exercised appraisal rights under the DGCL in respect of more than 15% of the outstanding shares of the Company’s common stock.

Our obligation to effect the merger is subject to the satisfaction (or waiver, if permissible under applicable law) of the following additional conditions:

•	the representations and warranties of Parent and Merger Sub set forth in the merger agreement, disregarding all qualifications and exceptions relating to materiality, must be true and correct in all material respects as of the date of the closing of the merger as if made on and as of such date (or, if given as of a specific date, at and as of such date), except where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations under the merger agreement or prevent or materially delay consummation of the merger;

•	Parent and Merger Sub have performed in all material respects all obligations under the merger agreement at or prior to the date of the closing of the merger; and

•	Parent has delivered to the Company a certificate signed by the chief executive officer or the chief financial officer of Parent certifying that the two conditions above have been satisfied.

None of the parties may rely on the failure of any condition set forth above to be satisfied if such failure was caused by that party’s failure to use its commercially reasonable efforts to consummate the merger as required by the merger agreement.

Termination

We and Parent may, by mutual written consent, terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by our stockholders.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger whether before or after the adoption of the merger agreement by our stockholders (except as noted below) as follows:

•	by either the Company or Parent, if:

°	the merger has not been consummated on or before May 31, 2011 (but this right to terminate will not be available to a party if the failure to consummate the merger on or prior to May 31, 2011 was primarily due to the failure of such party to perform any of its obligations under the merger agreement);

°	a law, injunction, judgment or ruling, which we collectively refer to as a restraint, resulting in enjoining, restraining, preventing or prohibiting the consummation of the merger or making the consummation of the merger illegal has become final and nonappealable (but this right to terminate will not be available to a party if the issuance of the restraint was primarily due to the failure of such party to perform its obligations under the merger agreement); or

°	our stockholders’ meeting has been held and completed and our stockholders have not adopted the merger agreement at such meeting or any adjournment or postponement of such meeting.

•	by Parent, if:

°	we have materially breached or failed to perform any of our representations, warranties, covenants or other agreements in the merger agreement, which breach or failure to perform (i) would give rise to a failure of the condition to Parent’s and Merger Sub’s obligation to close the merger and (ii) cannot be cured by the Company by the earlier of (x) 20 days following receipt of written notice from Parent of such breach or failure or (y) May 31, 2011; or

°	(i) our board of directors (a) fails to recommend to our stockholders that the stockholders adopt the merger agreement, which we refer to as the Company recommendation, or fails to include the Company recommendation in this proxy statement; (b) changes, qualifies, withholds, withdraws or modifies (or publicly proposes to do so), in a manner adverse to Parent, the Company recommendation; (c) takes formal action or makes any recommendation or public statement in connection with a tender offer or exchange offer, other than a recommendation against such offer or other permitted communications; or (d) adopts, approves or recommends (or publicly proposes to do so) a takeover proposal; (ii) at any time prior to the adoption of the merger agreement by our stockholders, our board of directors has failed to recommend against any takeover proposal or failed to reaffirm the Company recommendation within five business days after the public announcement of any takeover proposal and the receipt of a request to do so from Parent; (iii) we enter into an agreement with respect to any takeover proposal; (iv) we fail to call our stockholders’ meeting or fail to prepare and mail the proxy statement in accordance with the merger agreement and the breach remains uncured for ten business days after receipt of written notice from Parent; or (v) we or our board of directors has publicly announced an intention to do any of the foregoing.

•	by the Company, if:

°	Parent or Merger Sub have materially breached or failed to perform any of their representations, warranties, covenants or agreements in the merger agreement, which breach or failure to perform (i) would give rise to a failure of a condition to the Company’s obligation to close the merger and (ii) cannot be cured by Parent by the earlier of (x) 20 days following receipt of written notice from the Company of such breach or failure or (y) May 31, 2011; or

°	at any time prior to the adoption of the merger agreement by our stockholders, in order to concurrently enter into an agreement with respect to any takeover proposal that constitutes a superior proposal, if (i) the Company has complied in all material respects with our obligations described in the section entitled “The Merger Agreement — No Solicitation of Takeover Proposals” beginning on page 62 of this proxy statement and (ii) prior to or concurrently with such termination, we pay Parent the termination fee discussed in the section entitled “The Merger Agreement — Termination Fees — Company Termination Fee” below.

Effect of Termination

If the merger agreement is terminated, the terminating party must give written notice to the other parties. Upon such notice, the merger agreement will become null and void, except for certain provisions, including the provision discussed in the section entitled “The Merger Agreement — Termination Fees” below. Upon termination, the parties will have no liability, except we may be liable for termination fees, and nothing will relieve any party for any willful and material breach of the merger agreement.

Termination Fees

Company Termination Fee

Under certain circumstances, we may be obligated to pay Parent a termination fee equal to $7,729,106. The occurrence of the following events will result in our obligation to pay Parent the applicable termination fee described above:

•	(i) a takeover proposal has been made, proposed or communicated after December 14, 2010 and not withdrawn before adoption of the merger agreement by our stockholders or prior to the termination of the merger agreement if a meeting of our stockholders has not occurred; (ii) following the event described in clause (i), the merger agreement is terminated by (a) the Company or Parent if the merger is not consummated prior to May 31, 2011 or due to the failure of our stockholders to adopt the merger agreement at the stockholders’ meeting or (b) by Parent if we materially breach or fail to perform any of our representations, warranties, covenants or agreements, subject to certain cure periods, and (iii) within one year of the date of the merger agreement, we enter into a definitive agreement with respect to a takeover proposal, or any takeover proposal is consummated, in either case, for the (a) acquisition of assets of the Company and our subsidiaries equal to more than 50% of the Company’s consolidated assets or to which more than 50% of the Company’s revenues or earnings on a consolidated basis are attributable, (b) acquisition of more than 50% of the Company’s outstanding common stock, (c) tender offer or exchange offer that if consummated would result in any person beneficially owning more than 50% of the Company’s outstanding common stock, (d) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, or (e) any combination of the foregoing if the sum of the percentage of consolidated assets, consolidated revenues or earnings and the Company’s common stock involved is more than 50%;

•	at any time prior to the adoption of the merger agreement by our stockholders, we terminate the merger agreement in order to concurrently enter into an agreement with respect to any takeover proposal that constitutes a superior proposal (provided that we have complied in all material respects with the specified terms of the merger agreement); or

•	Parent terminates the merger agreement in circumstances where (i) our board of directors (a) fails to make the Company recommendation, or fails to include the Company recommendation in this proxy statement; (b) changes, qualifies, withholds, withdraws or modifies (or publicly proposes to do so), in a manner adverse to Parent, the Company recommendation; (c) takes formal action or makes any recommendation or public statement in connection with a tender offer or exchange offer, other than a recommendation against such offer or other permitted communications; or (d) adopts, approves or recommends (or publicly proposes to do so) a takeover proposal; (ii) at any time prior to the adoption of the merger agreement by our stockholders, our board of directors has failed to recommend against any takeover proposal or failed to reaffirm the Company recommendation within five business days after the public announcement of any takeover proposal and the receipt of a request to do so from Parent; (iii) we enter into an agreement with respect to any takeover proposal; (iv) we fail to call our stockholders’ meeting or fail to prepare and mail the proxy statement in accordance with the merger agreement and such breach remains uncured for 10 business days after receipt of written notice from Parent; or (v) we or our board of directors has publicly announced an intention to do any of the foregoing.

Remedies

The Company, Parent and Merger Sub are entitled to injunctions to prevent breaches of the merger agreement and to specifically enforce the terms and provisions of the merger agreement, in addition to any other remedy to which they are entitled at law or in equity.

In the event of a willful and material breach of the merger agreement by Parent or Merger Sub, the Company’s measure of damages may include the loss of the economic benefits of the transactions to the Company’s stockholders and holders of options, whether or not the merger agreement was validly terminated.

Parent’s receipt of a termination fee will not relieve us of liability for losses or damages suffered or incurred by Parent or Merger Sub in connection with the merger agreement, the merger or any matter forming the basis for termination in the event of any willful and material breach by the Company of the merger agreement.

Amendment or Supplement

At any time prior to the effective time of the merger, the parties to the merger agreement may amend or supplement the merger agreement, whether before or after the stockholder approval, by written agreement of the parties and by action of their respective boards of directors. However, following stockholder approval, the parties may not amend the provisions of the merger agreement in any manner which would require further approval by our stockholders under applicable law without such approval.

APPRAISAL RIGHTS

Under the DGCL, if you do not wish to accept the per share merger consideration provided for in the merger agreement, you have the right to seek appraisal of your shares of the Company’s common stock and, if the merger is completed, to receive payment in cash for the fair value of your shares of the Company’s common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of your shares of the Company’s common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the $25.00 per share that you are otherwise entitled to receive under the terms of the merger agreement. These rights are known as appraisal rights. The Company’s stockholders who elect to exercise appraisal rights must not vote in favor of the proposal to adopt the merger agreement and must comply with the provisions of Section 262 of the DGCL, or Section 262, in order to perfect their rights. Strict compliance with the statutory procedures in Section 262 is required. Failure to follow precisely any of the statutory requirements may result in the loss of your appraisal rights.

This section is intended as a brief summary of the material provisions of the Delaware statutory procedures that a stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements, and it is qualified by reference to Section 262, the full text of which appears in Annex C to this proxy statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Section 262 requires that where a merger agreement is to be submitted for adoption at a meeting of stockholders, the stockholders be notified that appraisal rights will be available not less than 20 days before the stockholder meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to our stockholders that appraisal rights are available in connection with the merger, in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C to this proxy statement. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares of the Company’s common stock, you must satisfy each of the following conditions:

•	you must deliver to the Company a written demand for appraisal of your shares of the Company’s common stock before the vote is taken to approve the proposal to adopt the merger agreement, which must reasonably inform us of the identity of the holder of record of the Company’s common stock who intends to demand appraisal of his, her or its shares of the Company’s common stock; and

•	you must not vote in favor of the proposal or submit a proxy in favor of the proposal to adopt the merger agreement.

If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive payment for your shares of the Company’s common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of the Company’s common stock. A holder of shares of the Company’s common stock wishing to exercise appraisal rights must hold of record the shares of the Company’s common stock on the date the written demand for appraisal is made and must continue to hold the shares of the Company’s common stock of record through the effective time of the merger, because appraisal rights will be lost if the shares of the Company’s common stock are transferred prior to the effective time of the merger. Voting against or failing to vote for the proposal to adopt the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the merger agreement, and it effectively will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote against the proposal to adopt the merger agreement or abstain from voting on the proposal to adopt the merger agreement. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the merger agreement.

All demands for appraisal should be addressed to Dynamex Inc., 5429 LBJ Freeway, Suite 1000, Dallas, Texas 75240, Attention: Corporate Secretary, and must be delivered before the stockholder vote is taken to approve the proposal to adopt the merger agreement at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of the Company’s common stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares of the Company’s common stock.

To be effective, a demand for appraisal by a stockholder of the Company’s common stock must be made by, or in the name of, the registered stockholder, fully and correctly, as the stockholder’s name appears on the Company’s stock ledger. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of the Company’s common stock of record. The beneficial holder must, in such cases, have the registered owner, such as a bank, broker, trustee or other nominee, submit the required demand in respect of those shares of the Company’s common stock. If you hold your shares of the Company’s common stock through a bank, broker, trustee or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker, trustee or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the bank, broker, trustee or other nominee.

If shares of the Company’s common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If the shares of the Company’s common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares of the Company’s common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of the Company’s common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of the Company’s common stock as to which appraisal is sought. Where no number of shares of the Company’s common stock is expressly mentioned, the demand will be presumed to cover all shares of the Company’s common stock held in the name of the record owner.

Within ten days after the effective time of the merger, the surviving corporation in the merger must give written notice that the merger has become effective to each of the Company’s stockholders who has properly filed a written demand for appraisal and who did not vote in favor of the proposal to adopt the merger agreement. At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand for appraisal and accept the cash payment specified by the merger agreement for that stockholder’s shares of the Company’s common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any attempt to withdraw the demand for appraisal made more than 60 days after the effective time of the merger will require written approval of the surviving corporation. Unless the demand for appraisal is properly withdrawn by a stockholder within 60 days after the effective date of the merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with approval conditioned upon the terms as the Court deems just. If more than 60 days have elapsed since the effective time of the merger and either the surviving corporation does not approve a request to withdraw a demand for appraisal or the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the merger agreement.

Within 120 days after the effective time of the merger, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of the Company’s common stock held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of the petition must be made upon the surviving corporation. The surviving corporation has no obligation to file a petition, and holders should not assume that the surviving corporation will file a petition. Accordingly, the failure of a stockholder to file a petition within the period specified could nullify the stockholder’s previous written demand for appraisal. In addition, within 120 days after the effective time of the merger, any stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the proposal to adopt the merger agreement, upon written request, will be entitled to receive from the surviving corporation, a statement setting forth the aggregate number of shares of the Company’s common stock not voted in favor of the proposal to adopt the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of shares of the Company’s common stock. The statement must be mailed to the requesting stockholder within ten days after written request has been received by the surviving corporation. A person who is the beneficial owner of shares of the Company’s common stock held either in a voting trust or by a nominee on behalf of a person may, in the person’s own name, file a petition or request from the surviving corporation for the statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares of the Company’s common stock and with whom agreements as to the value of their shares of the Company’s common stock have not been reached. After the Delaware Register in Chancery gives notice of the time and place of the hearing to stockholders who have demanded appraisal, if notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require stockholders who have demanded appraisal for their shares of the Company’s common stock and who hold stock represented by certificates to submit their stock certificate(s) to the Delaware Register in Chancery for notation of the pendency of the appraisal proceedings, and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of the Company’s common stock, the Delaware Court of Chancery will appraise the shares of the Company’s common stock, determining their fair value as of the effective time of the merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of value upon surrender to the Company by those stockholders of the certificate(s) representing their shares of the Company’s common stock. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.

You should be aware that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. Although we believe that the per share merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that an appraisal could result in a determination of a value higher or lower than, or the same as, the per share merger consideration. Moreover, we do not anticipate offering more than the per share merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of the Company’s common stock is less than the per share merger consideration. In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Costs of the appraisal proceeding may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. Each stockholder is responsible for his, her or its attorneys’ and expert witness fees, although, upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of the Company’s common stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares of the Company’s common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of the Company’s common stock, other than with respect to dividends or distributions payable to stockholders of record as of a record date prior to the effective time of the merger. However, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of the stockholder’s demand for an appraisal and an acceptance of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the $25.00 per share cash payment (without interest) for his, her or its shares of the Company’s common stock pursuant to the merger agreement.

In view of the complexity of Section 262 of the DGCL, Company’s stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

MARKET PRICES OF THE COMPANY’S COMMON STOCK AND DIVIDEND INFORMATION

The Company’s common stock is listed for trading on the Nasdaq Global Select Market under the symbol “DDMX.” The table below shows, for the periods indicated, the price range of the Company’s common stock, as reported on the Nasdaq Global Select Market. Our fiscal year ends on July 31 each year.

	Common Stock
	Price
	High		Low

2009
First Quarter		$30.49		$19.11
Second Quarter		$25.45		$11.02
Third Quarter		$14.93		$10.62
Fourth Quarter		$18.18		$13.92
2010
First Quarter		$19.66		$15.13
Second Quarter		$18.89		$15.92
Third Quarter		$18.14		$14.61
Fourth Quarter		$17.97		$12.15
2011
First Quarter		$21.14		$12.22
Second Quarter (through [ ], 20[ ])	$		$

The closing price of the Company’s common stock on the Nasdaq Global Select Market on October 1, 2010, the last trading day prior to the public announcement of the execution of the Greenbriar merger agreement, was $15.31 per share of the Company’s common stock. On [          ], 20[  ], the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for the common stock on the Nasdaq Global Select Market was $[     ] per share of the Company’s common stock. You are encouraged to obtain current market quotations for common stock in connection with voting your shares of the Company’s common stock.

We have never declared or paid cash dividends on the Company’s common stock, and the terms of the merger agreement provide that, from the date of the merger agreement until the effective time of the merger, we may not declare, set aside or pay any dividends on shares of the Company’s common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock as of December 28, 2010 for (i) each person known by the Company to own beneficially more than 5% of the Company’s common stock, (ii) each of our directors, (iii) our principal executive officer, principal financial officer and each of our other three most highly compensated executive officers, and (iv) all directors and executive officers of the Company as a group. Except as otherwise indicated, beneficial ownership includes both voting and investment power.

The following table does not include restricted stock and performance units granted to certain members of management on September 24, 2010. Such equity awards will be cancelled if the merger is consummated.

	Shares Beneficially Owned
Name	Common Stock(1)	Percent

Directors and executive officers**:
Richard K. McClelland	90,723	*
James L. Welch	21,498	*
Ray E. Schmitz	98,243	1.00%
Maynard K. Skarka	—	*
Jason W. Bergman	—	*
Gilbert Jones	7,562	*
Brian J. Hughes	15,000	*
Wayne Kern	43,640	*
Bruce E. Ranck	55,000	*
Stephen P. Smiley	22,160	*
Craig R. Lentzsch	12,000	*
All directors and executive officers as a group (11 persons)	365,827	3.61%
5% stockholders:
Centaurus Capital LP(2)	963,988	9.88%
33 Cavendish Square, 16th Floor
London, WIG OPW, United Kingdom
Timothy E. Moriarty(3)	857,444	8.79%
150 Broadway — Suite 1915
New York, NY 10038
FBR Capital Markets Corporation(4)	750,000	7.69%
1001 19th Street North
Arlington, VA 22209
Blackrock, Inc.(5)	711,850	7.30%
40 East 52nd Street
New York, NY 10022
Riverbridge Partners, LLC(6)	550,629	5.64%
801 Nicollet Mall, Suite 600
Minneapolis, MN 55402
Luther King Capital Management Corporation(7)	550,482	5.64%
301 Commerce Street, Suite 1600
Fort Worth, Texas 76102

*	Represents less than 1% of the Company’s common stock.

**	The address of all our directors and executive officers is the Company’s headquarters at 5429 LBJ Freeway, Suite 1000, Dallas, Texas 75240.

(1)	Includes shares issuable upon the exercise of stock options outstanding and fully vested on or within 60 days after September 30, 2010, as follows: Mr. McClelland — 77,723; Mr. Welch — 16,998; Mr. Schmitz — 85,243; Mr. Jones 4,562; Mr. Hughes — 15,000; Mr. Kern — 20,000; Mr. Ranck — 25,000; Mr. Smiley — 20,000; and. Mr. Lentzsch — 9,000.

(2)	Based on notice received from such holder on November 12, 2010.

(3)	Based on information reported on Schedule 13D/A that was filed by Timothy E. Moriarty with the SEC on October 6, 2010

(4)	Based on information reported on Schedule 13G that was filed by FBR Capital Markets Corporation with the SEC on December 21, 2010.

(5)	Based on information reported on Schedule 13G that was filed by Blackrock, Inc. with the SEC on January 29, 2010.

(6)	Based on information reported on Schedule 13G that was filed by Riverbridge Partners, LLC with the SEC on February 4, 2010.

(7)	Based on information reported on Schedule 13D that was filed by Luther King Capital Management Corporation with the SEC on October 5, 2010.

DELISTING AND DEREGISTRATION OF THE COMPANY’S COMMON STOCK

If the merger is completed, the Company’s common stock may be delisted from the Nasdaq Global Select Market and deregistered under the Exchange Act and, if so, we will no longer file periodic reports with the SEC on account of the Company’s common stock. In addition, if the merger is completed, the Company’s common stock will no longer be publicly-traded.

PROPOSAL 2 — ADJOURNMENT OF THE SPECIAL MEETING

If we fail to receive a sufficient number of votes to adopt the merger agreement, we may propose to adjourn the special meeting for the purpose of soliciting additional proxies to adopt the merger agreement. We currently do not intend to propose adjournment of our special meeting if there are sufficient votes to adopt the merger agreement.

Assuming a quorum is present at the special meeting, approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the vote of a majority of the votes cast by stockholders present in person or represented by proxy and entitled to vote at the special meeting. If a quorum is not present at the special meeting, approval of a proposal to adjourn the special meeting will require the affirmative vote of the majority of shares present in person or represented by proxy at the special meeting and entitled to vote on the proposal.

Our board of directors recommends that you vote “FOR” the proposal to adjourn the special meeting to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.

OTHER MATTERS

Our board of directors currently knows of no other business that will be presented for consideration at the special meeting. Nevertheless, should any business other than that set forth in the notice of special meeting of stockholders properly come before the meeting or any adjournment or postponement thereof, the enclosed proxy confers discretionary authority to vote with respect to matters, including matters that our board of directors does not know, a reasonable time before proxy solicitation, are to be presented at the meeting. If any of these matters are presented at the meeting, or any adjournment or postponement thereof, then the proxy holders named in the enclosed proxy card will vote in accordance with their judgment.

STOCKHOLDER PROPOSALS

If the merger is completed, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not completed, or if we are otherwise required to do so under applicable law, we would hold a 2010 annual meeting of stockholders at a date and time to be determined in the future. If the merger is not consummated, any stockholder proposals intended to be presented pursuant to Rule 14a-8 under the Exchange Act for inclusion in our proxy statement and accompanying proxy card for our next annual meeting must have been delivered to, or mailed to and received at, our principal office at 5429 LBJ Freeway, Suite 1000, Dallas, Texas 75240 by July 27, 2010 (unless the date of our 2010 annual meeting of stockholders is changed by more than 30 days from the date of our 2009 annual meeting of stockholders, in which case the deadline is a reasonable time before we mail our proxy materials) and have met the requirements of Rule 14a-8.

HOUSEHOLDING OF PROXY MATERIAL

The SEC has adopted rules that permit companies and intermediaries (e.g., banks, brokers, trustees or other nominees) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. Each stockholder who participates in householding will continue to receive a separate proxy card. Under Delaware law, stockholders must consent to “householding” and any stockholder who fails to object in writing to the corporation within 60 days of having been given written notice by the corporation of its intent to “household” is deemed to have consented to “householding.”

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your bank, broker, trustee or other nominee and direct a written request to Investor Relations, Dynamex Inc., 5429 LBJ Freeway, Suite 1000, Dallas, Texas 75240 or an oral request by telephone at (214) 560-9000. If any stockholders in your household wish to receive a separate copy of this proxy statement, they may call or write to Investor Relations and we will promptly provide additional copies. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their bank, broker, trustee or other nominee.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the Investor Relations page of our corporate website at www.dynamex.com. Our website address is provided as an inactive textual reference only. The information provided on our website, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement, and therefore is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each statement is qualified by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting.

•	Annual Report on Form 10-K for the fiscal year ended July 31, 2010 (filed with the SEC on September 22, 2010) and Amendment No. 1 thereto (filed with the SEC on November 18, 2010);

•	Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2010 (filed with the SEC on December 2, 2010); and

•	Current Reports on Form 8-K filed with the SEC on September 16, 2010, October 1, 2010, November 23, 2010, November 30, 2010, December 8, 2010 and December 15, 2010.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to Dynamex Inc., 5429 LBJ Freeway, Suite 1000, Dallas, Texas 75240, Attn: Corporate Secretary or by telephone at (214) 560-9000, on the Investor Relations page of our corporate website at www.dynamex.com; or from our proxy solicitor, D.F. King & Co., Inc., by telephone toll-free at 888-887-0082 (banks, brokers, trustees or other nominees can call collect at 212-269-5550) or by email at dynamex@dfking.com; or from the SEC through the SEC website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE A PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF THE COMPANY’S COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [          ], 20[  ]. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
Dated as of December 14, 2010
among
TRANSFORCE INC.
TRANSFORCE ACQUISITION CORP.
and
DYNAMEX INC.

A-i

(continued)

A-ii

(continued)

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of December 14, 2010 (this “Agreement”), is among TransForce Inc., a Canadian corporation (“Parent”), TransForce Acquisition Corp., a Delaware corporation and an indirect wholly owned Subsidiary of Parent (“Merger Sub”), and Dynamex Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 8.11.

WHEREAS, concurrently with entering into this Agreement, the Company (i) terminated the Agreement and Plan of Merger, dated as of October 1, 2010, among DashNow Holding Corp., a Delaware corporation (“DashNow Parent”), DashNow Acquisition Corp., a Delaware corporation (“DashNow Merger Sub”), and the Company, as amended by that certain Amendment No. 1 to Agreement and Plan of Merger, dated as of November 30, 2010, among the Company, DashNow Parent and DashNow Merger Sub (the “Prior Merger Agreement”) pursuant to, and in accordance with, Section 7.1(d)(ii) of the Prior Merger Agreement and (ii) paid DashNow Parent the “No-Shop Termination Fee” (as defined in the Prior Merger Agreement);

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth in this Agreement as a result of which the Company will become an indirect wholly-owned Subsidiary of Parent (the “Merger”);

WHEREAS, the board of directors of the Company has unanimously (i) determined in accordance with Section 5.3 of the Prior Merger Agreement that the Merger and the consummation of the Transactions constitute a “Superior Proposal” (as defined in the Prior Merger Agreement); (ii) determined in accordance with Section 5.3 of the Prior Merger Agreement that that failure to enter into this Agreement would violate the directors’ fiduciary duties to the Company’s stockholders under applicable Law; (iii) determined that it is advisable and in the best interests of the Company and its stockholders to terminate the Prior Merger Agreement (in accordance with Section 7.1(d)(ii) of the Prior Merger Agreement), to pay the “No-Shop Termination Fee” (as defined in the Prior Merger Agreement) and to enter into this Agreement; (iv) determined that the termination of the Prior Merger Agreement (in accordance with Section 7.1(d)(ii) of the Prior Merger Agreement), the payment of the “No-Shop Termination Fee” (as defined in the Prior Merger Agreement), the entry into of this Agreement and the Transactions are fair to, and in the best interests of, the Company and its stockholders; (v) approved the termination of the Prior Merger Agreement (in accordance with Section 7.1(d)(ii) of the Prior Merger Agreement), the payment of the “No-Shop Termination Fee” (as defined in the Prior Merger Agreement) and the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger; and (vi) resolved to recommend adoption of this Agreement by the stockholders of the Company; and

WHEREAS, the board of directors of each of Parent and Merger Sub have approved this Agreement and declared it advisable for Parent and Merger Sub, respectively to enter into this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

The Merger

Section 1.1  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.2  Closing.  The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (Central time) on a date to be specified by Parent and reasonably acceptable to the Company (as such date may be changed as provided herein, the “Closing Date”), which date shall be no later than the fourth (4th) business day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), at the offices of Weil, Gotshal & Manges LLP, 200 Crescent Court, Suite 300 Dallas, Texas 75201, unless another time, date or place is agreed to in writing by Parent and the Company.

Section 1.3  Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date the parties shall file with the Secretary of State of the State of Delaware a certificate of merger, executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “Certificate of Merger”). The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

Section 1.4  Effects of the Merger.  The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5  Certificate of Incorporation and By-laws of the Surviving Corporation.  At the Effective Time, the certificate of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Effective Time, in the form of Exhibit A and Exhibit B hereto, respectively, shall be the certificate of incorporation and bylaws of the Surviving Corporation (except that the name of the Surviving Corporation shall be Dynamex Inc.), until thereafter amended as provided herein or by applicable Law (subject to Section 5.9 hereof).

Section 1.6  Directors and Officers of the Surviving Corporation.

(a) The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

(b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

ARTICLE II

Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange of
Certificates; Company Stock Options; Other Equity Awards

Section 2.1  Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the Company’s common stock, par value $.01 per share (“Company Common Stock”), or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub.  Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock.  Any shares of Company Common Stock that are owned by the Company as treasury stock, and any shares of Company Common Stock owned by Parent or Merger Sub, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock.  Each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.1(b) and Dissenting Shares) shall be converted automatically into and shall thereafter represent the right to receive $25.00 in cash, without interest (the “Merger Consideration”). As of the Effective Time, each such share of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) which immediately prior to the Effective Time represented any such share of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2(b), without interest.

Section 2.2  Exchange of Certificates.

(a) Paying Agent.  Prior to the Effective Time, Parent shall designate a bank or trust company, which shall be reasonably acceptable to the Company, to act as agent for the holders of shares of Company Common Stock in connection with the Merger (the “Paying Agent”) to receive, on terms reasonably acceptable to the Company, for the benefit of holders of shares of Company Common Stock, the aggregate Merger Consideration to which holders of shares of Company Common Stock shall become entitled pursuant to Section 2.1(c).  Parent shall deposit, or cause to be deposited, such aggregate Merger Consideration with the Paying Agent as soon as practicable following the Effective Time (but in any event within one (1) business day after the date on which the Effective Time shall occur). Such aggregate Merger Consideration deposited with the Paying Agent shall, pending its disbursement to such holders, be invested by the Paying Agent in accordance with instructions from Parent in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (iv) money market funds investing solely in a combination of the foregoing.

(b) Payment Procedures.  Promptly after the Effective Time (but in no event more than five (5) business days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Company Common Stock entitled to receive Merger Consideration pursuant to Section 2.1(c) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and which shall be in such form and shall have such other customary provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form)) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration, without interest, for each share of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall immediately be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall be properly endorsed (or accompanied by separate stock powers) and shall otherwise be in proper form for transfer (and the signature on the endorsement or stock power, as the case may be, shall be guaranteed by an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act) and (y) the Person requesting such payment shall have paid any transfer and other similar taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II, without interest.

(c) Transfer Books; No Further Ownership Rights in Company Stock.  The Merger Consideration paid in respect of shares of Company Common Stock upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates, and at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates that evidenced ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 2.2(e), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

(d) Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in the form required by Parent) of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such amount as is sufficient to provide a full indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated by this Article II.

(e) Termination of Fund.  At any time following the nine (9) month anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates held by such holders, as determined pursuant to this Agreement, without any interest thereon. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f) No Liability.  Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or other similar Law.

(g) Withholding Taxes.  Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (collectively, the “Code”), or under any provision of state, local or foreign tax Law. To the extent amounts are so withheld and paid over to the appropriate taxing authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.3  Appraisal Rights.

(a) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Dissenting Stockholders”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”). At the Effective Time, (i) the holder or holders of Dissenting Shares shall be entitled only to such rights as may be granted to him, her, it or them under Section 262 of the DGCL, and (ii) such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist.

(b) Notwithstanding the provisions of Section 2.3(a), if any Dissenting Stockholder shall have effectively withdrawn or lost such right (through failure to perfect such appraisal rights or otherwise), such holder’s shares of Company Common Stock (i) shall no longer be deemed Dissenting Shares and (ii) shall be treated as if they had been converted automatically into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Company Common Stock, in accordance with Section 2.1, without any interest thereon.

(c) The Company shall give Parent (i) prompt notice of any demands for appraisal of any shares of Company Common Stock, any withdrawals of such demands and any other instrument served on the Company pursuant to Section 262 of the DGCL, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any demands for appraisal under the DGCL. The Company shall not offer to make, agree to make, or make any payment with respect to any demands for appraisal without the prior written consent of Parent.

Section 2.4  Company Stock Options; Other Equity Awards.

(a) Prior to the Effective Time, the Company shall take all actions necessary to provide that, and shall cause, each option outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) that represents the right to acquire shares of Company Common Stock (each, an “Option”) shall at the Effective Time be cancelled and terminated and converted at the Effective Time into the right to receive a cash amount equal to the Option Consideration, if any, for each share of Company Common Stock then subject to the Option. The Option Consideration shall be paid by the Surviving Corporation on the Closing Date. Notwithstanding the foregoing, Parent and the Company shall be entitled to deduct and withhold from the Option Consideration otherwise payable such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. For purposes of this Agreement, “Option Consideration” means, with respect to any share of Company Common Stock issuable under a particular Option, an amount equal to the excess, if any, of (x) the Merger Consideration per share of Company Common Stock over (y) the exercise price payable in respect of such share of Company Common Stock issuable under such Option.

(b) All restrictions and conditions on each share of restricted stock granted under the Company Stock Plans (the “Company Restricted Stock”) that is outstanding immediately prior to the Closing, other than the Company Restricted Stock set forth in Section 2.4(b) of the Company Disclosure Schedule, shall immediately lapse as of, and conditioned upon, the occurrence of the Closing and the Company Restricted Stock shall be converted in accordance with Section 2.1(c).

(c) Each performance unit granted under the Company Stock Plans (each, a “Company Performance Unit”) that is outstanding immediately prior to the Closing, other than the Company Performance Unit set forth in Section 2.4(c) of the Company Disclosure Schedule, shall automatically vest in accordance with the terms of the applicable award agreement and plan document, and be settled (i) in Company Common Stock effective as of, and conditioned upon, the occurrence of the Closing and converted in accordance with Section 2.1(c) or (ii) to the extent permitted thereby, in cash by the Surviving Corporation on the Closing Date.

Section 2.5  Adjustments.  Notwithstanding any provision of this Article II to the contrary, if between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Merger Consideration shall be appropriately equitably adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub that except as disclosed in the disclosure schedule delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”) or in (or incorporated by reference in) the Filed Company SEC Documents (other than any disclosure in the Company SEC Filings (x) set forth under “Risk Factors” or under the heading “Competition,” “Regulation,” “Safety,” “Available Information,” “Safe Harbor’ Statement Under The Private Securities Litigation Reform Act,” “Foreign Exchange Exposure,” or “Interest Rate Exposure” or (y) that is not factual information but merely cautionary language) (it being understood that any matter disclosed in the

Company Disclosure Schedule or in (or incorporated by reference in) such Company SEC Documents shall be deemed disclosed with respect to any Section of this Article III to which the matter relates, to the extent the relevance of such matter to such section is reasonably apparent on the face of such disclosure):

Section 3.1  Organization, Standing and Corporate Power.

(a) Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (as defined below). For purposes of this Agreement, “Company Material Adverse Effect” shall mean any change, event, occurrence or effect which has had or would reasonably be expected to (i) have a material adverse effect on the results of operations, condition (financial or otherwise), business, assets or liabilities of such party and its Subsidiaries taken as a whole, other than changes, events, occurrences or effects (A) generally affecting (I) the industry of the Company and its Subsidiaries, provided that such changes, events, occurrences or effects do not disproportionately affect such party and its Subsidiaries, or (II) the economy, or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, or (B) arising out of, resulting from or attributable to (I) changes in Law or in generally accepted accounting principles or in accounting standards, or changes in general legal, regulatory or political conditions, (II) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (III) earthquakes, hurricanes, tornados or other natural disasters, (IV) the negotiation, execution, announcement or performance of this Agreement or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees, or any litigation arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the Transactions, (V) any action taken by the Company or its Subsidiaries as contemplated or permitted by this Agreement or with Parent’s consent, or any failure by the Company to take any action as a result of the restrictions in Article V, or (VI) any decline in the market price, or change in trading volume, of the capital stock of the Company or any failure to meet publicly announced revenue or earnings projections (with respect to subclause (VI) of this clause (B), it being understood and agreed that the facts and circumstances giving rise to such change, event, occurrence or effect that are not otherwise excluded from the definition of Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect); provided, that such changes, events, occurrences or effects referred to in subclauses (I) — (III) of this clause (B) do not disproportionately affect the Company and its Subsidiaries, or (ii) impair in any material respect the ability of the Company to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.

(b) Section 3.1(b) of the Company Disclosure Schedule lists all Subsidiaries of the Company together with the jurisdiction of organization of each such Subsidiary. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all Liens and transfer restrictions, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and other applicable securities laws. Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock, voting securities or equity interests in any Person.

(c) The Company has prior to the date of this Agreement delivered to Parent complete and correct copies of the certificate of incorporation and bylaws of the Company, as amended to the date of this Agreement (the “Company Charter Documents”), and complete and correct copies of the certificates of incorporation and by-laws (or comparable organizational documents) of each of its Subsidiaries (the “Subsidiary Documents”), in each case as amended to the date of this Agreement. All such Company Charter Documents and Subsidiary Documents are in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any of their respective provisions. The Company has prior to the date of this Agreement made available to Parent and its Representatives correct and complete copies of all finalized minutes of all meetings, and actions taken by written consent in lieu of a meeting, of stockholders, the board of directors and each committee of the board of directors of the Company held since January 1, 2008.

Section 3.2  Capitalization.

(a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $.01 per share (“Company Preferred Stock”). At the close of business on November 17, 2010, (i) 9,725,426 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) 1,519,200 shares of Company Common Stock were reserved for issuance under the Company Stock Plans (of which 526,564 shares of Company Common Stock were subject to outstanding Options granted under the Company Stock Plans, 68,836 shares of Company Common Stock were subject to Company Restricted Stock and 122,417 shares of Company Common Stock were subject to unvested Company Performance Units) and (iv) no shares of Company Preferred Stock were issued or outstanding. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights or of any federal or state securities law. Included in Section 3.2(a) of the Company Disclosure Schedule is a correct and complete list, as of November 17, 2010, of all outstanding options or other rights to purchase or receive shares of Company Common Stock granted under the Company Stock Plans, and, for each such option or other right, the number of shares of Company Common Stock subject thereto, the terms of vesting, the grant and expiration dates and exercise price thereof and the name of the holder thereof. Except as set forth in the second or fourth sentence of this Section 3.2(a), as of the date of this Agreement, there are no outstanding shares of the Company’s capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock. Except (A) as set forth above in the second or fourth sentence of this Section 3.2(a) or (B) as otherwise expressly permitted by Section 5.2 hereof, as of the date of this Agreement there are not, and as of the Effective Time there will not be, any shares of capital stock, voting securities or equity interests of the Company issued and outstanding or any subscriptions, “phantom stock,” RSUs, stock appreciation rights, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of the Company, including any representing the right to purchase or otherwise receive any Company Common Stock.

(b) None of the Company’s Subsidiaries has issued or is bound by any outstanding subscriptions, “phantom stock,” RSUs, stock appreciation rights, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any shares of capital stock, voting securities or equity interests of any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of the Company or any of its Subsidiaries. Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, the Company directly or indirectly owns all of the outstanding capital stock of each of its Subsidiaries, free and clear of any and all Liens and transfer restrictions, except for such transfer restrictions of general applicability as may be provided under the Securities Act. All outstanding equity interests of the Company’s Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights or of any federal or state securities law or of any federal, state or provincial securities laws, domestic or foreign.

Section 3.3  Authority; Noncontravention; Voting Requirements.

(a) The Company has all necessary corporate power and authority to terminate the Prior Merger Agreement, pay the “No-Shop Termination Fee” (as defined in the Prior Merger Agreement), execute and deliver this Agreement and to perform its obligations hereunder and, subject to obtaining the Company

Stockholder Approval, to consummate the Transactions. The termination of the Prior Merger Agreement, the payment of the “No-Shop Termination Fee” (as defined in the Prior Merger Agreement), the execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by its board of directors, and no other corporate action on the part of the Company or its stockholders is necessary to authorize the termination of the Prior Merger Agreement, the payment of the “No-Shop Termination Fee” (as defined in the Prior Merger Agreement), and, except for obtaining the Company Stockholder Approval, no other corporate action on the part of the Company or its stockholders is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) The Company’s board of directors, at a meeting duly called and held on or prior to the date of this Agreement, has unanimously (i) determined in accordance with Section 5.3 of the Prior Merger Agreement that the Merger and the consummation of the Transactions constitute a “Superior Proposal” (as defined in the Prior Merger Agreement); (ii) determined in accordance with Section 5.3 of the Prior Merger Agreement that failure to enter into this Agreement would violate the directors’ fiduciary duties to the Company’s stockholders under applicable Law; (iii) determined that it is advisable and in the best interests of the Company and its stockholders to terminate the Prior Merger Agreement (in accordance with Section 7.1(d)(ii) of the Prior Merger Agreement), to pay the “No-Shop Termination Fee” (as defined in the Prior Merger Agreement) and to enter into this Agreement; (iv) determined that the termination of the Prior Merger Agreement (in accordance with Section 7.1(d)(ii) of the Prior Merger Agreement), the payment of the “No-Shop Termination Fee” (as defined in the Prior Merger Agreement), the entry into of this Agreement and the Transactions are fair to, and in the best interests of, the Company and its stockholders; (v) approved the termination of the Prior Merger Agreement (in accordance with Section 7.1(d)(ii) of the Prior Merger Agreement), the payment of the “No-Shop Termination Fee” (as defined in the Prior Merger Agreement) and the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger; and (vi) resolved to recommend adoption of this Agreement by the stockholders of the Company.

(c) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (with or without the giving of notice, the lapse of time, or both) (i) conflict with or violate any provision of the Company Charter Documents or any of the Subsidiary Documents or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the Company Stockholder Approval are obtained and the filings referred to in Section 3.4 are made, (x) conflict with or violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries or to which any of their assets are subject, except for such conflicts or violations as individually and in the aggregate are inconsequential or (y) violate or constitute a default under or result in or permit the modification, revocation, cancellation, termination or acceleration of rights under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, contract or other agreement (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which any of their assets are bound, except, in the case of clause (ii)(y), for such violations or defaults as individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (with or without the giving of notice, the lapse of time, or both) violate or constitute a default under any of the terms, conditions or provisions of the Prior Merger Agreement.

(d) The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock at the Company Stockholders Meeting, or any adjournment or postponement thereof, in favor of the adoption of this Agreement (the “Company Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to adopt this Agreement and approve the Transactions.

Section 3.4  Governmental Approvals.  Except for (a) the filing with the SEC of a proxy statement relating to the Company Stockholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”), and other filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and the rules of the Nasdaq Stock Market LLC, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (c) filings required under, and compliance with other applicable requirements of, the HSR Act and (d) filings required under, and compliance with other applicable requirements of, non-U.S. Laws intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, harm to competition or effectuating investment, including, without limitation, the Competition Act and the Canada Transportation Act (collectively, “Foreign Antitrust Laws”), no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.5  Company SEC Documents; Undisclosed Liabilities.

(a) The Company has timely filed all required reports, schedules, forms, certifications, prospectuses and registration, proxy and other statements with the SEC since July 31, 2007 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”). None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements of the Company included in the Company SEC Documents have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not, in the aggregate, material).

(c) The Company has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the board of directors of the Company (x) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The principal executive officer and the principal financial officer of the Company have timely made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Company SEC Documents, and the statements contained in such certifications are complete and correct. The management of the Company has completed its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended July 31, 2010, and such assessment concluded that such controls were effective.

(d) Since July 31, 2007, neither the Company nor, to the Knowledge of the Company, any Representative of the Company or any of its Subsidiaries has received any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company and its Subsidiaries with respect to the Company’s consolidated financial statements included in the Company SEC Documents or the internal accounting controls of the Company and its Subsidiaries, including any written or oral complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. To the Knowledge of the Company, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or its Subsidiaries or any of their respective Representatives to the Company’s board of directors or any committee thereof or to any director or officer of the Company or any of its Subsidiaries.

(e) To the Knowledge of the Company, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Law. Since July 31, 2007, the Company and its Subsidiaries have not, and, to the Knowledge of the Company, no contractor, subcontractor or agent of the Company or any of its Subsidiaries, has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).

(f) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature whatsoever (whether direct or indirect, fixed or contingent, known or unknown, due or to become due, accrued or otherwise, and whether or not determined or determinable), except (i) liabilities reflected or reserved against on the audited balance sheet of the Company and its Subsidiaries as of July 31, 2010 (the “Balance Sheet Date”) (including the notes thereto) included in the Filed Company SEC Documents, (ii) current liabilities incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) liabilities contemplated by this Agreement or otherwise in connection with the Transactions or (iv) liabilities that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature whatsoever (whether direct or indirect, fixed or contingent, known or unknown, due or to become due, accrued or otherwise, and whether or not determined or determinable) under or with respect to the Prior Merger Agreement other than the payment of the “No-Shop Termination Fee” (as defined in the Prior Merger Agreement).

Section 3.6  Absence of Certain Changes.  Since the Balance Sheet Date and except as set forth in Section 3.6 of the Company Disclosure Schedule:

(a) the Company has carried on and operated its businesses in the ordinary course of business consistent with past practice;

(b) there have not been any events, changes or occurrences that, individually or in the aggregate, have had or are reasonably likely to have a Company Material Adverse Effect; or

(c) there has not been any action taken by the Company or any of its Subsidiaries that would have required the consent of Parent under Section 5.2 if such action was taken after the date of this Agreement.

Section 3.7  Legal Proceedings.  Except as set forth in Section 3.7 of the Company Disclosure Schedule, there is no pending or, to the Knowledge of the Company, threatened, investigation, legal or administrative proceeding, claim, suit, arbitration or action (“Action”) against the Company or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed (or, to the Knowledge of the Company, threatened to be imposed) upon the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority, that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect or to prevent or delay in any material respect the consummation of the Transactions.

Section 3.8  Compliance With Laws; Permits.  The Company and its Subsidiaries are in compliance with all laws (including common law), statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Authorities (collectively, “Laws”) applicable to the Company or any of its Subsidiaries, except for such non-compliance as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities necessary for the lawful conduct of their respective businesses (collectively, “Permits”), except where the failure to hold the same, individually or in the aggregate, has not been and would not be material to the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, the Company and its Subsidiaries are in compliance with the terms of all Permits in all material respects. Since July 31, 2007, neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Authority (a) claimed or alleged that the Company or any of its Subsidiaries was not in compliance with all Laws applicable to the Company or any of its Subsidiaries or (b) was considering the amendment, termination, revocation or cancellation of any Permit.

Section 3.9  Information Supplied.  The Proxy Statement will not, when filed with the SEC, on the date it is mailed to stockholders of the Company and at the time of the Company Stockholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will on the date of filing comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub expressly for inclusion or incorporation by reference in the Proxy Statement.

Section 3.10  Tax Matters.

(a) With such exceptions as, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect, (i) each of the Company, its Subsidiaries and any consolidated, combined or unitary group of which the Company or any of its Subsidiaries is or was a member (A) have timely filed Tax Returns required to be filed by them, and (B) all Taxes required to be paid by them have been timely paid by them (after giving effect to any valid extensions of time in which to make such filings), (ii) such Tax Returns are true, correct and complete in all material respects and (iii) all material Taxes required to be withheld by the Company or any of its Subsidiaries have been withheld and have been (or will be) duly and timely paid to the proper Governmental Authority, and the Company and each of its Subsidiaries have complied with all material information reporting requirements.

(b) Except as set forth in Section 3.10(b) of the Company Disclosure Schedule, none of the Tax Returns filed by the Company or any of its Subsidiaries in the past five (5) years, or Taxes payable by the Company or any of its Subsidiaries in the past five (5) years, have been the subject of an audit, action, suit, proceeding, claim, examination, deficiency or assessment by any Governmental Authority, and no such audit, action, suit, proceeding, claim, examination, deficiency or assessment is currently pending, nor has the Company or any of its Subsidiaries received any written notice of any threatened audit, action, suit, proceeding, claim, examination, deficiency or assessment. Neither the Company nor any of its Subsidiaries has waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency.

(c) There are no Liens for Taxes upon any of the Company’s or any of its Subsidiaries’ assets, other than Liens for Taxes not yet due and payable or for Taxes that are being contested in good faith through appropriate proceedings and for which appropriate reserves have been made in accordance with GAAP.

(d) Neither the Company nor any of its Subsidiaries is subject to any private letter ruling or closing agreement of the Internal Revenue Service (the “IRS”) or comparable rulings of any Governmental Authority.

(e) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(f) Neither the Company nor any of its Subsidiaries has ever been a member of a group filing a consolidated federal income Tax Return or a combined, consolidated, unitary or other affiliated group Tax Return for state, local or non-U.S. Tax purposes (other than a group the common parent of which is the Company), and neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or non-U.S. Tax law), as a transferee or successor, by Contract or otherwise. Neither the Company nor any or its Subsidiaries is a party to or is bound by any Tax sharing, indemnification or allocation agreement or arrangement (other than such agreement or arrangement exclusively between or among the Company and its Subsidiaries).

(g) To the Knowledge of the Company, no claim has been made within the past three (3) years (or before, if such claim has not been resolved) by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns that either the Company or any of its Subsidiaries is or may be subject to Taxes assessed by such jurisdiction.

(h) Neither of the Company nor any of its Subsidiaries has agreed or is required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method.

(i) Dynamex Canada Limited and Dynamex Canada Franchise Holdings Inc. (A) are foreign corporations within the meaning of section 7701 of the Code, (B) are not engaged in a United States trade or business within the meaning of section 864 of the Code, (C) have no material investment in United States property within the meaning of section 956 of the Code, and (D) have not participated in, or cooperated with, an international boycott within the meaning of section 999 of the Code.

(j) With such exceptions as, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” as defined under Treasury Regulation section 1.6011-4 or is required to maintain a list pursuant to Treasury Regulations sections 301.6112-1.

Section 3.11  Employee Benefits and Labor Matters.

(a) Section 3.11(a) of the Company Disclosure Schedule lists (i) each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and (ii) any other material Company Plan, but excluding any individual award or participation agreements under any Company Plan (collectively, “Individual Agreements”). Section 3.11(a) of the Company Disclosure Schedule separately designates such Company Plans as primarily covering employees in the United States (“U.S. Company Plans”) or outside of the United States (“Non-U.S. Company Plans”). None of the Company Plans is subject to Title IV of ERISA, and neither the Company nor any of its Subsidiaries has any potential liability under Title IV of ERISA. Neither the Company nor any of its Subsidiaries is required to contribute to a “multiemployer plan” (as defined in Section 3(37) of ERISA or under any pension legislation in any of the provinces of Canada). The Company has prior to the date of this Agreement made available to Parent correct and complete copies of each material Company Plan and each Company Plan that relates primarily to management of the Company and its Subsidiaries (or, in the case of any such Company Plan that is unwritten, written descriptions thereof), in each case, other than Individual Agreements that contain terms and conditions identical to those of other Individual Agreements that have been made available to Parent prior to the date of this Agreement and with respect to each such plan, if applicable: (i) the most recent annual reports on Form 5500 (including all required schedules), (ii) the most recent summary plan description, (iii) the most recent determination letter from the Internal Revenue Service or other governmental authority, (iv) the most recent trust agreement, and (v) the most recent insurance contract. Each Company Plan has been administered in accordance with its terms and the applicable provisions of ERISA, the Code and all other applicable Laws, except for any instances of noncompliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. All Company Plans that are intended to be tax qualified under Section 401(a) of the Code or tax or pension legislation in Canada (each, a “Company Pension Plan”) is so qualified and, to the Knowledge of the Company, no event has occurred since the date of the most recent determination letter or application therefor relating to any such Company Pension Plan that would adversely affect the qualification of such Company Pension Plan, except for non-compliance which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. All contributions, premiums and benefit payments under or in connection with the Company Plans that are required to have been made as of the date of this Agreement in accordance with the terms of the Company Plans have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference into the Company SEC Documents. The Company has prior to the date of this Agreement made available to Parent correct and complete copies of any currently effective policies, surety bonds or letters of credit relating to workers compensation (including any similar obligations under Canadian laws).

(b) Except as set forth in Section 3.11(b) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement, will (i) increase the amount of benefits otherwise payable under any Company Plan, (ii) result in the acceleration of the time of payment, exercisability, funding or vesting of any such benefits, or (iii) result in any payment (whether severance or otherwise) becoming due to, or with respect to, any current or former employee, Independent Contractor or director of the Company or its Subsidiaries. Subject to the assumptions and methods set forth in the worksheets provided to Parent prior to the date of this Agreement, no payment or series of payments that would constitute an “excess parachute payment” (within the meaning of Section 280G of the Code) has been made or will be made by the Company, directly or indirectly, to any employee in connection with the execution of this Agreement or as a result of the consummation of the transactions contemplated hereby.

(c) Except as set forth in Section 3.11(c) of the Company Disclosure Schedule, as of the date of this Agreement, (i) no employees or Independent Contractors of the Company or its Subsidiaries are covered by a collective bargaining agreement, (ii) no employees or Independent Contractors of the Company or its Subsidiaries are, or within the last three years have been, represented by a union or other bargaining agent, and (iii) to the Knowledge of the Company, no employee or union organizing efforts are pending with respect to employees or Independent Contractors of the Company or its Subsidiaries. The Company has prior to the date of this Agreement made available to the Parent a complete and correct copy of any collective bargaining agreement applicable to employees or of the Company or its Subsidiaries. Except as set forth in Section 3.11(d) of the Company Disclosure Schedule, within the three years preceding the date of this Agreement, there has been no strike, work slowdown or other material labor dispute with respect to employees or Independent Contractors of the Company or its Subsidiaries, nor to the Knowledge of the Company is any strike, work slowdown or other material labor dispute pending.

(d) The Company and its Subsidiaries are in compliance in all material respects with all Laws with respect to labor relations, employment and employment practices, occupational safety and health standards, terms and conditions of employment, payment of wages, classification of employees (including the proper classification of independent contractors, dependent contractors and consultants), immigration, visa, work status, human rights, pay equity, employment equity and workers’ compensation, and are not engaged in any unfair labor practices in connection with the conduct of the business, except for non-compliance which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(e) None of the Company or its Subsidiaries is obligated to provide a “gross-up” payment or benefit to any employee or former employee is respect of taxes, interest or penalties incurred under Section 409A of the Code.

Section 3.12  Environmental Matters.

(a) Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries is in compliance with all applicable Environmental Laws, (ii) there is no Action relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any real property leased by the Company or any of its Subsidiaries, and (iii) neither the Company nor any of its Subsidiaries has received any notice of or entered into any obligation, liability, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved requirements relating to or arising under Environmental Laws.

(b) The Company has prior to the date of this Agreement provided or made available to Parent: (i) all nonidentical copies of all material reports, studies, analyses or tests, and any results of monitoring programs, in the possession or control of the Company prepared within the last two (2) years with respect to compliance with Environmental Laws or the generation, storage, use, handling, transportation, treatment, emission, spillage, disposal, release or removal of Hazardous Materials at, in or under any of the Company’s or its Subsidiaries’ properties; and (ii) a copy of any environmental investigation or assessment conducted by the Company or any of its Subsidiaries within the past three (3) years, with respect to the Company’s or any of its Subsidiaries’ properties.

Section 3.13  Intellectual Property.

(a) For purposes of this Agreement:

(i) “Company Intellectual Property” shall mean all Company Owned Intellectual Property Rights and all other Intellectual Property Rights used in the conduct of the business of the Company or any of its Subsidiaries.

(ii) “Company Owned Intellectual Property” shall mean all Intellectual Property Rights in which the Company or any of its Subsidiaries has an ownership interest, which, includes, for the avoidance of doubt, the Company Registered Intellectual Property.

(iii) “Company Owned Software” shall mean any Software in which the Company or any of its Subsidiaries has an ownership interest.

(iv) “Company Registered Intellectual Property” shall mean all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights, and Internet domain names owned, filed, registered or applied for by the Company or any of its Subsidiaries.

(v) “Intellectual Property Rights” shall mean all of the rights arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or any foreign jurisdiction or under any international convention: (A) patents, patent applications and any reissues, reexaminations, divisionals, provisionals, continuations, continuations-in-part, substitutions and extensions of any of the foregoing (collectively, “Patents”); (B) trademarks, service marks, trade names, brand names, trade dress, logos, corporate names and other source or business identifiers, together with all goodwill associated with the foregoing (collectively, “Marks”); (C) copyrights and works of authorship, including all moral rights and droit moral (collectively, “Copyrights”); (D) Internet domain names; (E) trade secrets and confidential business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including processing, servicing, manufacturing and production processes and techniques and research and development information), in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents (“Trade Secrets”); (F) computer programs, whether in source or object code, and databases and computer files containing data (“Software”); (G) utility models and industrial designs; and (H) applications, registrations, renewals, reversions and extensions of any of the foregoing in clauses (A) through (G).

(b) Section 3.13(b) of the Company Disclosure Schedule sets forth an accurate and complete list of all Company Registered Intellectual Property, including (i) the name, description or title (as applicable), (ii) nature of right (e.g., Patent, Copyright, Mark or Internet domain name), (iii) the registration or application date and number (as applicable) and (iv) the jurisdiction in which such item of Company Registered Intellectual Property has been issued or registered or is pending.

(c) Section 3.13(c) of the Company Disclosure Schedule sets forth an accurate and complete list of the application names of computer programs included in (i) all Company Owned Software and (ii) Software that the Company or one of its Subsidiaries is granted a license to use from third parties (excluding commercially available Software that is licensed to the Company or the relevant Subsidiary for a total license fee or royalty of less than $10,000), in each instance in the foregoing (i) and (ii), that is material to the conduct of the business of the Company or any of its Subsidiaries.

(d) With such exceptions as, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect, and except as set forth on Section 3.13(d) of the Company Disclosure Schedule: (i) the Company or one of its Subsidiaries is the sole and exclusive owner of, or has a valid right or license to use, all Company Intellectual Property as such Company Intellectual Property is used by the Company or any of its Subsidiaries in its respective business as currently conducted; (ii) all Company Owned Intellectual Property is free and clear of all Liens; (iii) to the Knowledge of the Company, all issuances and registrations for any Company Registered Intellectual Property are valid and enforceable; and (iv) to the Knowledge of the Company, all necessary registration, maintenance, renewal and other filing fees, documents and certificates have been paid or filed with the relevant Governmental Authority for the purpose of obtaining, maintaining or renewing any registrations and applications for registration included in the Company Registered Intellectual Property.

(e) With such exceptions as, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect, to the Knowledge of the Company, none of the Company Owned Intellectual Property infringes or otherwise violates any Intellectual Property Rights of any other Person. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries (i) is a party to or the subject of any pending or threatened suit, action, investigation or proceeding which involves a claim against the Company or any of its Subsidiaries of infringement, unauthorized use, misappropriation or violation of any Intellectual Property Rights of any other Person or challenging the ownership, use, validity or enforceability of any material Company Intellectual Property or (ii) has received written notice of any such threatened claim.

(f) To the Knowledge of the Company, (i) no Person is infringing, violating or misappropriating any material Company Owned Intellectual Property and (ii) neither the Company nor any of its Subsidiaries has made any written claim of infringement, violation or misappropriation of any material Company Owned Intellectual Property.

(g) Each of the Company and its Subsidiaries has taken commercially reasonable measures to protect and preserve the confidentiality of all material Trade Secrets and other material non-public, confidential and proprietary information owned by the Company or any of its Subsidiaries (and any material confidential information owned by any other Person for which the Company or any of its Subsidiaries has written confidentiality obligations to such other Person with respect thereto).

(h) No open source or public library Software, including any version of any Software licensed pursuant to any GNU public license or otherwise, was used in the development or modification of any Company Owned Software where, as a result of such use or modification of such open source or public library Software, the Company or its Subsidiaries is obligated under the applicable license agreement for the use of such open source or public library Software to (i) make the source code for such Company Owned Software available to any third party or (ii) refrain from imposing restrictions as to duplication, modification, distribution, use or reverse engineering of the Company Owned Software by its licensees or other third parties.

Section 3.14  Contracts.

(a) Set forth in Section 3.14(a) of the Company Disclosure Schedule is a list, as of the date of this Agreement, of (i) each Contract that would be required to be filed as an exhibit to a Registration Statement on Form S-1 under the Securities Act or an Annual Report on Form 10-K under the Exchange Act if such registration statement or report was filed by the Company with the SEC on the date of this Agreement, and (ii) each of the following to which the Company or any of its Subsidiaries is a party or otherwise bound: (A) any Contract that contains a non-competition provision or that otherwise purports to limit, curtail or restrict the ability of the Company or any of its Subsidiaries (or, after the Effective Time, Parent or any of its Affiliates) to compete in any geographic area or line of business or restrict the Persons to whom the Company or any of its Subsidiaries may sell products or deliver services, (B) any Contract that grants any third party “most favored nation” status or the exclusive right to deal with the Company or any of its Subsidiaries that involves total consideration in excess of $2,500,000 annually, (C) any partnership or joint venture agreement, (D) any Contract not in the ordinary course of business consistent with past practice for the acquisition, sale or lease of properties or assets (by merger, purchase or sale of stock or assets or otherwise) entered into since July 31, 2007, (E) any Contract with any (x) Governmental Authority that involves total consideration in excess of $1,000,000 annually or (y) director or officer of the Company or any of its Subsidiaries or any Affiliate of the Company, (F) any loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing Indebtedness of the Company or any of its Subsidiaries, in each case of greater than $100,000 individually or $500,000 in the aggregate for all such Contracts, (G) any financial derivatives master agreement or confirmation, or futures account opening agreements and/or brokerage statements, evidencing financial hedging or similar trading activities, (H) any voting agreement or registration rights agreement, (I) any mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien on any property or assets of the Company or any of its Subsidiaries that involves total consideration in excess of $25,000, (J) any (1) customer or client Contract that involves total consideration in excess of $2,500,000 annually (other than purchase orders issued (or received) for the purchase or sale of goods in the ordinary course of business consistent with past practice) and (2) supply Contract that involves total consideration in excess of $500,000 annually (other than purchase orders issued (or received) for the purchase or sale of goods in the ordinary course of business consistent with past practice), (K) any collective bargaining agreement, (L) any “standstill” or similar agreement, (M) any Contract that restricts or otherwise limits the payment of dividends or other distributions on equity securities, (N) any to the extent material to the business or financial condition of the Company and its Subsidiaries, taken as a whole, (1) any indemnification Contract, (2) any sales representative or distribution Contract or (3) any Contract granting a right of first refusal or first negotiation, (O) any Contract pursuant to which the Company or any of its Subsidiaries is granted a license to use any Company Intellectual Property from third parties (excluding Contracts pertaining to commercially available Software that is licensed to the Company or the relevant Subsidiary for a total license fee or royalty of less than $100,000), (P) any Contract pursuant to which the Company leases, licenses or otherwise obtains the right to use any real property and such Contract involves annual base rental payments in excess of $250,000 and (Q) any commitment or agreement to enter into any of the foregoing (the Contracts and other documents required to be listed on Section 3.14(a) of the Company Disclosure Schedule, together with any and all other Contracts of such type entered into in accordance with Section 5.2, each a “Company Material Contract”). The Company has prior to the date of this Agreement made available to Parent correct and complete copies of each Company Material Contract in existence as of the date of this Agreement, together with any and all amendments and supplements thereto.

(b) Except as set forth in Section 3.14(b)(1) of the Company Disclosure Schedule and with such exceptions as, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect: (i) each Contract to which the Company or any of its Subsidiaries is a party (collectively, the “Company Contracts”) is valid, binding and in full force and effect and is enforceable in accordance with its terms by the Company and its Subsidiaries party thereto, subject to the Bankruptcy and Equity Exception; (ii) neither the Company nor any of its Subsidiaries is in default under any Company Contract, nor does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder by the Company and its Subsidiaries party thereto; (iii) to the Knowledge of the Company, no other party to any Company Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder; and (iv) neither the Company nor any of its Subsidiaries has received any notice of termination or cancellation under any Company Contract, received any notice of breach or default under any Company Contract which breach or default has not been cured, or granted to any third party any rights, adverse or otherwise, that would constitute a breach of any Company Contract. Except as set forth in Section 3.14(b)(2) of the Company Disclosure Schedule, (i) no approval, consent or waiver of any Person is needed in order that any Company Material Contract continue in full force and effect following the consummation of the Transactions and (ii) no approval, consent or waiver of any Person is needed in order that any Contract, other than any Company Material Contract, continue in full force and effect following the consummation of the Transactions except, in the case of this clause (ii), for such approvals, consents or waivers the failure to obtain, individually or in the aggregate, have not and are not reasonable likely to have a Company Material Adverse Effect.

Section 3.15  Properties.

(a) Each of the Company and its Subsidiaries (i) has good and valid title (or such lesser interest that is the maximum permitted by applicable Law) to all of their respective properties and other assets (other than properties and assets that are, individually and in the aggregate, inconsequential) free and clear of all Liens except (A) statutory liens securing payments not yet due, (B) security interests, mortgages and pledges that secure indebtedness that is reflected in the most recent consolidated financial statements of the Company included in the Filed Company SEC Documents and (C) such other imperfections or irregularities of title or other Liens that would not reasonably be expected to materially affect the use of the properties or assets subject thereto or otherwise impair in any material respect business operations as presently conducted, and (ii) is the lessee or sublessee of all of their respective leasehold estates and leasehold interests. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases in all material respects.

(b) Since July 31, 2005, neither the Company nor any of its Subsidiaries owns or has owned any real property.

(c) Section 3.15(c) of the Company Disclosure Schedule sets forth any Contract pursuant to which the Company leases, licenses or otherwise obtains the right to use any real property (the “Real Property Leases”).

(d) The Company and its Subsidiaries enjoy in all material respects peaceful and undisturbed possession of the real property used by it under the Real Property Leases. Except as set forth in Section 3.15(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries subleases any such real property to any third parties.

Section 3.16  Insurance.  The Company and its Subsidiaries maintain, and have maintained without interruption, policies or binders of insurance covering risks and events and in amounts adequate for their respective businesses and operations and customary in the industry in which they operate. Except as set forth in Section 3.16 of the Company Disclosure Schedule, such policies will not terminate as a result of the consummation of the Transactions. The aggregate annual premiums that the Company is paying with respect to the Company’s directors and officers insurance policy for the current policy period that includes the date of this Agreement is set forth in Section 3.16 of the Company Disclosure Schedule.

Section 3.17  Unlawful Payments.  Since July 31, 2007, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any Representative of the Company or any of its Subsidiaries has, directly or indirectly: (a) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law; (d) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries; (e) made any fraudulent entry on the books or records of the Company or any of its Subsidiaries; or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for the Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any of its Subsidiaries.

Section 3.18  Opinion of Financial Advisor.  The board of directors of the Company has received the opinion of Stephens Inc., dated the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the consideration to be received in the Merger by holders of the Company Common Stock is fair from a financial point of view to holders of such shares (the “Fairness Opinion”). A correct and complete copy of the Fairness Opinion has been delivered to Parent prior to or concurrently with the execution and delivery of this Agreement. The Company has been authorized by Stephens Inc. to permit the inclusion of the Fairness Opinion and references thereto in the Proxy Statement, subject to prior review and consent by Stephens Inc. (such consent not to be unreasonably withheld or delayed).

Section 3.19  Brokers and Other Advisors.  Except for Stephens Inc., the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has prior to the date of this Agreement provided Parent with a correct and complete copy of any engagement letter or other Contract between the Company and Stephens Inc. in connection with the Transactions. Other than such engagement letter or other Contract with Stephens Inc., each engagement letter or other Contract between the Company or one of its Subsidiaries, on the one hand, and each of its legal, accounting or other advisors, on the other hand, in connection with the Transactions entitles the legal, accounting or other advisor party thereto to receive compensation only at its usual hourly rates, without any premium, bonus, or similar payment, in connection with the transactions contemplated by this Agreement.

Section 3.20  Takeover Statutes.  The board of directors of the Company has taken all necessary action to ensure that the restrictions on business combinations contained in Section 203 of the DGCL will not apply to this Agreement, the Merger or the other transactions expressly contemplated by this Agreement, including by approving this Agreement, the Merger and the other transactions contemplated by this Agreement. To the Knowledge of the Company, no other so-called “fair price,” “moratorium,” “control share acquisition” or other state anti-takeover Laws apply or purport to apply to this Agreement, the Merger or any of the other transactions expressly contemplated by this Agreement.

Section 3.21  Independent Contractors.  The Company Contracts with Independent Contractors and IC Entities comply and have complied in all material respects with the Federal Leasing Regulations under 49 CFR Part 376 and similar Laws of Canada or other Governmental Authorities, in each case to the extent applicable. Except for non-compliance which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, such Company Contracts constitute bona fide agreements whereby such Independent Contractors are independent contractors to the Company or any of its Subsidiaries. Except as disclosed in Section 3.21 of the Company Disclosure Schedule, there are not any disputes, Actions, or charges pending or, to the Knowledge of the Company, threatened at law or in equity before any Governmental Authority that challenge the Company’s compliance under any Law governing the classification of independent contractors, or the work status of the independent contractors.

Section 3.22  Confidentiality Agreements.  Neither the Company nor any of its Subsidiaries is party to any confidentiality agreement that prohibits the Company from providing information to Parent in accordance with Section 5.3.

Section 3.23  Prior Merger Agreement.  The Company has provided Parent with a true and complete copy of the Prior Merger Agreement, including all schedules and exhibits thereto. The Company has validly terminated the Prior Merger Agreement pursuant to Section 7.1(d)(ii) thereof prior to entering into this Agreement, and prior to such termination was not in breach of, had not previously breached and has not received any notice of any allegation of breach of the Prior Merger Agreement.

Section 3.24  No Other Representations or Warranties.  Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes any representation or warranty with respect to the Company or its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or Representatives of any documentation, projections, forecasts, estimates, budgets, prospect information or other information with respect to any one or more of the foregoing.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company:

Section 4.1  Organization; Standing.  Parent is a corporation incorporated, validly existing and in good standing under the Laws of Canada, and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 4.2  Authority; Noncontravention.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by their respective boards of directors, and no other corporate action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor performance or compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (with or without the giving of notice, the lapse of time, or both) (i) conflict with or violate any provision of the certificate of incorporation or by-laws of Parent or Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3 are obtained and the filings referred to in Section 4.3 are made, (x) conflict with or violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries or to which any of their assets are subject, or (y) violate or constitute a default under or result in or permit the modification, revocation, cancellation, termination or acceleration of rights under, any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party or by which any of their assets are bound, except, in the case of clause (ii)(y), for such violations or defaults as, individually or in the aggregate, would not reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.

Section 4.3  Governmental Approvals.  Except for (a) any filings required under, and in compliance with other applicable requirements of, the Exchange Act, applicable Canadian securities laws and the rules of the Nasdaq Stock Market LLC, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (c) any filings required under, and in compliance with other applicable requirements of, the HSR Act and Foreign Antitrust Laws, no consents or approvals of, or filings, licenses, permits or authorizations, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, individually or in the aggregate, would not reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations hereunder or prevent or materially delay consummation of the Transactions.

Section 4.4  Information Supplied.  The information supplied by Parent expressly for inclusion (or incorporation by reference) in the Proxy Statement will not, on the date it is first mailed to stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

Section 4.5  Ownership and Operations of Merger Sub.  Parent indirectly owns beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business.

Section 4.6  Financing.  Parent has sufficient cash, cash equivalents and committed availability under its existing credit facilities that, taken together, are sufficient to enable it to consummate the Transactions upon the terms and conditions contemplated by this Agreement.

Section 4.7  Solvency.  Neither Parent nor Merger Sub is entering into the Transactions with the intent to hinder, delay or defraud either present or future creditors. To the knowledge of Parent, based on information available to Parent as of the date of this Agreement, immediately after giving effect to all of the Transactions and the payment of the aggregate Merger Consideration assuming (a) satisfaction of the conditions to Parent’s obligation to consummate the Merger as set forth herein, (b) the accuracy of the representations and warranties of the Company set forth in Section 3.5(b) and Section 3.5(f) (without, in the case of such Section 3.5(f), giving effect to any qualifications as to “Company Material Adverse Effect”), (c) satisfaction of the conditions to Parent’s obligation to consummate the Merger as set forth herein, (d) the financial and other information relating to the Company and its Subsidiaries provided to Parent and Merger Sub pursuant to Section 5.5(b) fairly presents the consolidated financial condition of the Company and its Subsidiaries as at the end of the periods covered thereby and the consolidated results of operations of the Company and its Subsidiaries for the periods covered thereby and (e) any estimates, projections or forecasts of the Company and its Subsidiaries have been prepared in good faith based upon assumptions that were and continue to be reasonable, the Surviving Corporation (i) as of such date will be able to pay its debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities) as they become absolute and mature; and (ii) shall not have, as of such date, unreasonably small capital to carry on its business.

Section 4.8  [Intentionally Left Blank].

Section 4.9  Certain Arrangements.  There are no Contracts between Parent, Merger Sub or any of their respective Affiliates as of the date of this Agreement, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date of this Agreement that relate in any way to the Company or the Transactions.

Section 4.10  Legal Proceedings.  There is no pending or, to the knowledge of Parent, threatened, Action against Parent or Merger Sub, nor is there any injunction, order, judgment, ruling or decree imposed (or, to the knowledge of Parent, threatened to be imposed) upon Parent or Merger Sub, in each case, by or before any Governmental Authority, that would reasonably be expected to prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the Transactions.

Section 4.11  Brokers and Other Advisors.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries except for Persons whose fees and expenses will be paid by Parent or its Affiliates as of the date of this Agreement.

Section 4.12  No Other Representations or Warranties.  Except for the representations and warranties made by Parent and Merger Sub in this Article IV, neither Parent nor Merger Sub nor any other Person makes any representation or warranty with respect to Parent or Merger Sub or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, projections, forecasts, estimates, budgets, prospect information or other information with respect to any one or more of the foregoing.

ARTICLE V

Additional Covenants and Agreements

Section 5.1  Preparation of the Proxy Statement; Stockholders Meeting.

(a) As soon as practicable following the date of this Agreement (but in any event within ten (10) business days after the date of this Agreement), (i) the Company shall prepare the Proxy Statement, (ii) Parent shall promptly provide to the Company any information required for inclusion in the Proxy Statement and shall promptly provide such other information or assistance in the preparation thereof as may be reasonably requested by the Company and (iii) the Company shall file the Proxy Statement with the SEC. The Company shall thereafter (A) respond to any comments on the Proxy Statement or requests for additional information from the SEC as soon as practicable after receipt of any such comments or requests and (B) cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable after the Proxy Statement is cleared by the SEC. The Company shall promptly (but in any event within twenty-four (24) hours) notify Parent upon the receipt of any such comments or requests or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand. In the event that the Company receives any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement, Parent shall promptly provide to the Company, upon receipt of notice from the Company, any information required for inclusion in the response of the Company to such comments or such request and shall promptly provide such other information or assistance in the preparation thereof as may be reasonably requested by the Company. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall (x) provide Parent with a reasonable opportunity to review and comment on any drafts of the Proxy Statement and related correspondence and filings and (y) reasonably consider all comments proposed by Parent for inclusion in such drafts, correspondence and filings. If at any time prior to the Effective Time any fact or information relating to the Company shall be discovered by the Company which should be set forth in an amendment of or a supplement to the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall, in accordance with the procedures set forth in this Section 5.1(a), prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable and to the extent required by applicable Law, cause such amendment or supplement to be distributed to the stockholders of the Company.

(b) The Company shall, as soon as practicable following the date that the Proxy Statement is cleared by the SEC, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of obtaining the Company Stockholder Approval. The Company shall, through its board of directors, recommend to its stockholders adoption of this Agreement. The Proxy Statement shall, in addition to such recommendation, include disclosure of the unanimous: (x) determination by the Company’s board of directors that it is advisable and in the best interests of the Company and its stockholders to enter into this Agreement, (y) approval by the Company’s board of directors of the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger, and (z) resolution by the Company’s board of directors to recommend adoption of this Agreement by the stockholders of the Company. Notwithstanding the foregoing, (i) the Company shall have no obligation to do any of the foregoing if there shall have been a Company Adverse Recommendation Change and (ii) the Company may adjourn or postpone the Company Stockholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders or, if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting; provided that no adjournment may be to a date on or after five (5) business days prior to the Walk-Away Date.

Section 5.2  Conduct of Business.  Except as contemplated or permitted by this Agreement or as required by applicable Law or as contemplated by Section 5.2 of the Company Disclosure Schedule, during the period from the date of this Agreement until the Effective Time, unless Parent otherwise consents (which consent shall not, in the case of clauses (d), (g) or (m), be unreasonably withheld or delayed), the Company shall, and shall cause each of its Subsidiaries to, (x) conduct its business in all material respects in the ordinary course of business consistent with past practice, (y) comply in all material respects with all applicable Laws and the requirements of all Company Material Contracts, and (z) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, in each case, to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as contemplated by Section 5.2 of the Company Disclosure Schedule, during the period from the date of this Agreement until the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to:

(a) (i) issue, sell or grant any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants or options to purchase any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, provided that the Company may issue shares of Company Common Stock upon the exercise of options that are outstanding on the date of this Agreement; (ii) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, or any rights, warrants or options to acquire any shares of its capital stock, except (x) pursuant to commitments in effect as of the date of this Agreement and disclosed in Section 3.2(a) of the Company Disclosure Schedule or (y) in connection with withholding to satisfy tax obligations with respect to options, acquisitions in connection with the forfeiture of equity awards, or acquisitions in connection with the net exercise of options; (iii) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such (other than dividends by a direct or indirect wholly-owned Subsidiary of the Company to its parent); or (iv) split, combine, subdivide or reclassify any shares of its capital stock;

(b) incur or assume any Indebtedness, other than amounts drawn against the Revolver;

(c) sell, transfer, lease, mortgage, encumber or otherwise dispose of any of their respective properties or assets that are individually or in the aggregate material to the Company and its Subsidiaries taken as a whole, except (i) sales, leases, rentals and licenses in the ordinary course of business consistent with past practice, (ii) pursuant to Contracts in force on the date of this Agreement and disclosed in Section 3.14(a) of the Company Disclosure Schedule, (iii) dispositions of obsolete or worthless assets or (iv) transfers among the Company and its Subsidiaries;

(d) make capital expenditures except as budgeted in the Company’s current capital expenditure plan that was made available to Parent prior to the date of this Agreement;

(e) make any acquisition (including by merger) of the capital stock or the assets of any other Person for consideration in excess of $2,000,000 for all such acquisitions;

(f) make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice and extension of credit to customers) to, any Person other than a direct or indirect wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice;

(g) (i) terminate or amend (x) any Company Material Contract or (y) any other Contract that is material to the Company and its Subsidiaries taken as a whole or (ii) enter into any Contract that would be a Company

Material Contract if the Company or any of its Subsidiaries had entered into it on or prior to the date of this Agreement or that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the Transactions, other than in the ordinary course of business consistent with past practice;

(h) increase the compensation of any of its current or former directors, officers or employees or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any current or former stockholder, director, officer, other employee or Affiliate, other than (A) as required pursuant to applicable Law or the terms of Contracts in effect on the date of this Agreement and (B) increases in salaries, wages and benefits of employees made in the ordinary course of business consistent with past practice and in amounts and in a manner consistent with past practice but in no event, for individuals whose annual rate of compensation exceeds $100,000, by more than five percent (5%) of the base rate of compensation of any such employee; provided, however, that (1) the salary or wages of officers shall not be increased and (2) the individual benefits of officers shall not be increased except pursuant to changes applicable generally under a Company Benefit Plan;

(i) except as required by applicable Law, make or change any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle any material Tax claim or assessment or surrender any right to claim a material refund of Taxes or obtain any Tax ruling;

(j) make any changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(k) amend the Company Charter Documents or the Subsidiary Documents;

(l) adopt a plan or agreement of complete or partial liquidation dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly owned Subsidiaries of the Company);

(m) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in accordance with their terms (or less than as required under their terms) of liabilities, claims or obligations reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice or for such payments, discharges, settlements and satisfactions that do not require the payment by the Company or any of its Subsidiaries of $100,000 for any such payment, discharge, settlement or satisfaction or $500,000 for all such payments, discharges, settlements and satisfactions;

(n) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) or customers without the prior approval of Parent, except for communications in the ordinary course of business consistent with past practice that do not relate to the Transactions;

(o) settle or compromise any Action or investigation (this covenant being in addition to the Company’s agreement set forth in Section 5.10 hereof), except for any such settlement or compromise that does not requirement the payment by the Company and its Subsidiaries of an amount in excess of $100,000 or $500,000 for all such settlements and compromises;

(p) amend the terms of any Contract with an Independent Contractor to increase the amounts payable thereunder, other than in the ordinary course of business consistent with past practice; or

(q) agree, in writing or otherwise, to take any of the foregoing actions.

Section 5.3  No Solicitation; Change in Recommendation.

(a) For the purposes of this Agreement, “Acceptable Confidentiality Agreement” means any confidentiality and standstill agreement that contains provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement.

(b) On the date of this Agreement, the Company shall and shall cause each of its Subsidiaries and their respective officers, directors, employees, consultants, agents, advisors, Affiliates and other representatives (collectively, the “Representatives”) to (i) immediately cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to a Takeover Proposal and with any Persons who have made or indicated an intention to make a Takeover Proposal, and (ii) request each such Person to promptly return or destroy all confidential information concerning the Company and its Subsidiaries. Except as permitted by this Section 5.3, the Company shall not, and shall cause each of its Subsidiaries and Representatives not to, from the date as of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, directly or indirectly, (A) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Takeover Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other party information in connection with or for the purpose of encouraging or facilitating, a Takeover Proposal, (C) approve, endorse or recommend any Takeover Proposal, (D) enter into any letter of intent, agreement or agreement in principle or other Contract with respect to a Takeover Proposal, or (E) propose to do any of the foregoing.

(c) Notwithstanding anything to the contrary contained herein, if at any time on or after the date of this Agreement and prior to obtaining the Company Stockholder Approval, the Company or any of its Representatives receives a bona fide written unsolicited Takeover Proposal from any Person, which Takeover Proposal was made or renewed on or after the date of this Agreement and that did not result from any breach of this Section 5.3, if the board of directors of the Company determines in good faith, after consultation with nationally-recognized independent financial advisors and nationally-recognized outside legal counsel, that (i) failure to take such action would violate the directors’ fiduciary duties to the Company’s stockholders under applicable Law and (ii) such Takeover Proposal constitutes or is reasonably likely to result in a Superior Proposal, then the Company and its Representatives may (x) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Takeover Proposal; provided that the Company shall promptly (and in any event within twenty-four (24) hours) provide to Parent any material non-public information provided orally and any non-public information provided in writing, in each case, concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives; and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Takeover Proposal; provided, further that the Company shall promptly provide to Parent (and in any event within twenty-four (24) hours) the identity of the Person making the Takeover Proposal. From and after the date of this Agreement, the Company shall not grant any waiver, amendment or release under any standstill agreement without the prior written consent of Parent.

(d) Following the date of this Agreement, the Company shall keep Parent reasonably informed of any material developments, discussions or negotiations regarding any Takeover Proposal on a current basis (and in any event within twenty-four (24) hours) and shall, from and after the date of this Agreement, promptly (and in any event within twenty-four (24) hours) provide to Parent (i) a written summary of the terms of any such Takeover Proposal not made in writing (other than terms that are, individually and in the aggregate, inconsequential) and (ii) copies of any written materials provided by any Person(s) making a Takeover Proposal (including a copy of any Takeover Proposal made in writing). The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date of this Agreement which prohibits the Company from providing any information to Parent in accordance with this Section 5.3.

(e) Except as expressly permitted by this Section 5.3(e), the board of directors of the Company shall not (i)(A) fail to make the Company Board Recommendation or fail to include the Company Board Recommendation in the Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation, (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a temporary “stop, look and listen” communication by the board of directors of the Company pursuant to Rule 14d-9(f) of the Exchange Act, or (D) adopt, approve or recommend, or publicly propose to approve or recommend to the stockholders of the Company a Takeover Proposal (actions described in this clause (i) being referred to as a “Company Adverse Recommendation Change”), (ii) subject to the compliance by the Company with Section 7.1(d)(ii), authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, agreement or agreement in principle or other Contract with respect to any Takeover Proposal (other than an Acceptable Confidentiality Agreement) (each, a “Company Acquisition Agreement”) or (iii) take any action pursuant to Section 7.1(d)(ii). Notwithstanding anything to the contrary herein, prior to the time the Company Stockholder Approval is obtained, but not after, the board of directors of the Company may make a Company Adverse Recommendation Change or enter into a Company Acquisition Agreement with respect to a Takeover Proposal, if and only if, prior to taking such action, the board of directors of the Company has determined in good faith, after consultation with nationally-recognized independent financial advisors and nationally-recognized outside legal counsel, (i) that failure to take such action would violate the directors’ fiduciary duties to the Company’s stockholders under applicable Law and (ii) that such Takeover Proposal constitutes a Superior Proposal; provided, however, that (w) the Company has given Parent at least four (4) business days’ prior written notice of its intention to take such action (which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal) and has contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Proposal), (x) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period to the extent Parent wishes to negotiate, to enable Parent to revise the terms of this Agreement, such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, (y) following the end of such notice period, the board of directors of the Company shall have considered in good faith any changes to this Agreement, proposed in writing by Parent, and shall have determined that the Superior Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect, and (z) in the event of any change to the terms of such Superior Proposal (other than changes that are, individually and in the aggregate, inconsequential), the Company shall, in each case, have delivered to Parent an additional notice and the four (4) business day notice period shall have recommenced unless the event requiring notice pursuant to clause (z) of this Section 5.3(e) occurred less than four (4) business days prior to the Company Stockholders Meeting, in which case the Company shall deliver notice to Parent of such event as promptly as practicable; and provided, further, that the Company has complied in all material respects with its obligations under this Section 5.3 and provided, further, that notwithstanding anything in this Agreement to the contrary, any purported termination of this Agreement pursuant to this sentence shall be void and of no force and effect, unless the Company termination is in accordance with Section 7.1 and the Company pays Parent the Termination Fee in accordance with Section 7.3 prior to or concurrently with such termination.

(f) Except to the extent provided in Section 5.3(e), nothing in this Section 5.3 shall prohibit the board of directors of the Company from taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, if failure to do so would violate applicable Law.

(g) For purposes of this Agreement:

“Takeover Proposal” means any inquiry, proposal or offer from any Person (other than Parent and its Subsidiaries but including, for the avoidance of doubt, DashNow Parent, Greenbriar Equity Group LLC and their respective Affiliates) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (i) acquisition of assets of the Company and its Subsidiaries equal to more than 20% of the Company’s consolidated assets or to which more than 20% of the

Company’s revenues or earnings on a consolidated basis are attributable, (ii) acquisition of more than 20% of the outstanding Company Common Stock, (iii) tender offer or exchange offer that if consummated would result in any Person beneficially owning more than 20% of the outstanding Company Common Stock, (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or (v) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Company Common Stock involved is more than 20%; in each case, other than the Transactions.

“Superior Proposal” means any bona fide written Takeover Proposal (i) that includes consideration per share of Company Common Stock that is greater than the per share Merger Consideration and that the board of directors of the Company has determined in its good faith judgment (after consultation with nationally-recognized independent financial advisors and nationally-recognized outside legal counsel) is reasonably likely to be consummated in accordance with its terms without unreasonable delay, taking into account all legal, regulatory and financial aspects of the proposal (including certainty of financing) and the Person making the proposal, and if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Merger (including any changes to the terms of this Agreement proposed by Parent in response to such proposal or otherwise) and (ii) accompanied by executed customary financing commitments from recognized financing sources not subject to any due diligence conditions and that, together with available cash on hand, are sufficient to fund the cash portion of such Takeover Proposal; provided that for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%.”

Section 5.4  Commercially Reasonable Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective commercially reasonable efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), and (ii) obtain all approvals, consents, expirations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions. For purposes hereof, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable Foreign Antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b) In furtherance and not in limitation of the foregoing, (i) each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and all applicable Foreign Antitrust Laws with respect to the Transactions as promptly as practicable and in any event within five (5) business days of the date of this Agreement and use their respective commercially reasonable efforts to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or such applicable Foreign Antitrust Laws necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act and the applicable Foreign Antitrust Laws (including any extensions thereof) as soon as practicable and (ii) the Company and Parent shall each use its commercially reasonable efforts to (x) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the Transactions and (y) if any state takeover statute or similar Law becomes applicable to any of the Transactions, use their commercially reasonable efforts to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions. Each party shall request early termination of the HSR Act waiting period. Notwithstanding anything to the contrary provided in this Section 5.4, Parent and its Affiliates hereby agree to sell or otherwise dispose of, hold separate (through the establishment of a trust or otherwise), or divest itself of all or any portion of the business or assets of the Company or its Subsidiaries to eliminate any impediment that may be asserted under any Law governing competition, monopolies or restrictive trade practices.

(c) Each of the parties hereto shall use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any Action initiated by a private party, and to contest and resist any Action by or before a Governmental Authority (including any Action contemplated in Section 5.10) and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions, and (ii) keep the other party informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, the Canadian Competition Bureau or any other Governmental Authority and of any material communication received or given in connection with any Action by a private party, in each case regarding any of the Transactions. Subject to applicable Laws relating to the exchange of information, each of the parties hereto shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other parties and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Transactions. Parent shall pay all fees associated with the filings made by Parent, Merger Sub and the Company in accordance with this Section 5.4.

Section 5.5  Financing.  The Company shall use commercially reasonable efforts to obtain such consents, approvals, authorizations and instruments which may be reasonably requested by Parent or Merger Sub in connection with the termination of the Revolver at the Effective Time, including customary payoff letters, lien releases and instruments of termination or discharge.

Section 5.6  Public Announcements.  The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or by any applicable listing agreement with the Nasdaq Stock Market LLC or the Toronto Stock Exchange as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party).

Section 5.7  Access to Information; Confidentiality.  The Company shall, and shall cause each of its Subsidiaries to, afford to Parent and Parent’s Representatives reasonable access during normal business hours to the Company’s and its Subsidiaries’ properties, books, Contracts, commitments, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives and the Company shall furnish promptly to Parent (i) a copy of each report, schedule and other document filed by it pursuant to the requirements of Federal or state securities Laws and a copy of any communication (including “comment letters”) received by the Company from the SEC concerning compliance with securities Laws and (ii) such other information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request (provided that Parent and its representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company). Notwithstanding the foregoing, neither the Company nor its Subsidiaries shall be obligated to provide any such access or information to the extent that it would (x) require disclosure by the Company or such Subsidiary of information subject to attorney-client privilege, (y) conflict with confidentiality obligations to which the Company or such Subsidiary is bound, or (z) violate any applicable Laws (including Antitrust Laws); provided that the foregoing shall not limit the obligation of the Company under Section 5.3(c) to promptly (and in any event within twenty-four (24) hours) provide to Parent any material non-public information provided orally and any non-public information providing in writing, in each case concerning the Company or its Subsidiaries that is provided to any Person under Section 5.3 which was not previously provided to Parent or its Representatives. Except for disclosures permitted by the terms of the Confidentiality Agreement, dated as of October 7, 2010, between the Company and Parent (as it may be amended from time to time, the “Confidentiality Agreement”), Parent and its representatives shall hold information received from the Company pursuant to this Section 5.7 in confidence in accordance with the terms of the Confidentiality Agreement.

Section 5.8  Notification of Certain Matters.  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (b) any Actions commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions, (c) the discovery of any fact or circumstance that, the occurrence or non-occurrence of which, would cause any representation or warranty made by such party contained in this Agreement (i) that is qualified as to materiality or Company Material Adverse Effect or “material adverse effect” or a similar qualifier, as the case may be, to be untrue and (ii) that is no so qualified to be untrue in any material respect and (d) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not (x) cure any in accuracy or breach of any representation, warranty, covenant or agreement contained herein or (y) limit the remedies available to the party receiving such notice.

Section 5.9  Indemnification and Insurance.

(a) From and after the Effective Time, Parent shall, and shall cause the Company and the Surviving Corporation to, (i) until the sixth (6th) anniversary of the date on which the Effective Time shall occur or, if longer, until all claims for indemnification in respect of any claims made prior to the end of such six (6) year period shall have been finally resolved, indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company (each, an “Indemnitee” and, collectively, the “Indemnitees”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and reasonable expenses (including reasonable fees and expenses of legal counsel) in connection with any Action (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee was a director or officer of the Company or such Subsidiary or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director, officer, employee or agent of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a director, officer, employee, agent, trustee or fiduciary of another Person (including any employee benefit plan)), in each case under (A) or (B), at, or at any time prior to, the Effective Time (including any Action relating in whole or in part to the Transactions), to the fullest extent permitted under applicable Law, and (ii) assume all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in (x) the Company Charter Documents and the organizational documents of such Subsidiaries as currently in effect and (y) the indemnification agreements listed on Section 5.9 of the Company Disclosure Schedule, which shall survive the Transactions and continue in full force and effect in accordance with their respective terms for a period of at least six (6) years. Without limiting the foregoing, Parent shall, from and after the Effective Time and until the sixth (6th) anniversary of the date on which the Effective Time shall occur or, if longer, until all claims for indemnification in respect of any claims made prior to the end of such six (6) year period shall have been finally resolved, cause the certificate of incorporation and by-laws of the Surviving Corporation to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the Company Charter Documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees. In addition, from and after the Effective Time and until the sixth (6th) anniversary of the date on which the Effective Time shall occur or, if longer, until all claims for indemnification in respect of any claims made prior to the end of such six (6) year period shall have been finally resolved, Parent shall, and shall cause the Company and the Surviving Corporation to, advance any expenses (including reasonable fees and expenses of legal counsel) of any Indemnitee under this Section 5.9 (including in connection with enforcing the indemnity and other obligations referred to in this Section 5.9) as incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law.

(b) At the Company’s election, (i) the Company shall obtain prior to the Effective Time “tail” insurance policies with a claims period of at least six (6) years from the Effective Time with respect to the directors’ and officers’ liability insurance in amount and scope no less favorable than the existing policy of the Company for claims arising from facts or events that occurred on or prior to the Effective Time at a cost that does not exceed 250% of the annual premium currently paid by the Company for D&O Insurance (as defined below); or (ii) Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than six (6) years after the Effective Time, the Indemnitees who are insured under the Company’s directors’ and officers’ insurance and indemnification policy with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is no less favorable, taken as a whole, than the existing policy of the Company or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an aggregate amount for the D&O Insurance during such six (6) year period in excess of 250% of the annual premium currently paid by the Company for such insurance; provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) The provisions of this Section 5.9 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 5.9 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.9 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.9 applies shall be third party beneficiaries of this Section 5.9).

(d) In the event that Parent, the Surviving Corporation or any of their respective successors or assigns transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.9.

(e) Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Effective Time) is made against any Indemnitee on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.9 shall continue in effect until the final disposition of such Action.

Section 5.10  Securityholder Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against the Company and/or its directors relating to the Transactions, and no such settlement shall be agreed to without Parent’s prior consent.

Section 5.11  Fees and Expenses.  Except as otherwise provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Transactions are consummated.

Section 5.12  Rule 16b-3.  Prior to the Effective Time, the Company shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act to the extent permitted by applicable Law.

Section 5.13  Employee Matters.  Parent shall, for a period of six (6) months immediately following the Closing Date, cause the Surviving Corporation and its Subsidiaries to provide employees of the Company and its Subsidiaries (the “Company Employees”) during their employment with (x) the same level of base salary as in effect on the Closing Date and (y) employee benefit plans, programs, contracts and arrangements, other than equity-based plans, that are no less favorable, in the aggregate, than similar employee benefit plans, programs, contracts and arrangements provided by the Company and its subsidiaries to Company Employees prior to the Closing Date. Parent or one of its Affiliates shall recognize the service of Company Employees with the Company prior to the Closing Date as service with Parent and its affiliates in connection with any tax-qualified pension plan, 401(k) savings plan, welfare benefit plans and policies (including vacations and holiday policies) maintained by Parent or one of its Affiliates which is made available following the Closing Date by Parent or one of its Affiliates for purposes of any waiting period, vesting, eligibility and benefit entitlement (but excluding benefit accruals other than in the case of severance pay and vacation entitlement), except to the extent such credit would result in a duplication of benefits or is prohibited under Law. Parent shall (i) waive, or cause its insurance carriers to waive, all limitations as to pre-existing and at-work conditions, if any, with respect to participation and coverage requirements applicable to Company Employees under any welfare benefit plan (as defined in Section 3(1) of ERISA) which is made available to Company Employees following the Closing Date by Parent or one of its affiliates to the same extent as under any similar type of welfare benefit plan applicable to Company Employees prior to the Closing Date, and (ii) provide credit to Company Employees for any co-payments, deductibles and out-of-pocket expenses paid by such employees under the employee benefit plans, programs and arrangements of the Company and its subsidiaries during the portion of the relevant plan year including the Closing Date. The provisions of this Section 5.13 are solely for the benefit of the Parties, and no other Person, including any current or former employee of the Company or any of its Subsidiaries or any of their dependents or beneficiaries shall be regarded as a third party beneficiary of this Section 5.13. No provision of this Agreement shall be construed as amending any Company Plan or as limiting the ability of the Company, Parent or any Affiliate of either to terminate the employment of any Company Employee or the service of any Independent Contractor or to amend or terminate any Company Plan.

ARTICLE VI

Conditions Precedent

Section 6.1  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval.  The Company Stockholder Approval shall have been obtained;

(b) Antitrust.  The waiting period (and any extension thereof) applicable to the Merger under the HSR Act and any other applicable competition, merger control, antitrust or similar Law shall have been terminated or shall have expired and the receipt of the approvals and consents have been obtained for merger control filings required under the Foreign Antitrust Laws (including, without limitation, the Canada Transportation Act Condition and the Competition Act Condition); and

(c) No Injunctions or Restraints.  No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.

Section 6.2  Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  The representations and warranties of the Company set forth in (i) Sections 3.3(a), 3.3(b), 3.3(d), 3.5(b), 3.5(f), 3.6(b), 3.18, 3.19 and 3.20 shall be true and correct on and as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (or, with respect to Section 3.18, at and as of the specific date given), (ii) Section 3.2(a) shall be true and correct in all but de minimis respects on and as of the date of this Agreement and as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), and (iii) this Agreement, other than those Sections specifically identified in subclause (i) or (ii) of this paragraph, disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect, shall be true and correct on and as of the date of this Agreement and as of the Closing Date as if made on the Closing Date (or, if given as of a specific date, at and as of such date), except where the failure to be true and correct, individually or in the aggregate, would not constitute a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect;

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect;

(c) Director Resignations.  Parent shall have received written resignation letters from each of the members of the respective board of directors of the Company and its Subsidiaries, effective as of the Effective Time; and

(d) Appraisal Rights.  There shall be no more than 15% Dissenting Shares.

Section 6.3  Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality, shall be true and correct in all material respects, in each case on and as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement or prevent or materially delay consummation of the Transactions. The Company shall have received a certificate signed on behalf of Parent by the chief executive officer or the chief financial officer of Parent to such effect; and

(b) Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer or the chief financial officer of Parent to such effect.

Section 6.4  Frustration of Closing Conditions.  None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its commercially reasonable efforts to consummate the Merger and the other Transactions, as required by and subject to Section 5.4.

ARTICLE VII

Termination

Section 7.1  Termination.  This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval (except as otherwise expressly noted):

(a) by the mutual written consent of the Company and Parent duly authorized by each of their respective boards of directors; or

(b) by either of the Company or Parent:

(i) if the Merger shall not have been consummated on or before May 31, 2011 (the “Walk-Away Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Walk-Away Date was primarily due to the failure of such party to perform any of its obligations under this Agreement; or

(ii) if any Restraint having the effect set forth in Section 6.1(c) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if the issuance of such final, nonappealable Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement; or

(iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; or

(c) by Parent,

(i) if the Company shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2(a) or (b) and (B) cannot be cured by the Company by the earlier of (x) twenty (20) calendar days following receipt of written notice from Parent of such breach or failure or (y) the Walk-Away Date; or

(ii) if: (A) the board of directors of the Company shall have failed to include the Company Board Recommendation in the Proxy Statement or shall have effected a Company Adverse Recommendation Change; (B) at any time prior to the Company Stockholder Approval, the board of directors of the Company shall have failed to recommend against any Takeover Proposal, or failed to reaffirm the Company Board Recommendation, in each case, within five (5) business days after (x) the public announcement of any Takeover Proposal and (y) the receipt of a written request to do so from Parent; (C) the Company enters into a Company Acquisition Agreement; (D) the Company shall have failed to call the Company Stockholders Meeting in accordance with Section 5.1(b) or shall have failed to prepare and mail the Proxy Statement in accordance with Section 5.1(a) and either such breach shall remain uncured for ten (10) business days after the Company’s receipt of written notice thereof from Parent; or (E) the Company or the board of directors of the Company shall have publicly announced its intention to do any of the foregoing; or

(d) by the Company:

(i) if Parent or Merger Sub shall have materially breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3(a) or (b) and (B) cannot be cured by Parent by the earlier of (x) twenty (20) calendar days following receipt of written notice from the Company of such breach or failure or (y) the Walk-Away Date; or

(ii) prior to the receipt of the Company Stockholder Approval, in order to concurrently enter into a Company Acquisition Agreement that constitutes a Superior Proposal, if, (A) the Company has (without giving effect to any materiality qualifiers set forth in Section 5.3) complied in all material respects with the requirements of Section 5.3 and (B) prior to or concurrently with such termination, the Company pays the fee due under Section 7.3 (as contemplated by clause (y) of Section 7.3(a)).

Section 7.2  Effect of Termination.  In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Sections 7.2 and 7.3 and Article VIII and the Confidentiality Agreement in accordance with their respective terms, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company, except (a) the Company may have liability as provided in Section 7.3, and (b) such termination shall not relieve any party from liability for any willful and material breach of this Agreement. For purposes of this Agreement, “willful and material breach” shall mean a material breach that is a consequence of an act or failure to act by the breaching party with the knowledge that such act or failure to act would, or would be reasonably expected to, cause a material breach of this Agreement.

Section 7.3  Termination Fee.

(a) In the event that:

(i) (A) a Takeover Proposal shall have been made, proposed or communicated, after the date of this Agreement and not withdrawn prior to the Company Stockholders Meeting or prior to the termination of this Agreement if there has been no Company Stockholders Meeting, and (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) or by Parent pursuant to Section 7.1(c)(i) and (C) the Company enters into a definitive agreement with respect to any Takeover Proposal, or any Takeover Proposal is consummated, in either case within one (1) year after the date this Agreement; provided that for purposes of clause (C) of this Section 7.3(a)(i), the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%”; or

(ii) this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii); or

(iii) this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii);

then, in any such event under clause (i), (ii) or (iii) of this Section 7.3(a), the Company shall pay as directed by Parent the Termination Fee (as defined below), by wire transfer of immediately available funds (x) in the case of Section 7.3(a)(iii), within two (2) business days after such termination, (y) prior to or currently with such termination if pursuant to Section 7.1(d)(ii), or (z) in the case of Section 7.3(a)(i), two (2) business days after the earlier of the entry into a Company Acquisition Agreement or the consummation of a Takeover Proposal; it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion. As used herein, “Termination Fee” shall mean a cash amount equal to $7,729,106.

(b) Each of the parties hereto acknowledge that the agreements contained in this Section 7.3 are an integral part of the Transactions, and that without these agreements, the other party would not enter into this Agreement; accordingly, if the Company fails to timely pay any amount due pursuant to this Section 7.3, and, in order to obtain the payment, Parent commences a suit which results in a judgment against the Company for the payment set forth in this Section 7.3, the Company shall pay Parent’s reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

ARTICLE VIII

Miscellaneous

Section 8.1  No Survival of Representations and Warranties.  The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article II and Sections 5.9, 5.11, and 5.13 and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

Section 8.2  Amendment or Supplement.  At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by written agreement of the parties hereto, by action taken by their respective boards of directors; provided, however, that following approval of the Transactions by the stockholders of the Company, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval.

Section 8.3  Extension of Time, Waiver, Etc.  At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.4  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.

Section 8.5  Counterparts.  This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.6  Entire Agreement; No Third-Party Beneficiaries.  This Agreement and the Company Disclosure Schedule together with the other instruments referred to herein including the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for (i) if the Effective Time occurs, (A) the right of the Company’s stockholders to receive the Merger Consideration at the Effective Time and (B) the right of the holders of Options to receive the Option Consideration on the Closing Date; and (ii) the provisions of Section 5.9, are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder. Notwithstanding the foregoing, Parent and Merger Sub hereby expressly acknowledge and agree that, prior to the Effective Time, the Company’s measure of damages for a willful and material breach of this Agreement by Parent or Merger Sub may include the loss of the economic benefits of the Transactions to the Company’s stockholders and holders of Options, whether or not this Agreement has been validly terminated pursuant to Article VII.

Section 8.7  Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

(b) Each of the parties hereto, on behalf of itself and its respective Affiliates, (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery or the other courts of the State of Delaware, in each case in connection with any dispute arising out of, in connection with, in respect of, or in any way relating to (A) the negotiation, execution and performance of this Agreement and the Transactions, (B) the interpretation and enforcement of the provisions of this Agreement and any agreements entered into in connection herewith, or (C) any actions of or omissions of any party in any way connected with, related to or giving rise to any of the foregoing matters (clauses (A)-(C) collectively, the “Covered Matters”), (ii) hereby waives, and agrees not to assert as a defense in any Action with regard to or involving a Covered Matter that such Action may not be brought or is not maintainable in said courts or that venue thereof may not be appropriate or that this Agreement or any agreement entered into in connection herewith may not be enforced in any such court, (iii) irrevocably agree that all claims with respect to any such Action shall be heard and determined exclusively by such courts, (iv) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (v) consents to and grants to any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agrees that the mailing of process or other papers in connection with such Action in the manner specified in Section 8.9 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof and (vi) agrees that it will not bring any Action relating to any Covered Matter in any court other than any such court. Each of the parties, on behalf of itself and each of its Affiliates, irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement or the Transactions in Delaware Court of Chancery or other courts of the State of Delaware, as applicable pursuant to clause (i) above, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THE COVERED MATTERS.

Section 8.8  Specific Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Company, Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery or the other courts of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. The Company, on the one hand, and Parent and Merger Sub, on the other hand hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such party or parties, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party or parties under this Agreement.

Section 8.9  Notices.  All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to:

TransForce Inc.
8801 Trans-Canada Highway, Suite 500
Saint-Laurent (Quebec) H4S 1Z6
Canada
Attention: President and Chief Executive Officer
Facsimile: 514-337-4200

with copies (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, New York 10178
Attention: Jonathan D. Morris and R. Alec Dawson
Facsimile: (212) 309-6001

and

Heenan Blaikie LLP
1250 René-Lévesque Blvd. West
Suite 2500
Montreal, Quebec H3B 4Y1
Attention: Neil Wiener
Facsimile (514) 921-1208

If to the Company, to:

Dynamex Inc.
5429 LBJ Freeway, Suite 1000
Dallas, TX 75240
Attention: Ray E. Schmitz
Facsimile: (214) 560-9349

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, TX 75201
Attention: R. Scott Cohen, Esq.
      Jeffrey B. Hitt, Esq.
Facsimile: (214) 746-7777

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 8.10  Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 8.11  Definitions.

(a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“business day” shall mean any day of the year, other than a Saturday or Sunday, on which national banking institutions in the City of New York are open to the public for conducting business and are not required or authorized to close.

“Canada Transportation Act” means the Canada Transportation Act, 1996, c.10 and regulations thereto, as amended.

“Canada Transportation Act Condition” means that notice has been received from the Canadian Minister of Transport that the transaction contemplated in and by this Agreement does not raise issues with respect to the public interest as it relates to national transportation.

“Company Board Recommendation” shall mean the recommendation of the board of directors of the Company to its stockholders that the Company Stockholder Approval be given.

“Company Plan” shall mean (i) each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) any other employee benefit plan, policy or agreement, including without limitation, any stock option, stock purchase, stock award, stock appreciation, phantom stock, deferred compensation, pension, retirement, savings, profit sharing, incentive bonus, health, life insurance, cafeteria, flexible spending, dependent care, fringe benefit, vacation pay, holiday pay, disability, sick pay, workers’ compensation, unemployment, severance, employee loan (other than any 401(k) plan loan), retention, change in control or education assistance plan, policy or agreement, and (iii) any employment or consulting agreement, in each case, which is sponsored or maintained by the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries contributes or is required to contribute, on behalf of current or former employees, Independent Contractors or directors of the Company or its Subsidiaries or their beneficiaries or dependents, other than any governmental plan or program.

“Company Stock Plans” shall mean the Amended and Restated 1996 Stock Option Plan and the 2008 Equity Compensation Plan.

“Competition Act” means the Competition Act, R.S.C. 1985, c. C-34 and regulations thereto, as amended.

“Competition Act Condition” means that either: (i) an advance ruling certificate (an “ARC”) pursuant to Section 102 of the Competition Act has been issued by the Commissioner in respect of the transaction contemplated in and by this Agreement; or (ii) a “no action letter” in respect of the transaction contemplated in and by this Agreement has been received from the Commissioner indicating that the Commissioner has determined that she does not at that time intend to make an application for an order under Section 92 of the Competition Act in respect of the transaction contemplated in and by this Agreement; or (iii) in the event that neither an ARC nor a “no action letter” is issued or received, the relevant waiting period under Section 123 of the Competition Act shall have expired and there shall be no threatened or actual application by the Commissioner for an order under Sections 92 or 100 of the Competition Act.

“Environmental Laws” shall mean: Laws relating to pollution, protection of the environment or human health or safety as related to environmental matters, including Laws relating to emissions, spills, discharges, generation, storage, leaks, injection, leaching, seepage, releases or threatened releases of Hazardous Substances into the environment or otherwise relating to the processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

“Filed Company SEC Documents” shall mean: (i) the Company’s annual report on Form 10-K for the year ended July 31, 2010, as filed with the SEC on September 22, 2010, (ii) the Company’s quarterly report on Form 10-Q for the quarter ended October 31, 2009, as filed with the SEC on December 10, 2009; (iii) the Company’s quarterly report on Form 10-Q for the quarter ended January 31, 2010, as filed with the SEC on March 5, 2010; and (iv) the Company’s quarterly report on Form 10-Q for the quarter ended April 30, 2010, as filed with the SEC on June 4, 2010.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state, provincial or local, municipal, domestic, foreign or multinational or any arbitral authority.

“Hazardous Substance” shall mean: (i) any petroleum, hazardous or toxic petroleum-derived substance or petroleum product, flammable or explosive material, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, foundry sand or polychlorinated biphenyls (PCBs); or (ii) any chemical or other material or substance that is regulated, classified or defined as or included in the definition of “hazardous substance,” “hazardous waste,” “hazardous material,” “extremely hazardous substance,” “restricted hazardous waste,” “toxic substance,” “toxic pollutant,” “pollutant” or “contaminant” under any applicable Law, or any similar denomination intended to classify substance by reason of toxicity, carcinogenicity, ignitability, corrosivity or reactivity under any applicable Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IC Entities” shall mean an entity that has a contractual relationship with the Company or any of its Affiliates whereby such entity provides certain services for the Company or its Affiliates as an independent contractor.

“Indebtedness” shall mean: (i) all of the indebtedness for borrowed money of the Company or any of its Subsidiaries; (ii) all obligations of the Company or any of its Subsidiaries evidenced by notes, bonds, debentures or similar instruments; (iii) all obligations of the Company or any of its Subsidiaries for the deferred purchase price of property or services; (iv) all obligations of the Company or any of its Subsidiaries under capitalized leases with respect to which any of them are liable as an obligor; (v) all indebtedness of the Company or any of its Subsidiaries created or arising under any conditional sale or other title retention agreement; (vi) all outstanding obligations of the Company or any of its Subsidiaries under acceptance, letter of credit or similar facilities or surety bonds; (vii) all indebtedness of the type described in clauses (i) through (vi) above guaranteed, directly or indirectly, in any manner by the Company or any of its Subsidiaries, including interest and penalties thereon; (viii) any indebtedness of the type described in clauses (i) through (vii) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on assets or property owned by the Company or any of its Subsidiaries.

“Independent Contractor” shall mean an independent contractor, dependent contractor or consultant who is a natural person.

“Knowledge” of the Company shall mean, with respect to any matter in question, the knowledge after reasonable inquiry of the Persons set forth in Section 8.11 of the Company Disclosure Schedule.

“Liens” shall mean all liens, pledges, security interests and other encumbrances.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Revolver” shall mean the revolving credit facility pursuant to that certain Credit Agreement, dated as of March 2, 2004, by and among the Company, as borrower, and certain of its Subsidiaries, as guarantors, and Bank of America, N.A., as administrative agent and a lender, as amended through the date of this Agreement and with respect to which Parent has prior to the date of this Agreement been provided with copies thereof.

“SEC” shall mean the Securities and Exchange Commission.

“Subsidiary” when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity and more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Taxes” shall mean (i) all federal, state, provincial, local, municipal or foreign taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, assessments and charges of any kind whatsoever, and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (i).

“Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

‘‘Transactions” refers collectively to this Agreement and the transactions contemplated hereby, including the Merger.

The following terms are defined on the page of this Agreement set forth after such term below:

Acceptable Confidentiality Agreement	35
Action	16
Affiliate	54
Agreement	1
Antitrust Laws	39
ARC	55
Balance Sheet Date	15
Bankruptcy and Equity Exception	11
business day	54
Canada Transportation Act	54
Canada Transportation Act Condition	54
Certificate	4
Certificate of Merger	2
Closing	2
Closing Date	2
Code	6
Company	1
Company Acquisition Agreement	37
Company Adverse Recommendation Change	37
Company Board Recommendation	54
Company Charter Documents	9
Company Common Stock	3
Company Contracts	24
Company Disclosure Schedule	8
Company Employees	44
Company Intellectual Property	21
Company Material Adverse Effect	8
Company Material Contract	24
Company Owned Intellectual Property	21
Company Owned Software	21
Company Pension Plan	19
Company Performance Unit	7
Company Plan	18, 54
Company Preferred Stock	10
Company Registered Intellectual Property	21

Company Restricted Stock	7
Company SEC Documents	13
Company Stock Plans	55
Company Stockholder Approval	13
Company Stockholders Meeting	32
Competition Act	55
Competition Act Condition	55
Contract	12
Copyrights	22
Covered Matters	51
D&O Insurance	43
DashNow Merger Sub	1
DashNow Parent	1
DGCL	2
Dissenting Shares	6
Dissenting Stockholders	6
Effective Time	2
Environmental Laws	55
ERISA	54
ERISA	18
Exchange Act	13
Fairness Opinion	26
Filed Company SEC Documents	55
Foreign Antitrust Laws	13
GAAP	55
Governmental Authority	56
Hazardous Substance	56
HSR Act	56
IC Entities	56
Indebtedness	56
Indemnitee	42
Indemnitees	42
Independent Contractor	56
Individual Agreements	18
Intellectual Property Rights	21
IRS	17
Knowledge	57
Laws	16
Liens	57
Marks	21
Merger	1
Merger Consideration	4
Merger Sub	1
Non-U.S. Company Plans	18
Option	7

Option Consideration	7
Parent	1
Patents	21
Paying Agent	4
Permits	16
Person	57
Prior Merger Agreement	1
Proxy Statement	13
Real Property Leases	25
Representatives	35
Restraints	45
Revolver	57
SEC	57
Securities Act	9
Software	22
Subsidiary	57
Subsidiary Documents	10
Superior Proposal	38
Surviving Corporation	2
Takeover Proposal	38
Tax Returns	57
Taxes	57
Termination Fee	49
Trade Secrets	22
Transactions	57
U.S. Company Plans	18
Walk-Away Date	47
willful and material breach	48

Section 8.12  Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless the context otherwise requires, the word “or” is not exclusive. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted assigns and successors.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.13  Non-Recourse.  Each party hereto covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, an Action arising under or in connection with, this Agreement or the transactions contemplated hereby, except against the other parties hereto. Any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against Persons that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein. No former, current or future direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees of the Company, Parent or Merger Sub or any of their respective Affiliates shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of the Company, Parent or Merger Sub under this Agreement or of or for any Action based on, in respect of, or by reason of, the transactions contemplated hereby (including the breach, termination or failure to consummate such transactions), in each case whether based on Contract, tort, strict liability, other Laws or otherwise and whether by piercing the corporate veil, by a claim by or on behalf of a party hereto or another Person or otherwise.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed and delivered as of the date first above written.

TRANSFORCE INC.

By:	/s/ Alain Bédard
Name:     Alain Bédard

Title:	Chairman, President and Chief Executive Officer

TRANSFORCE ACQUISITION CORP.

By:	/s/ Alain Bédard
Name:     Alain Bédard

Title:	Chairman, President and Chief Executive Officer

DYNAMEX INC.

By:	/s/ James L. Welch
Name:     James L. Welch

Title:	Chief Executive Officer and President

[Agreement and Plan of Merger]

Jackson T. Stephens, 1923-2005
Chairman Emeritus in Perpetuity

December 14, 2010

The Board of Directors of
Dynamex Inc.
5429 LBJ Freeway, Suite 1000
Dallas, Texas 75240

Gentlemen:

We have acted as your financial advisor in connection with the proposed merger of TransForce Acquisition Corp. (“Merger Sub”), an indirect wholly owned subsidiary of TransForce Inc. (“Parent”), with and into Dynamex Inc. (the “Company”) (collectively, the “Transaction”). The terms and conditions of the Transaction are more fully set forth in the Agreement and Plan of Merger, dated as of December 14, 2010 (the “Agreement”). As a result of all such terms and conditions, we understand that the consideration for each issued and outstanding share of common stock of the Company, par value $.01 per share (the “Common Stock”), except for canceled and dissenting shares (as described in the Agreement) will be converted into the right to receive $25.00 per share in cash, without interest.

You have requested our opinion as to whether the Transaction is fair to the Company’s public shareholders from a financial point of view. For purposes of this letter, the ‘public shareholders’ of the Company means the holders of outstanding shares of the Company’s common stock, other than the Parent and its directors, officers and affiliates and the directors, officers, managers and affiliates of the Company.

In connection with rendering our opinion we have:

(i)	analyzed certain publicly available financial statements and reports regarding the Company;

(ii)	analyzed certain internal financial statements and other financial and operating data (including financial forecasts for fiscal years 2011-2015) concerning the Company prepared by the management of the Company;

(iii)	reviewed the reported prices and trading activity for the Common Stock of the Company;

(iv)	compared the financial performance of the Company and the prices and trading activity of the common stock with that of certain other comparable publicly-traded companies and their securities;

(v)	reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

(vi)	reviewed the forecasted potential future cash flows of the Company;

(vii)	reviewed the most recent draft provided to us of the Agreement and related documents;

(viii)	discussed with management of the Company the operations of and future business prospects for the Company;

(ix)	assisted in your deliberations regarding the material terms of the Transaction and your negotiations with the Parent; and

(x)	performed such other analyses and provided such other services as we have deemed appropriate.

Stephens Inc.	300 Crescent Court	214-258-2700 t	www.stephens.com
Investment Banking	Suite 600	214-258-2750 f
	Dallas, TX 75201	877-749-9991

December 14, 2010

We have relied on the accuracy and completeness of the information and financial data provided to us by the Company and of the other information reviewed by us in connection with the preparation of our opinion, and our opinion is based upon such information. We have not assumed any responsibility for independent verification of the accuracy or completeness of any of such information or financial data. The management of the Company has assured us that they are not aware of any relevant information that has been omitted or remains undisclosed to us. We have not assumed any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of the Company or the Parent, and we have not been furnished with any such evaluations or appraisals; nor have we evaluated the solvency or fair value of the Company or the Parent under any laws relating to bankruptcy, insolvency or similar matters. We have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecasts prepared by the management of the Company we have assumed that such financial forecasts have been reasonably prepared and reflect the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We have also assumed that the representations and warranties contained in the Agreement and all related documents are true, correct and complete in all material respects.

As part of our investment banking business, we regularly issue fairness opinions and are continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. We are familiar with the Company; we regularly publish research reports on the Company; and we have previously provided investment banking services to the Company. We serve as financial adviser to the Board of Directors of the Company in connection with the Transaction, and we are entitled to receive from the Company reimbursement of our expenses and a fee for our services as financial adviser to the Company, a significant portion of which is contingent upon the consummation of the Transaction. We are also entitled to receive a fee from the Company for providing our fairness opinion to the Company, which fee is not contingent upon consummation of the Transaction. The Company has also agreed to indemnify us for certain liabilities arising out of our engagement, including certain liabilities that could arise out of our providing this opinion letter. Stephens expects to pursue future investment banking services assignments from participants in this Transaction. In the ordinary course of business, Stephens Inc. and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt or equity securities or options on securities of the Company or of any other participant in the Transaction.

We are not legal, accounting, regulatory or tax experts and have relied solely, and without independent verification, on the assessments of the Company and its other advisors with respect to such matters.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion. We have assumed that the Transaction will be consummated on the terms of the latest draft of the Agreement provided to us, without material waiver or modification. We have assumed that in the course of obtaining the necessary regulatory, lending or other consents or approvals (contractual or otherwise) for the Transaction, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that would have a material adverse effect on the contemplated benefits of the Transaction to the public shareholders of the Company. We are not expressing any opinion herein as to the price at which the Common Stock or any other securities of the Company will trade following the announcement of the Transaction.

This opinion is for the use and benefit of the Board of Directors of the Company for the purposes of its evaluation of the Transaction. Our opinion does not address the merits of the underlying decision by the Company to engage in the Transaction, the merits of the Transaction as compared to other alternatives potentially available to the Company or the relative effects of any alternative transaction in which the

December 14, 2010

Company might engage, nor is it intended to be a recommendation to any person as to how to vote in connection with the Transaction. This opinion is not intended to confer any rights or remedies upon any other person. In addition, except as explicitly set forth in this letter, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company other than the public shareholders of the Common Stock. We have not been asked to express any opinion, and do not express any opinion, as to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or to any group of such officers, directors or employees, relative to the compensation to other shareholders of the Company. Our fairness opinion committee has approved the opinion set forth in this letter. Neither this opinion nor its substance may be disclosed by you to anyone other than your advisors without our written permission, except that (A) the Company may provide a copy of this opinion to Merger Sub and Parent and their respective advisors and (B) this opinion and a summary discussion of our underlying analyses and role as financial adviser to the Company may be included in communications to shareholders of the Company and in any materials required to be filed by the Company with the Securities and Exchange Commission, provided that we approve of the content of such disclosures prior to any filing or publication of such shareholder communications.

Based on the foregoing and our general experience as investment bankers, and subject to the qualifications stated herein, we are of the opinion on the date hereof that the consideration to be received by the public shareholders of the Company in the Transaction is fair to them from a financial point of view.

Very truly yours,

STEPHENS INC.

ANNEX C

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

DYNAMEX INC.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by
1:00 a.m., Central Time, on XXXXXX XX, 20XX.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/DDMX • Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US TERRITORIES & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Special Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The board of Directors recommends a vote “FOR” Proposals 1 and 2.

	For	Against	Abstain	+

1. To adopt the Agreement and Plan of Merger, dated as of December 14, 2010, as it may be amended from time to time, by and among Dynamex Inc., TransForce Inc., and TransForce Acquisition Corp.	☐	☐	☐

2. To approve any adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Agreement and Plan of Merger.
	☐	☐	☐

NOTE: The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted “FOR” Proposals 1 and 2.

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Special Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as names(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — DYNAMEX INC.

5429 LBJ Freeway, Suite 1000, Dallas, Texas 75240
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF
STOCKHOLDERS TO BE HELD ON [      , 20   ]
The stockholder(s) hereby appoints James Welch and Wayne Kern, and each of them, with full power of substitution, proxies of the stockholder(s), to represent the stockholder(s) and to vote, as specified on the reverse side, all shares of common stock of Dynamex Inc. held of record by the stockholder(s) as of [      , 20   ] at the special meeting of stockholders of Dynamex Inc. to be held on [      , 20   ] at [__] a.m., local time, at the offices of Dynamex Inc., 5429 LBJ Freeway, Suite 900, Dallas, Texas, and at any postponement or adjournment thereof, upon the matters listed on the reverse side, all as more fully described in the proxy statement for the special meeting (receipt of which the stockholder(s) hereby acknowledge), and, in the discretion of the proxies, on any other matters as may properly come before the meeting.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2. ANY AND ALL PROXIES HERETOFORE GIVEN ARE HEREBY REVOKED.
(Continued and to be marked, signed and dated on the reverse side.)